UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement

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☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material under §240.14a-12

Crown Castle Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REVISED PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED APRIL 4, 2024

[__], 2024
Dear Stockholder:
It is our pleasure to invite you to attend the 2024 Annual Meeting of Stockholders ("Annual Meeting") of Crown Castle Inc. ("Company"). The meeting will be held on [__], 2024 at [__]. The Notice of Annual Meeting and Proxy Statement ("Proxy Statement") accompanying this letter describe the business to be conducted at the Annual Meeting.
The Board of Directors ("Board") welcomes this opportunity to have a dialogue with our stockholders and looks forward to your comments and questions regarding the Company. You can find information about the Company and its strategy to create long-term stockholder value in "Item I. Business—Strategy" of our Annual Report on Form 10-K for the year ended December 31, 2023 ("2023 Form 10-K").
We acknowledge that our stockholder returns have been disappointing and not what we or our investors expect from the Company. I want to assure you that the Board is taking action to improve the performance of the Company. First, following the retirement of Jay Brown as our President and Chief Executive Officer ("CEO"), we have appointed Board member and former longtime Verizon executive, Tony Melone, as our Interim President and CEO. Tony is working to improve our current operating performance and provide stability to our customers and team members. Additionally, we have formed a CEO Search Committee that is working to find our next leader. We have also formed a Fiber Review Committee that is analyzing both the operating and strategic options for the Company regarding the fiber business. We expect to share an update of these committees' work in the near future. We remain confident that the actions we are taking to orient the business for long-term success will enhance stockholder value and build on the Company’s strong foundation.
We have also strengthened the Board by adding four highly qualified members over the past year to ensure we have the right skill sets to guide the Company into the future. Kevin Kabat brings us public company CEO experience from Fifth Third Bancorp and valuable experience from serving as the chair of several public company boards. Jason Genrich brings deep financial acumen as well as analytical and board experience across the telecom and technology landscape. Sunit Patel brings fiber/telecom experience as the former Chief Financial Officer ("CFO") of Level 3 and Executive Vice President of mergers and integration at T-Mobile. Finally, Brad Singer brings both tower operating experience and strong financial acumen as the former CFO of both American Tower and Discovery Communications, and as a former Investment Partner and the Chief Operating Officer of ValueAct Capital.
The Board values stockholders' perspectives regarding the Company's strategy, performance and business objectives. In the past year, the Company spoke with investors representing more than 50% of our outstanding shares of common stock. The Board appreciates the feedback and suggestions received throughout 2023, which informed our deliberations and actions. We are committed to maintaining this constructive engagement moving forward, with the shared goal of enhancing stockholder value.
Your vote is especially important at this year's Annual Meeting. The Board unanimously recommends that you use the WHITE proxy card to vote FOR only the twelve (12) nominees proposed by the Board, and as the Board recommends on all other proposals.
Your vote is especially important at this year's Annual Meeting. The Board unanimously recommends that you use the WHITE proxy card to vote FOR only the twelve (12) nominees proposed by the Board, and as the Board recommends on all other proposals.
The Board strongly urges that you use the WHITE proxy card to vote FOR only the twelve (12) nominees proposed by the Board, and as the Board recommends on all other proposals. As you may have seen, Theodore B. Miller, Jr. (together with Boots Capital Management, LLC and other entities and persons affiliated or associated with Mr. Miller, collectively, "Boots Group"), has provided notice of his intent to nominate Mr. Miller, Charles Campbell Green III, Tripp H. Rice and David P. Wheeler (collectively, "Boots Group Nominees") for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board and to bring a proposal to amend our Amended and Restated By-Laws ("Boots

REVISED PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED APRIL 4, 2024
Group By-Laws Proposal") before the Annual Meeting. You may receive solicitation materials from the Boots Group, including an opposition proxy statement and gold proxy card. The Board does not endorse the Boots Group Nominees or the Boots Group By-Laws Proposal and unanimously recommends that you use the WHITE proxy card to vote FOR only the twelve (12) nominees proposed by the Board, each of whom is highly qualified, and as the Board recommends on all other proposals.
It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please promptly cast your vote only by WHITE proxy card in one of the ways outlined in the following Proxy Statement in order to have your shares voted at the Annual Meeting.
We appreciate your continued support of Crown Castle, and we look forward to seeing you on [__], 2024.
Kind Regards,
P. Robert Bartolo
Chair of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
[__], 2024
[__] (Central Time)
[__]
[__], 2024
Dear Stockholder:
You are invited to the 2024 Annual Meeting of Stockholders ("Annual Meeting") of Crown Castle Inc. ("Company"). The Annual Meeting will be held at the time and place noted above. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:
Company Proposals
•the election of twelve (12) director nominees for a one-year term;
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2024; and
•a non-binding, advisory vote to approve the compensation of our named executive officers.
Stockholder Proposal
•a proposal by the Boots Group (as defined below) to repeal each provision of, or amendment to, our Amended and Restated By-Laws adopted by the Board of Directors of the Company ("Board") without stockholder approval subsequent to December 19, 2023 and up to and including the date of the Annual Meeting, if such proposal is properly brought before the Annual Meeting ("Boots Group By-Laws Proposal").
Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders at the close of business on [__], 2024 ("Record Date") will be entitled to vote at the Annual Meeting, and, unless a new record date is set, any adjournment or postponement of the meeting. Please submit your proxy in advance of the Annual Meeting in any of the following ways:
•Mail. Mark, sign, date and return the WHITE proxy card or voting instruction form (see instructions on the Notice of Internet Availability of Proxy Materials ("Proxy Materials Notice") on how to request a printed proxy card or voting instruction form);
•Phone.
◦Stockholders of record: Call the toll-free number listed on your WHITE proxy card or voting instruction form.
◦Beneficial owners of our stock: Follow the voting instructions provided by your bank, broker or other nominee to determine whether you may vote by telephone.
•Internet. Visit the website listed on your WHITE proxy card or voting instruction form or Proxy Materials Notice and follow the instructions provided.
Have your WHITE proxy card or voting instruction form or Proxy Materials Notice in front of you when submitting a proxy by phone or the Internet; it contains important information that is required to cast your vote. Alternatively, you may vote your shares at the Annual Meeting, subject to the applicable voting deadlines. For important information regarding attending and voting at the Annual Meeting, see "IX. Information About the Annual Meeting."
Your vote is especially important at this year's Annual Meeting. As you may have seen, Theodore B. Miller, Jr. (together with Boots Capital Management, LLC and other entities and persons affiliated or associated with Mr. Miller, collectively, "Boots Group"), has provided notice of his intent to nominate Mr. Miller, Charles Campbell Green III, Tripp H. Rice and David P. Wheeler (collectively, "Boots Group Nominees") for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board and to bring the Boots Group By-Laws Proposal before the Annual Meeting. You may receive solicitation materials from the Boots Group, including proxy statements and gold proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to the Boots Group, its nominees or the Boots Group By-Laws Proposal contained in solicitation materials filed or disseminated by or on behalf of the Boots Group or any other statements the Boots Group may make.
Our Board does not endorse the Boots Group Nominees or the Boots Group By-Laws Proposal and unanimously recommends that you use the WHITE proxy card to vote FOR only the twelve (12) nominees proposed by our Board, and as our Board recommends on all other proposals. Our Board strongly urges you to discard and NOT to vote using any gold proxy card sent to you by the Boots Group. If you have already submitted a gold proxy card, you can revoke such proxy and vote for the Company's director nominees and on the other matters to be voted on at the Annual Meeting by marking, signing, dating and returning the WHITE proxy card by mail in the postage-paid envelope provided, or by voting via Internet or telephone by following the instructions on your WHITE proxy card, WHITE voting instruction form or Proxy Materials Notice. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to the Annual Meeting as described in the accompanying proxy statement.
PLEASE NOTE THAT YOUR WHITE PROXY CARD HAS MORE NAMES ON IT THAN THERE ARE SEATS UP FOR ELECTION, PURSUANT TO THE REQUIREMENT CALLED A "UNIVERSAL PROXY CARD." THIS MEANS THAT THE COMPANY'S WHITE PROXY CARD IS REQUIRED TO LIST THE BOOTS GROUP NOMINEES IN ADDITION TO THE COMPANY'S DIRECTOR NOMINEES. PLEASE MARK YOUR WHITE PROXY CARD CAREFULLY AND ONLY VOTE "FOR" THE NOMINEES AND PROPOSALS RECOMMENDED BY THE BOARD AND "AGAINST" THE BOOTS GROUP BY-LAWS PROPOSAL.
Your vote is extremely important no matter how many shares you own. To be sure your vote counts and to ensure a quorum, please cast your vote on the WHITE proxy card in advance of the Annual Meeting in one of the ways outlined above, whether or not you plan to attend the Annual Meeting.
If you have any questions or require any assistance with voting your shares, please call the Company's proxy solicitor:
INNISFREE M&A INCORPORATED
at
(877) 717-3904 (toll-free from the United States and Canada)
or
+1 (412) 232-3651 (from other locations)

By Order of the Board of Directors,
Donald J. Reid
Corporate Secretary

TABLE OF CONTENTS

		Page			Page
I.	Proxy Statement Summary	1		Compensation Committee 2023 Report	70
II.	Background to the Solicitation	8		Summary Compensation Table	71
III.	Reasons for Board's Recommendation to Vote FOR Company Nominees	20		All Other Compensation Table	73
IV.	Election of Directors	25		Grants of Plan-Based Awards in 2023	74
	Proposal	25		Outstanding Equity Awards at 2023 Fiscal Year-End	76
	Company Nominees for Director—For a Term Expiring in 2025	27		Option Exercises and Stock Vested in 2023	78
	Board Matrix	39		Potential Payments Upon Termination of Employment	78
	Board Leadership Structure	41		CEO Pay Ratio	81
	Meetings	41		Pay Versus Performance	82
	Risk Oversight	41	VII.	Boots Group By-Laws Proposal	87
	Board Committees	42	VIII.	Other Matters	89
	Board Independence	46		Beneficial Ownership of Common Stock	89
	Board Compensation	46		Delinquent Section 16(a) Reports	91
	Director Compensation Table for 2023	47		Stockholder Recommendation of Director Candidates	91
	Certain Relationships and Related Transactions	47		Stockholder Nominations and Proposals for 2025 Annual Meeting	91
V.	Ratification of Appointment of Independent Registered Public Accountants	49		Expenses Relating to this Proxy Solicitation	92
	Proposal	49		Available Information	92
	Audit Committee Matters	50		Householding of Proxy Materials	93
	Audit Committee 2023 Report	50		Stockholder Communications	93
VI.	Executive Compensation	52	IX.	Information About the Annual Meeting	94
	Proposal	52		Appendix A, Independence Categorical Standards	A-1
	Executive Officers	53		Appendix B, Non-GAAP Financial Measures	B-1
	Compensation Discussion and Analysis	54		Appendix C, Supplemental Information Regarding Participants in the Solicitation	C-1
Unless this proxy statement ("Proxy Statement") indicates otherwise or the context otherwise requires, the terms, "we," "our," "our Company," "the Company" or "us" as used in this Proxy Statement refer to Crown Castle Inc. and its predecessor (organized in 1995), as applicable, each a Delaware corporation.

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
I.  PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information you should consider, so please read the entire Proxy Statement carefully before voting. For additional information regarding our 2023 performance, see the Company's Annual Report on Form 10-K for the year ended December 31, 2023 ("2023 Form 10-K").
The proxy materials are being distributed via mail or made available via the Internet to our stockholders on or about [__], 2024.
2024 Annual Meeting of Stockholders
You are invited to attend the 2024 Annual Meeting of Stockholders ("Annual Meeting"). You may attend and participate at the Annual Meeting if you are (1) a stockholder of record as of the close of business on [__], 2024 ("Record Date"), (2) a legal proxy for a stockholder of record as of the Record Date or (3) a beneficial owner with evidence of ownership as of the Record Date (such as a letter from the bank, broker or other nominee through which you hold your shares confirming your ownership or a bank or brokerage firm account statement). If you are a stockholder of record who plans to attend the Annual Meeting, please mark the appropriate box on your proxy card (or note your intention to attend when prompted via Internet or telephone proxy submission). For all attendees, a valid, government-issued picture identification must be presented to attend the Annual Meeting. For additional information about the Annual Meeting, see "IX. Information About the Annual Meeting."
Voting Matters and Board Recommendations
The following table summarizes the four proposals to be voted on at the Annual Meeting, if properly brought before the Annual Meeting, and the voting recommendation of our Board of Directors ("Board") for each proposal. The Board urges you to use the WHITE proxy card or voting instruction form, as applicable, to vote "FOR" only each of the Company's twelve (12) director nominees and otherwise in accordance with the Board's recommendations. We will also act on other business that may be properly raised before the Annual Meeting.

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary

How to Vote
Your vote is very important. We encourage you to cast your vote or submit your proxy using the WHITE proxy card by one of the methods shown below. The Board urges you to disregard any solicitation materials, including any gold proxy card, that may be sent to you by Theodore B. Miller, Jr. (together with Boots Capital Management, LLC and other entities and persons affiliated or associated with Mr. Miller, collectively, "Boots Group"). For detailed voting instructions, see "IX. Information About the Annual Meeting."
2023 Business Performance Highlights
Our strategy is to create long-term stockholder value via a combination of (1) growing cash flows generated from our existing portfolio of communications infrastructure, (2) returning a meaningful portion of our cash generated by operating activities to our common stockholders in the form of dividends and (3) investing capital efficiently to grow cash flows and long-term dividends per share, which is reflected in the following results for 2023:

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
Snapshot of the Company's Director Nominees
The following tables provide summary information about our director nominees, all of which have the unanimous recommendation of the Board. For additional information about our director nominees see "IV. Election of Directors—Company Nominees for Director—For a Term Expiring in 2025."

| | Name | Age | Director Since | Principal Occupation | Independent | Committee Memberships | Other Public Company Boards |
|---|---|---|---|---|---|---|---|
|  | **P. Robert Bartolo**<br>Board Chair | 52 | 2014 | Former Portfolio Manager, T. Rowe Price Group, Inc. | • | • Audit<br>• CEO Search**<br>• Compensation<br>• Fiber Review** (C)<br>• Strategy | 1 |
|  | **Cindy Christy** | 58 | 2007 | President, Asurion, LLC | • | • Compensation<br>• NESG*<br>• Strategy | |
|  | **Ari Q. Fitzgerald** | 61 | 2002 | Partner and Leader of Communications, Internet and Media Practice, Hogan Lovells US LLP | • | • Compensation<br>• NESG*<br>• Strategy | |
|  | **Jason Genrich** | 37 | 2024 | Equity Partner and Senior Portfolio Manager, Elliott Investment Management L.P. | • | • CEO Search**<br>• Fiber Review** | |
|  | **Andrea J. Goldsmith** | 59 | 2018 | Dean of Engineering and Applied Science, Princeton University | • | • NESG*<br>• Strategy (C) | 2 |
|  | **Tammy K. Jones** | 58 | 2020 | Founder and CEO, Basis Investment Group, LLC | • | • Audit<br>• CEO Search** (C)<br>• NESG* (C)<br>• Strategy | 1 |
|  | **Kevin T. Kabat** | 67 | 2023 | Former CEO, Fifth Third Bancorp | • | • CEO Search**<br>• Compensation<br>• NESG* | 2 |
|  | **Anthony J. Melone** | 63 | 2015 | Interim President and CEO, Crown Castle Inc. | | • Fiber Review**<br>• Strategy | |
|  | **Sunit S. Patel** | 62 | 2024 | CFO, Ibotta, Inc. | • | • Audit<br>• Fiber Review** | |
|  | **Bradley E. Singer** | 57 | 2024 | Former Investment Partner and COO, ValueAct Capital | • | • Audit | 2 |
|  | **Kevin A. Stephens** | 62 | 2020 | Former EVP and President, Business Services Division, Altice USA, Inc. | • | • Audit (C)<br>• Compensation<br>• Fiber Review**<br>• Strategy | 1 |
|  | **Matthew Thornton, III** | 65 | 2020 | Former EVP and COO, FedExFreight, FedEx Corporation | • | • Compensation (C)<br>• Strategy | 2 |

(C) Committee Chair
* Nominating, Environmental, Social and Governance Committee
**Fiber Review Committee and CEO Search Committee were formed in January 2024.

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
Corporate Governance Highlights
We recognize the importance of a robust corporate governance framework to promote the interests of our stockholders. Our corporate governance highlights include:

✓ Annual election of directors by majority vote(a)	✓ Stock ownership and retention guidelines
✓ 11 out of 12 independent Company director nominees	✓ Annual Board and committee evaluations
✓ Range of Company director nominee tenures	✓ One-share, one-vote standard
✓ Separate CEO and independent Board Chair	✓ Mandatory retirement age (72 years of age)
✓ Regular Board executive sessions	✓ Proxy access
✓ Board diversity	✓ No "poison pill"

(a)    In an uncontested election, with plurality voting applying in a contested election.
2023 Sustainability Highlights
We are committed to operating responsibly and ethically and consider governance, social and environmental impacts as we make business decisions. For over 25 years, we have met the increased need for data and connectivity through a shared infrastructure model. We build once and use our infrastructure for multiple tenants, resulting in the use of fewer resources – including water, energy, metals and other materials – than would otherwise be needed to construct and maintain communications infrastructure.
Governance
The Board is actively engaged in the oversight of our strategy for long-term sustainability and value creation, including overseeing and assessing our risk management strategy. We believe that the skills and diversity of the Board remain a strength. As a leading owner and operator of essential infrastructure, fostering a culture of safety is paramount to our business.

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
Social
We believe that cultivating an inclusive culture is important for driving employee engagement and catalyzing our best work. We believe that partnerships with diverse suppliers make our community, business and supply chain stronger, and we are taking actions that we anticipate will position us to make progress toward our diverse supplier spend goal in the coming years.
Environmental
We remain focused on making decisions that are good for both the environment and our business, and we are continuing to make progress toward our goal to be carbon neutral in Scope 1 and 2 emissions by 2025. In 2023, we made progress in the sourcing of renewable energy to power our operations and converting our tower lighting systems to LED.
Additional information regarding our sustainability initiatives and progress is available through the Investors section of our website at https://investor.crowncastle.com. The additional information on our website, including our most recent Environmental, Social and Governance ("ESG") Report, is not, and shall not be deemed to be, incorporated by reference into this Proxy Statement or any other filings with the Securities and Exchange Commission ("SEC") unless expressly noted in any such other filings.
Executive Compensation
Rewarding improvement in our financial and operating results and the creation of stockholder value are key characteristics of our compensation philosophy, which serves as the foundation of our executive compensation program. To align the interests of our executives with those of our stockholders, the focus of our executive compensation program is on incentive compensation that emphasizes "pay-for-performance," rewarding our executives for performance against pre-established financial goals and total shareholder return ("TSR"). Our executive compensation program is discussed in detail in section "VI. Executive Compensation."
Alignment of Pay and Performance
We seek to align the interests of our named executive officers ("NEOs"), including our chief executive officer ("CEO"), with the interests of our stockholders. Our executive compensation program aligns a significant portion of our NEOs' compensation with the total return experienced by our stockholders. For additional information regarding the alignment of pay and performance, see "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Summary."

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
2023 Pay Components
As part of our executive compensation program, we provide our NEOs with a base salary, short-term incentives ("STIs") and long-term incentives ("LTIs"). We allocate compensation among these components based on our belief that the majority of executive compensation should be paid in the form of performance-based, variable compensation, with a greater emphasis on "at risk" pay for senior executives who have greater responsibility for the business.
As illustrated below, the compensation pay mix for our CEO and all other NEOs during 2023 reflects our objectives of linking pay to performance and aligning executives' interests with those of our stockholders. The compensation pay mix for all other NEOs reflects the average compensation for all of our NEOs as a group, excluding the CEO, for 2023. For an individual breakdown of the compensation allocation for each of our NEOs, see "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements."
The following illustrates the make-up of, and performance metrics attributable to, the STIs and LTIs awarded to our NEOs in 2023. For additional information on the STIs and LTIs, see "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements."

CROWN CASTLE INC.	2024 PROXY STATEMENT

2024 Proxy Statement Summary
Say-on-Pay
Our stockholders have historically approved our say-on-pay proposal at a high rate, with approximately 96% of votes cast in favor of our executive compensation program at our 2023 annual meeting of stockholders ("2023 Annual Meeting"). Over the past five years, the average stockholder approval of our executive compensation program was 97%.

CROWN CASTLE INC.	2024 PROXY STATEMENT

II. BACKGROUND TO THE SOLICITATION
The summary below details significant communications and interactions leading to the solicitation, including those between representatives of the Company and representatives of the Boots Group in connection with the Boots Group's nomination of four individuals for election to the Board at the Annual Meeting. This summary does not purport to catalog every conversation of or among members of the Board, Company management, Company advisors and representatives of the Boots Group and its advisors relating to the Boots Group's solicitation. This summary also covers other material events impacting the Company during this period.
Ted Miller's Initial Outreach and Solicitation of Business from the Company
In May 2023, Theodore ("Ted") B. Miller, Jr., former CEO (until 2001) and Chairman (until 2002) of the Company, contacted representatives of the Company, including Philip M. Kelley, Executive Vice President ("EVP")—Corporate Development and Strategy, and Catherine Piche, then EVP and Chief Operating Officer ("COO")—Towers, to solicit potential business from the Company on behalf of Visual Intelligence, LP ("Visual Intelligence"), a company that Mr. Miller founded and for which he is the chairman and majority shareholder. At that time, Visual Intelligence did not have any active business relationship with the Company, but had previously held discussions with the Company's tower operations group and had conducted initial field tests on a limited number of the Company's towers in relation to drone flights for tower inspections and digital twins.
On July 20, 2023, Mr. Miller had a meeting with certain management representatives of the Company, during which he sought to solicit business from the Company's towers business on behalf of Visual Intelligence. Following the meeting, Mr. Miller emailed such representatives to express his interest in additional meetings with the Company to delve further into the possible digitization of the Company's assets, with the goal of arranging sales of services of Visual Intelligence to the Company.
On August 6, 2023, Mr. Miller sent Mr. Kelley a text message regarding Ms. Piche, who had notified the Company on August 2, 2023 of her intention to resign from the Company effective September 30, 2023. In this message, Mr. Miller requested that Mr. Kelley provide Mr. Miller with a different Company contact to continue discussions regarding opportunities for Visual Intelligence to provide services to the Company's towers business. Mr. Kelley responded to Mr. Miller's message, but, in light of the fact that the Company was in the process of implementing new leadership for the towers business following Ms. Piche's departure, Mr. Kelley did not provide Mr. Miller with a replacement contact at such time.
On August 7, 2023, Mr. Miller sent P. Robert Bartolo, the Company's Board Chair, a message on LinkedIn. In this message, Mr. Miller identified himself as a founder and former Chairman and CEO of the Company and requested a conversation with Mr. Bartolo. No indication was made in the message by Mr. Miller as to the topic or nature of the requested discussion with Mr. Bartolo, nor did Mr. Miller identify himself as a current stockholder of the Company in the message or convey that his message related to matters concerning the Board. Soon after receiving this message, Mr. Bartolo contacted Jay A. Brown, then the Company's President and CEO, to ask if Mr. Brown was aware of the potential reason for Mr. Miller's outreach. Mr. Brown informed Mr. Bartolo of the ongoing discussions between the Company and Mr. Miller regarding the potential engagement of Visual Intelligence as a vendor. With no other information provided about the topic, Mr. Bartolo, who viewed it as inappropriate for a member of the Board to be involved in direct discussions with a potential vendor, did not respond to Mr. Miller's message given that the Company's executives were already aware of and overseeing the commercial discussions with Mr. Miller regarding a potential role for Visual Intelligence as a vendor to the Company.
During August 2023, Mr. Miller introduced representatives of the Company to representatives of TASC Towers, a tower company with operations in North Africa and the Middle East and subsidiary of Digital Holdings Limited, of which Charles ("Chuck") Campbell Green III is the Vice Chair, and arranged an informational meeting between management representatives of the Company and TASC Towers. Also in August 2023, at the request of Mr. Miller, representatives of the Company had a discussion with representatives of PowerX Technology Ltd ("PowerX"), a company of which Mr. Miller is a board member and shareholder. The Company did not have further follow-up discussions with any of Visual Intelligence, TASC Towers or PowerX.
The Company's Discussions with Elliott and Entry into the Cooperation Agreement
On November 27, 2023, the Board received a letter from Jesse Cohn, Managing Partner of Elliott Investment Management L.P. ("Elliott Investment"), and Jason Genrich, an investment professional of Elliott Investment, on

CROWN CASTLE INC.	2024 PROXY STATEMENT

behalf of Elliott Associates, L.P. and Elliott International, L.P. (together with Elliott Investment, collectively, "Elliott"), a copy of which Elliott also released publicly. Elliott's November 27 letter indicated that Elliott held an investment in the Company worth approximately $2 billion, identified concerns held by Elliott regarding the Company's recent performance and suggested that the Board appoint new leadership and conduct a strategic and operating review of the Company's fiber business.
On November 28, 2023, the Company received an additional letter from Elliott, which identified a number of concerns that Elliott had regarding the Company's then-current Amended and Restated By-laws ("August 2022 By-Laws").
Also on November 28, 2023, in response to the two letters received from Elliott, Mr. Bartolo held a teleconference with Messrs. Cohn and Genrich to discuss such letters.
Over the next two weeks, the Board met several times with members of management and legal and financial advisors to consider and assess potential next steps with respect to the ongoing discussions with Elliott, the requests made by Elliott and the Board's responses thereto.
On December 5, 2023, as part of the Board's regular outreach efforts to recruit new members with industry experience to the Board, Mr. Bartolo contacted Bradley E. Singer, former Partner and COO of ValueAct Capital, Senior EVP and Chief Financial Officer ("CFO") of Discovery Communications, Inc., and CFO and Treasurer of American Tower Corporation, to begin discussions about Mr. Singer's potential interest in joining the Board as a new independent director.
On December 6, 2023, the Board held a meeting at which it determined to amend and restate the August 2022 By-Laws (as amended and restated, "2023 By-Laws") to remove certain provisions that required stockholders seeking to submit proposals or nominate director candidates to provide the Company with information that could potentially be difficult for stockholders to obtain.
On December 7, 2023, the Company publicly disclosed the 2023 By-Laws and that Mr. Brown had decided to retire as the Company's CEO. The Company further announced the Board's decision to appoint Anthony J. Melone, an independent member of the Board, as the Company's Interim President and CEO while the Board conducted a search process to identify a successor President and CEO.
Also on December 7, 2023, Messrs. Cohn and Genrich sent a letter to the Board on behalf of Elliott, reiterating Elliott's position that the Company was underperforming, particularly with respect to the Company's fiber business.
On December 11, 2023, at the direction of the Board, Mr. Bartolo and two other directors of the Company, Tammy K. Jones and Kevin A. Stephens, met with Messrs. Cohn and Genrich and other representatives of Elliott to discuss Elliott's views of the Company's fiber and network business and a possible cooperation agreement that Elliott proposed to be entered into with the Company. Elliott requested, among other things, that five new directors be added to the Board, that one of such directors be Mr. Genrich and that the size of the Board be capped at 12 directors, or 13 directors after the Company retained a new CEO.
Following this discussion, between December 11, 2023 and December 18, 2023, the Board met several times via teleconference, with members of management and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss"), the Board's independent outside counsel, in attendance, to discuss Elliott's position on entering into a potential cooperation agreement between the Company and Elliott. Members of the Board and representatives of the Company's advisors also engaged in negotiations with Elliott regarding the terms of a potential cooperation agreement, including proposing the addition of fewer new directors than the number proposed by Elliott. During this period, representatives of Elliott shared with the Board a list of potential director candidates for appointment to the Board, along with such candidates' professional biographies and related information. These candidates included Mr. Genrich and six other potential candidates who were independent of Elliott, one of whom was Sunit Patel, the CFO of Ibotta Inc. and previously EVP, Merger and Integration at T-Mobile USA Inc. ("T-Mobile"). During such discussions, the Board and its advisors informed Elliott that the Board would not agree to appoint five new members as Elliott had requested, and that it would not agree to appoint more than two new directors proposed by Elliott. Elliott also indicated during such discussions that if the Company would not agree to appoint Mr. Genrich to the Board as one of the new directors, Elliott would run a proxy contest

CROWN CASTLE INC.	2024 PROXY STATEMENT

seeking to have Mr. Genrich and others elected to the Board at the Company's next annual meeting of stockholders.
Representatives of the Board also relayed to representatives of Elliott that, independent of its discussions with Elliott, the Board had been in the process of considering the appointment of an additional independent director to the Board, and had already contacted Mr. Singer. During the course of these discussions, the Company learned that representatives of Elliott previously had contacted Mr. Singer separately on November 30, 2023 to discuss whether he would be interested in serving as one of Elliott's nominees in connection with a potential activist campaign involving the Company. Mr. Singer declined the invitation. As part of the negotiations regarding the number of directors that Elliott was seeking to have added to the Board, representatives of Elliott proposed to representatives of the Company that the Board be expanded by three directors (down from Elliott's original ask of five directors), and that such three directors would be Messrs. Genrich, Patel and Singer. In response, the representatives of the Company indicated that the Company was only willing to accept two new directors as part of any cooperation agreement, as it had previously stated, and also indicated that it was continuing to separately consider appointing Mr. Singer as a new independent director and did not want the Board to be prevented from making such appointment by any cap on the size of the Board that Elliott had proposed. Accordingly, representatives of the Board requested that Elliott agree to waive the proposed cap on the size of the Board should the Board at a later date determine to appoint Mr. Singer to the Board. At this meeting, representatives of Elliott did not accept the Company's proposal regarding Mr. Singer, but indicated that Elliott would consider the request.
On December 17 and 19, 2023, respectively, members of the Company's Nominating, Environmental, Social and Governance Committee ("NESG Committee") met with Messrs. Genrich and Patel to interview them in connection with their potential appointment to the Board.
On December 19, 2023, the Board met via teleconference, together with the Board's legal and financial advisors, to review and discuss the terms of a cooperation agreement with Elliott ("Cooperation Agreement") reflecting the results of the negotiations with Elliott's representatives since December 11, 2023. The Board's legal advisors reported that Elliott had confirmed that it would be willing to waive the limitation on the size of the Board to permit the appointment of Mr. Singer to the Board, should the Board determine to make such appointment in the future. Following review of such terms and discussion with its legal and financial advisors, the Board approved the Cooperation Agreement. Pursuant to the Cooperation Agreement, the Board agreed to, among other things, (i) appoint Messrs. Genrich and Patel to the Board, (ii) cap the size of the Board at (x) 12 directors prior to January 16, 2024 and (y) 11 directors after January 16, 2024, or 12 directors following the appointment of a new CEO, (iii) establish a Fiber Review Committee to review and advise the full Board regarding the Company's strategic and operational alternatives with respect to the Company's fiber and small cells business and (iv) establish a CEO Search Committee to search for and assist the Board in its ongoing process to select a new President and CEO. The Cooperation Agreement required Elliott to abide by certain customary standstill restrictions and voting commitments, and withdraw a books-and-records demand pursuant to Section 220 of the Delaware General Corporation Law ("DGCL").
Also on December 19, 2023, the Company announced that Morgan Stanley & Co. LLC and BofA Securities would serve as financial advisors to the Fiber Review Committee and Paul, Weiss would serve as its legal counsel. The Board also determined to amend and restate the 2023 By-Laws (as amended and restated, "A&R By-Laws") to remove certain provisions that required stockholders seeking to submit proposals or to nominate director candidates to provide the Company with certain information that could be difficult for such stockholders to obtain or provide.
Also on December 19, 2023, each of Maria Pope and W. Benjamin Moreland, who in addition to serving as a director was also a former CEO of the Company, resigned from the Board.
On December 20, 2023, the Company publicly disclosed the Cooperation Agreement and the A&R By-Laws.
The Boots Group's Engagement with the Company Regarding its Proposed Plans for the Company
On December 15, 2023, Mr. Miller contacted Mr. Bartolo via email and requested that a conversation between the two be scheduled but again did not indicate what topics he wanted to discuss.

CROWN CASTLE INC.	2024 PROXY STATEMENT

On December 18, 2023, Mr. Miller contacted Mr. Bartolo again via email, stating that he wanted to provide Mr. Bartolo and the Board with certain history and background on the Company in the context of sharing his views with Mr. Bartolo on how the Board should move forward. Mr. Miller did not indicate any share ownership in the Company in this email.
On December 20, 2023, Mr. Green emailed Mr. Moreland, who had resigned as a member of the Board the previous day, requesting to discuss a project that Mr. Green was working on with Mr. Miller. Mr. Green then called Mr. Moreland to discuss certain recommendations that Messrs. Green and Miller had for the Company and requested a meeting to further discuss such recommendations.
On December 21, 2023, Mr. Moreland met with Messrs. Green and Miller and Tripp H. Rice to discuss their recommendations for the Company, following which, Mr. Moreland informed Mr. Bartolo of his discussion with Messrs. Green, Miller and Rice.
Also on December 21, 2023, Mr. Miller called Mr. Brown and disclosed that he had at that point spent $4 million on transaction expenses exploring a potential transaction involving the Company and its Fiber segment and that he had recently been planning to approach the Company regarding his ideas for the Company. Mr. Miller told Mr. Brown that Mr. Miller and other investors with whom he was affiliated had a sizeable equity position in the Company and had a strategic plan for its future that Mr. Miller and such affiliated investors would like to present. Mr. Brown informed Mr. Miller that Mr. Miller should speak to Mr. Bartolo regarding this strategic plan.
Also on December 21, 2023, Mr. Bartolo emailed Mr. Miller to arrange a meeting between Messrs. Bartolo, Melone, Miller, Green and Rice for December 27, 2023.
On December 22, 2023, at Mr. Miller's request, Daniel K. Schlanger, the Company's EVP and CFO, and Mr. Miller spoke on the phone, during which Mr. Miller shared the Boots Group's proposed plans for the Company. As described in this December 22, 2023 meeting, the Boots Group's proposed plan included appointing Mr. Miller as the Executive Chair of the Board, selling the Company's Fiber segment and expanding the Company's business internationally.
On December 23, 2023, at Mr. Miller's request, Mr. Kelley and Mr. Miller had an in-person meeting to discuss Mr. Miller's plans and proposals for the Company, including Mr. Miller's suggestion that the Company sell its Fiber segment.
On December 27, 2023, Messrs. Bartolo and Melone had a meeting with Mr. Miller via video conference. At the meeting, Mr. Miller, in his capacity as President of Boots Capital Management, LLC, together with Messrs. Green and Rice, presented the Boots Group's proposals for the Company, which included four Boots Group representatives being appointed to the Board, with Mr. Miller being appointed as Executive Chair of the Board, selling the Company's Fiber segment and assembling a management team with a focus on the Company's tower business. Neither Mr. Miller nor anyone else in the Boots Group identified who would be available to purchase the Company's Fiber segment.
On December 29, 2023, the Company received a letter from Mr. Miller expanding on Mr. Miller's December 27 presentation and providing further reflections regarding Mr. Miller's recommendations for the Company, including Mr. Miller's views as to the potential tax savings from a sale of the Fiber segment in 2024.
On December 30, 2023, Mr. Bartolo emailed Mr. Miller to inform him that the Fiber Review Committee would discuss Mr. Miller's proposal at its next meeting in January 2024.
On January 5, 2024, Mr. Bartolo received a letter from Mr. Miller, who requested that a meeting be scheduled between the Boots Group and the Board as soon as possible.
On January 10, 2024, representatives of Cadwalader, Wickersham & Taft LLP ("Cadwalader"), counsel to Mr. Miller and the Boots Group, sent a letter to Donald J. Reid, Corporate Secretary of the Company, to request a copy of the Company's form questionnaire and the written representation and agreement for proposed nominees for election to the Board. The requested documents were provided to representatives of Cadwalader on January 12, 2024.

CROWN CASTLE INC.	2024 PROXY STATEMENT

On January 17, 2024, the Company announced that the Board had appointed Mr. Singer to the Board, thereby expanding the size of the Board to 12 members. Prior to this appointment, Elliott had agreed to waive the restriction on the size of the Board under the Cooperation Agreement to allow Mr. Singer to join the Board.
On or around January 20, 2024, Messrs. Bartolo and Miller agreed that members of the Board would meet with the Boots Group on January 30, 2024, to receive a presentation on the Boots Group's proposals for the Company.
On January 28, 2024, Mr. Miller emailed Messrs. Bartolo and Melone an executive summary of the presentation that the Boots Group planned to deliver to the Board on January 30, 2024.
On January 30, 2024, the Board met with Messrs. Green, Miller and Rice via video conference ("January 30 Meeting"), with certain advisors from both sides in attendance. At the meeting, representatives of the Boots Group delivered a presentation to the Board outlining the Boots Group's proposed plan for the Company. During the presentation, the Boots Group claimed that, should the Company consummate a transaction involving its Fiber segment, the Company and its counterparty could realize "more than $1 billion ($850 million to the Company alone)" in tax savings, but only if such transaction were completed during 2024. In respect of this claim, the Company and its advisors requested that the Boots Group provide additional detail to support this assertion. Representatives of the Boots Group who were present at the meeting did not provide additional analysis at this time. Following the presentation, the Board discussed among themselves the Boots Group's proposals, which contemplated, among other things, that Messrs. Green, Miller and Rice and David P. Wheeler (collectively, "Boots Group Nominees") be appointed to the Board, including appointing Mr. Miller as Executive Chair of the Board, a strategic disposition or joint venture of a majority of the Company's fiber assets, and that the Company reimburse the Boots Group for its expenses incurred in connection with its proposals for the Company (which the Boots Group had previously estimated at approximately $4 million). Mr. Miller stated that the Boots Group would provide the Company with a copy of the full presentation. However, no such copy was provided to the Company, beyond the selected slides that Mr. Miller had included in his email dated January 28, 2024.
The Fiber Review Committee's Strategic Review
On January 10, 2024, the Fiber Review Committee, consisting of Messrs. Genrich, Melone, Patel and Stephens and chaired by Mr. Bartolo, held its initial meeting to discuss the Committee's strategic review of the Company's fiber and small cells business. The Fiber Review Committee discussed its responsibility under its charter to issue advisory, non-binding recommendations to the Board in connection with its review of the strategic and operational alternatives available to the Company with respect to its fiber and small cells business. The Fiber Review Committee also discussed the Boots Group's proposal, including its proposed structure, and the various communications to date with the Boots Group regarding such matters. Additionally, the Fiber Review Committee discussed a request by Mr. Miller that the Boots Group be afforded an opportunity to present to the Board. Following such discussion, the Fiber Review Committee recommended that the Board invite the Boots Group to present its proposal to the Board at a teleconference meeting of the Board to be held in the near future. The Fiber Review Committee did not have any subsequent specific discussions of the Boots Group's proposal at future meetings, after the proposal had been referred to the Board.
On seven other occasions between January 11, 2024 and the date of the preliminary Proxy Statement, the Fiber Review Committee met with its outside legal and financial advisors to evaluate strategic alternatives for separating all or part of the Company's Fiber segment, including the potential sale, spin-off/split-off, joint venture or merger of all or part of the Company's Fiber segment, including the fiber solutions and small cells subsegments. As part of such discussions, the Fiber Review Committee analyzed (i) the valuation of the fiber solutions subsegment, the small cells subsegment and the Fiber segment as a whole, as well as the trading prospects for any independent portion of the Fiber segment in the event of separation, (ii) potential counterparties to a merger or joint venture transaction involving such business subsegments and (iii) the pro forma financial impact of the various alternatives on the remaining business of the Company, including the leverage, Adjusted Funds from Operations ("AFFO") accretion/dilution and dividend sustainability in the event of separation.
Nomination of the Boots Group Nominees
On February 2, 2024, Mr. Bartolo notified Mr. Miller that the NESG Committee, which is responsible under its charter for reviewing the experience, background and relevant skills of all candidates nominated for appointment or election to the Board, had requested that the Boots Group Nominees be available to be interviewed. Mr. Bartolo also indicated that the Board would consider any proposals by the Boots Group to acquire or invest in the

CROWN CASTLE INC.	2024 PROXY STATEMENT

Company's Fiber segment as part of the Company's ongoing fiber review process being overseen by the Fiber Review Committee.
On February 4, 2024, Mr. Miller sent Mr. Bartolo a letter stating that the Boots Group was not interested in acquiring or investing in the Company's Fiber segment. This letter did not identify any potential acquirers of the Company's Fiber segment. Mr. Bartolo delivered a copy of this letter to the Board. Mr. Miller also included completed director questionnaires for himself and the other Boots Group Nominees.
On February 7, 2024, Mr. Reid emailed representatives of Cadwalader, indicating that the Board had reviewed the Boots Group Nominees' questionnaires, and set forth certain follow-up questions from the Board for the Boots Group. Representatives of Cadwalader addressed these questions on the same day.
On February 8 and 9, 2024, all members of the NESG Committee and certain other members of the Board participated in interviews with the Boots Group Nominees.
On February 13, 2024, the Board met via teleconference to discuss the Boots Group Nominees. Among other things, the Board discussed a report from Ms. Jones, Chair of the NESG Committee, regarding various considerations relating to the potential appointment of the Boots Group Nominees, including the Board's view of the limited recent experience of the Boots Group Nominees and the lack of additive experience or skill sets that were not already covered by the current directors (collectively, and for purposes of this "Background to the Solicitation" section only, "Directors"). After discussion among the members of the NESG Committee and the NESG Committee's legal and financial advisors, and taking into account, among other things, feedback from the interviews with the Boots Group Nominees conducted on February 8 and 9, 2024, the skill sets of the Directors and those of the Boots Group Nominees, the changes to the composition of the Board over the prior three-year period, the responses set forth in the Boots Group Nominees' director questionnaires, the Company's policies regarding director retirement age, Institutional Shareholder Services' ("ISS") voting policies, the limited extent of U.S. public company board experience among the Boots Group Nominees and Mr. Miller's request to be named Executive Chair of the Board, the NESG Committee recommended to the Board that the Board not appoint any of the Boots Group Nominees to the Board or include them in the Board's slate of director nominees for this year’s Annual Meeting. Following discussion among the Board members, including input from its outside legal and financial advisors, the Board approved such recommendation of the NESG Committee.
Also on February 13, 2024, the Company received the Boots Group's notice of its intent to nominate the Boots Group Nominees to the Board at the Annual Meeting ("Notice of Nomination"). In the Notice of Nomination, the Boots Group stated that it had beneficial ownership of a number of shares of Company common stock, par value of $0.01 per share ("Common Stock") that would comprise approximately 0.18% of the Company's outstanding Common Stock. The Notice of Nomination stated that Mr. Miller planned to present a stockholder proposal at the Annual Meeting to repeal each provision of, or amendment to, the Company's by-laws adopted by the Board without approval of the stockholders of the Company since December 19, 2023. The materials accompanying the Notice of Nomination also indicated that the Boots Group intended to bring an action under the DGCL to compel the Company to permit the Boots Group to inspect the Company's books and records.
On February 14, 2024, at the direction of the Board, representatives of Paul, Weiss informed representatives of Cadwalader that the Board had determined that the Boots Group Nominees would not be appointed to the Board or included in the Board's slate of director nominees.
Exchange of Solicitation Materials and Determination of the Company Nominees
On February 14, 2024, representatives of Cadwalader sent a letter to representatives of Paul, Weiss ("February 14 Letter") that contained statements about the Company's relationship with Elliott that the Company believed to be factually inaccurate, including allegations that a number of the Directors had a prior relationship with Elliott solely on the basis of the fact that such Directors were added to the Board subsequent to Elliott's public engagement with the Company in 2020, and requesting that the Cooperation Agreement be submitted to a vote of the stockholders of the Company. The February 14 Letter also requested that, pending such stockholder vote, the Board refrain from naming a successor President and CEO or committing to any transaction overseen by the Fiber Review Committee.
On February 20, 2024, at the direction of the Board, representatives of Paul, Weiss responded to representatives of Cadwalader regarding the February 14 Letter ("February 20 Response Letter"), correcting what the Company

CROWN CASTLE INC.	2024 PROXY STATEMENT

viewed to be several factual inaccuracies and mischaracterizations of the Company's relationship with Elliott and asserting the Company's view that submission of the Cooperation Agreement to a stockholder vote would be both unprecedented and not required under Delaware law.
Also on February 20, 2024, the Boots Group issued a press release disclosing that the Boots Group had submitted a slate of four director nominees for election at the Annual Meeting and had incurred $5 million in expenses in connection with its proposals for the Company (a $1 million increase since its previous estimate in December 2023). The press release attached a copy of the February 14 Letter and a redacted version of the presentation that the Boots Group had delivered at the January 30 Meeting (which had not previously been provided to the Company in full).
Also on February 20, 2024, the Company issued a press release, announcing the Board's recommendation against the Boots Group Nominees and reiterating that the Company was already implementing specific actions to enhance and unlock stockholder value. The press release also referenced the February 14 Letter and attached a copy of the February 20 Response Letter.
Also on February 20, 2024, the NESG Committee recommended that the Board nominate each of Messrs. Bartolo, Genrich, Melone, Patel, Singer and Stephens, Ms. Jones, Cindy Christy, Ari Q. Fitzgerald, Andrea J. Goldsmith, Kevin T. Kabat and Matthew Thornton, III, each of whom was then serving as a Director, as the Company's director nominees to stand for election at the Annual Meeting. This recommendation of the NESG Committee was approved by the Board at its meeting on February 21, 2024.
The Boots Group's Lawsuit Against the Company
On February 23, 2024, the Delaware Court of Chancery ("Court") issued a decision in West Palm Beach Firefighters' Pension Fund v. Moelis & Co., 2024 WL 747180 (Del. Ch. Feb. 23, 2024) ("Moelis"). The Moelis decision held, among other things, that certain restrictions in a corporate stockholder agreement were facially invalid under Section 141 of the DGCL because they were not in the company's charter.
On February 27, 2024, Mr. Miller and Boots Capital Management, LLC (together, "Boots Plaintiffs") filed a complaint ("Boots Complaint") in the Court against the Company, each of its Directors and Elliott, alleging, among other things, that certain provisions of the Cooperation Agreement were invalid under Section 141 of the DGCL in light of the Court's decision in Moelis four days earlier. The Boots Complaint also alleged that the Directors had breached their fiduciary duties by approving and authorizing the Cooperation Agreement, and demanded an injunction against any action under the Cooperation Agreement and a declaration that certain provisions of the Cooperation Agreement were invalid.
Also on February 27, 2024, the Boots Plaintiffs filed a motion to expedite the Court's proceedings in the Boots Plaintiffs' action. The Boots Plaintiffs simultaneously filed a "status quo" motion that sought to enjoin the Company, the Board and Elliott from initiating or otherwise participating in any sale process for all or part of the Company, retaining advisors on behalf of the Company, soliciting interest from any potential bidders, hiring a new CEO, holding any meetings of the Fiber Review Committee or the CEO Search Committee or taking any other steps in furtherance of implementing actions recommended by either of such committees.
On February 28, 2024, the Boots Group issued a press release announcing the filing of the Boots Complaint and the Boots Group's intention to invalidate the Cooperation Agreement.
Also on February 28, 2024, the Company issued a statement stating that the Boots Plaintiffs' lawsuit was without merit and reiterating that the Company remained focused on conducting the Company's business, including the strategic and operating review of the fiber business and the CEO search, in a manner intended to be in the best interests of the Company and its stockholders.
Also on February 28, 2024, the Court granted the Boots Plaintiffs' motion to expedite proceedings.
Also on February 28, 2024, Mr. Miller called Mr. Kelley, who returned Mr. Miller's call the next day. During this discussion, Mr. Miller indicated that he had called the prior day and stated that he would like to talk with someone on the Board, such as Messrs. Bartolo or Melone.
On February 29, 2024, the Boots Plaintiffs amended the Boots Complaint ("Amended Boots Complaint"). The Amended Boots Complaint added allegations, which in the Company's view mischaracterized Elliott's purported

CROWN CASTLE INC.	2024 PROXY STATEMENT

influence over the Company with respect to the Company's entry into the Cooperation Agreement and the formation of the Fiber Review Committee and the CEO Search Committee.
On March 3, 2024, representatives of Morgan Stanley, the Company's financial advisor, called Mr. Miller on behalf of the Company to return his call to Mr. Kelley on February 28, 2024, and inquired as to the reason for Mr. Miller's outreach. Mr. Miller stated that he did not have a new proposal to make or discuss with the Company.
Also on March 3, 2024, following discussions that had begun between the Company and Elliott in light of the Moelis decision, representatives of the Company and Elliott agreed to amend the Cooperation Agreement ("Cooperation Agreement Amendment"). The Cooperation Agreement Amendment, among other things, (i) eliminated limitations on the size of the Board and each of the Fiber Review Committee and the CEO Search Committee, and expressly provided that the Board may change the size of the Board or either committee, (ii) provided that Elliott and certain of its affiliates would vote pro rata in accordance with the vote of other stockholders at the Annual Meeting on any matter submitted to a vote of Company stockholders, subject to certain exceptions, and (iii) provided the Board could change its recommendation and cease soliciting proxies in favor of Messrs. Genrich and/or Patel if it first made a determination that its fiduciary duties required it to do so. The Cooperation Agreement Amendment was publicly disclosed on March 4, 2024.
On March 4, 2024, the Company, the Directors and Elliott filed a motion to vacate the Court's order to expedite proceedings. The brief in support of the motion argued that the Cooperation Agreement Amendment mooted the Boots Plaintiffs' claims and obviated a need for expedited treatment.
Also on March 4, 2024, the Boots Group issued a press release in response to the Cooperation Agreement Amendment.
On March 5, 2024, the Company issued a press release to set forth the Board's rationale for entering into the Cooperation Agreement Amendment in light of the Moelis decision (which had been decided months after the Cooperation Agreement was entered into on December 19, 2023) and to relay the Company's views with respect to litigation brought by the Boots Plaintiffs.
On March 6, 2024, the Boots Plaintiffs submitted a brief in opposition of the motion of the Company, the Directors and Elliott to vacate the Court's order to expedite proceedings.
Also on March 6, 2024, the Company, the Directors and Elliott submitted a brief in opposition of the Boots Plaintiffs' status quo motion, arguing that such motion actually sought to radically upend the status quo and prevent the Company from pursuing critical objectives while the Boots Plaintiffs waged their dissident campaign.
On March 7, 2024, the Company and the Directors answered the Amended Boots Complaint by denying each of the asserted claims, to the extent that responses were required, and stating that the Amended Boots Complaint was "without merit". Elliott likewise denied all of the claims asserted in the Amended Boots Complaint, to the extent that responses were required.
Also on March 7, 2024, the Boots Group issued a press release attaching a copy of the presentation that the Boots Group had delivered at the January 30 Meeting.
On March 8, 2024, the Court held a hearing on the Boots Plaintiffs' status quo motion and the motion of the Company, the Directors and Elliott to vacate the Court's order to expedite proceedings. Later that day, the Court (i) denied the Boots Plaintiffs' status quo motion and (ii) granted the Company's motion to vacate expedition on all of the Boots Plaintiffs' claims, except for the Boots Plaintiffs' challenge to the recommendation provision in the Cooperation Agreement and their claim alleging that the Directors had breached their fiduciary duties by approving the Cooperation Agreement. The Court directed the parties to confer on a schedule for a preliminary injunction hearing concerning the remaining claims to be held in late April 2024.
On March 13, 2024, the Boots Group issued an open letter to the Company's stockholders regarding certain information which the Boots Group characterized as the Boots Group's plan for the Company. This open letter reiterated the Boots Group's prior statements regarding the potential tax savings that could be achieved by completing a sale of the fiber business in 2024, without providing any additional detail regarding the same.
On March 14, 2024, Elliott agreed to irrevocably waive certain provisions of the Cooperation Agreement (as amended by the Cooperation Agreement Amendment) ("March 2024 Waiver"). Pursuant to the March 2024

CROWN CASTLE INC.	2024 PROXY STATEMENT

Waiver, the Board would be able to change its recommendation for any director at any time and for any reason, without any requirement that the Board first make a determination that its fiduciary duties required it to do so. Elliott further agreed to waive the Company's obligations to solicit proxies and vote proxies in favor of the Board's nominees.
Also on March 14, 2024, following Elliott's execution of the March 2024 Waiver, the Company's counsel informed the Boots Plaintiffs of the March 2024 Waiver and, as set forth below, that the Board would reconsider which directors should be included in the slate of directors nominated by the Board. The Boots Plaintiffs nevertheless refused to withdraw their request for expedition. The Company, the Directors and Elliott then filed a motion to vacate expedition on the Boots Plaintiffs' remaining claims.
On March 15, 2024, the Boots Plaintiffs submitted a brief in opposition of the motion of the Company, the Directors and Elliott to vacate expedition, requesting that the Court maintain the preliminary injunction hearing and allow the Boots Plaintiffs' remaining claims to proceed to discovery.
On March 17, 2024, the Company, the Directors and Elliott submitted a reply in support of their motion to vacate the expedition order, arguing that the March 2024 Waiver rendered moot any relief that would be provided at a preliminary injunction hearing and obviated the need for expedition.
On March 18, 2024, the Court issued an order vacating its prior expedition order regarding proceedings on all the Boots Plaintiffs' remaining claims. The Court's order recognized that the March 2024 Waiver provided, and the renomination process would provide, more than adequate relief to the Boots Plaintiffs and obviated the need for both expedition and the April 18, 2024 preliminary injunction hearing.
The Board's Reconsideration of the Director Nominees
On March 14, 2024, representatives of Paul, Weiss contacted the Boots Group's counsel to inform them of the March 2024 Waiver, and that the Board intended to consider anew which individuals would be included in the slate of directors recommended by the Board to stand for election at the Annual Meeting, which process would involve reviewing all directors, including Messrs. Genrich, Patel and Singer and the Boots Group Nominees. Following this evaluation, the Board intended to publicly disclose its recommendations regarding all nominees in the Company's proxy statement. Representatives of Paul, Weiss also relayed that if the Boots Group Nominees desired, the Company would accept and review any updates that the Boots Group Nominees wished to provide to their director questionnaires, as well as any additional written materials they wished to submit to the NESG Committee for consideration. The Boots Group also was informed that each Boots Group Nominee would have the opportunity to be heard by members of the NESG Committee if desired by such Boots Group Nominee. Representatives of Paul, Weiss relayed that, for logistical and scheduling purposes, any additional materials or requests for a meeting should be submitted by March 19, 2024.
Also on March 14, 2024, Mr. Miller called Mr. Bartolo asking to meet in person to discuss the Boots Group's campaign to be elected to the Board. Mr. Bartolo agreed to meet with Mr. Miller on either March 18, 2024 or March 19, 2024.
On March 15, 2024, Mr. Melone sent a letter to Mr. Miller seeking information on the Boots Group's recommendation for the Company to sell its Fiber segment and Mr. Miller's purported "due diligence process with 25 prospective buyers and financing sources." Mr. Melone requested that Mr. Miller identify these alleged prospective buyers and financing sources, including the "22 buyers" cited by representatives of the Boots Group at the Court hearing on March 8, 2024, in order to assist the Board in its strategic review of the Company's Fiber segment. Mr. Melone also requested Mr. Miller to confirm whether the non-disclosure agreements that the Boots Group had purportedly executed with such interested parties included any "non-circumvention" provisions that would prevent these parties from engaging with the Company without the consent of the Boots Group. Finally, Mr. Melone reiterated the Board's invitation to the Boots Group and such interested parties to submit any proposals for a fiber transaction, indicating that the Board and its advisors would thoroughly evaluate the merits of any such proposals, including elements of value, actionability and source of funds.
On March 18, 2024, Mr. Miller responded to Mr. Melone's letter dated March 15, 2024. Mr. Miller reiterated that the Boots Group would not be submitting a proposal for a fiber transaction and declined to disclose the identities of the alleged "25 potential bidders and financing sources" with whom the Boots Group had entered into non-disclosure agreements.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Also on March 18, 2024, Mr. Melone sent a letter to Mr. Miller requesting an explanation and detailed analysis of the purported $1 billion in tax savings that Mr. Miller claimed could be realized by the Company in a transaction involving the Company's Fiber segment, if completed in 2024. The letter noted that Mr. Miller had made this claim on several occasions, including at the January 30 Meeting, but had yet to provide the underlying analysis.
On March 19, 2024, Mr. Bartolo met with Mr. Miller in person to discuss the Boots Group's campaign to be elected to the Board.
Also on March 19, 2024, pursuant to Section 220 of the DGCL, the Boots Group delivered to the Company a demand to inspect certain books and records of the Company relating to its list of stockholders. The Boots Group also included a proposed confidentiality agreement in respect of the demand.
As of the end of day on March 19, 2024, none of the Boots Group Nominees had submitted to the NESG Committee any updates to their director questionnaires or any other written materials they wished for the NESG Committee to consider, or had requested the opportunity to be heard by members of the NESG Committee.
On March 20, 2024, the NESG Committee met via teleconference, with certain other Board members and representatives of Paul, Weiss in attendance, to re-evaluate and consider anew, on an individualized basis, each of the Directors and Boots Group Nominees as part of its process to recommend director candidates. Among other things, the NESG Committee and other attendees present discussed the composition of the Board, both in terms of its individual members and how such members collaborate; the skill sets, public company board experience and other relevant roles of each of the nominees, both individually and comparatively, and the additive impact that each nominee could have on the Board by virtue of such skills and experiences; the contribution that each nominee would make to the Board's gender, racial and ethnic diversity; feedback from the interviews with the Boots Group Nominees conducted on February 8 and 9, 2024, relevant presentations and meetings with the Boots Group Nominees and, in the case of Mr. Miller, feedback from Mr. Bartolo in connection with his meeting with Mr. Miller on March 19, 2024; the Company's policies regarding director retirement age; ISS voting policies and the importance of director independence to such policies; and Mr. Miller's request to be named Executive Chair of the Board. Following such discussion, the members of the NESG Committee voted on each potential nominee and determined to recommend that the Board nominate each of Messrs. Bartolo, Fitzgerald, Genrich, Kabat, Melone, Patel, Singer, Stephens and Thornton, and Mses. Christy, Jones and Goldsmith (collectively, "Company Nominees") to serve as the Company's director nominees to stand for election at the Annual Meeting.
Also on March 20, 2024, Messrs. Bartolo and Miller had a follow-up call following their discussion on the previous day.
Later on March 20, 2024, a representative of the Boots Group contacted a representative of Paul, Weiss requesting an opportunity for the Boots Group Nominees to present to the Board, citing the Board's offer for the Boots Group Nominees to have an opportunity to be heard by the Board that was relayed by representatives of Paul, Weiss on March 14, 2024. Although the Boots Group requested such a presentation after the previously communicated deadline of March 19, 2024, the Board nonetheless agreed to accommodate the request and allow the Boots Group Nominees to present to the Board on the following day.
Later on March 20, 2024, Mr. Miller sent Mr. Melone a letter to request an opportunity for the Boots Group Nominees to present to the Board. In his letter, Mr. Miller provided a brief summary of the purported tax savings if the Company were to complete a fiber transaction in 2024. Mr. Miller also offered, on behalf of the Boots Group, to enter into a confidentiality agreement with the Company to share the identities of the alleged prospective buyers and financing sources referenced in Mr. Miller's letter dated March 18, 2024, as well as the Boots Group's tax models, analyses and other information.
On March 21, 2024, the Board met with all of the Boots Group Nominees, during which the Board asked questions of the Boots Group Nominees regarding their skills, experience and qualifications and regarding their proposals for the Company.
Later on March 21, 2024, the NESG Committee held a meeting, during which the members of the NESG Committee discussed the meeting between the Boots Group Nominees and the Board held earlier that day. Following discussion, the NESG Committee determined not to make any modification to its March 20, 2024 recommendation with respect to the Company Nominees to stand for election at the Annual Meeting.

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Later on March 21, 2024, the Board held a meeting. At the meeting, members of the NESG Committee relayed their recommendation with respect to the Company Nominees to the Board. Following discussion, the members of the Board present unanimously voted to approve the nomination of the Company Nominees to stand for election at the Annual Meeting and resolved to recommend that the Company's stockholders vote in favor of the Company Nominees.
Later on March 21, 2024, Mr. Miller had a discussion with Mr. Melone following the Board meeting.
On March 22, 2024, Mr. Melone sent Mr. Miller a letter on behalf of the Board to reiterate its request that the Boots Group share the names of the parties that were interested in bidding on or financing a fiber transaction with the Company, in order to facilitate the Fiber Review Committee's strategic review process. Mr. Melone stated that the Company had reviewed the form confidentiality agreement that Mr. Miller had included in his letter dated March 20, 2024 and had concluded, according to its review, that the Boots Group did not appear to be prohibited from disclosing the identities of such parties.
Also on March 22, 2024, Mr. Miller contacted Mr. Bartolo to request another opportunity to meet with Messrs. Bartolo and Melone.
On March 24, 2024, Mr. Bartolo responded to the request from Mr. Miller and offered another meeting between Mr. Miller and Messrs. Bartolo and Melone.
On March 25, 2024, the Company filed its preliminary Proxy Statement with the SEC. On the same day, the Company also issued a press release addressing certain allegations previously made by the Boots Group that the Company believed merited clarification and recommending that stockholders vote in favor of the Board's slate of director nominees at the Annual Meeting.
Also on March 25, 2024, following the filing of the preliminary Proxy Statement with the SEC, representatives of Paul, Weiss contacted representatives of the Boots Group to notify them that the Board had determined not to include the Boots Group Nominees as part of the Board's slate of nominees in its Proxy Statement.
On March 26, 2024, the Company responded to the Boots Group's March 19, 2024 letter regarding the Boots Group's demand pursuant to Section 220 of the DGCL and included a revised confidentiality agreement in respect of the demand that the Company was prepared to execute.
On March 27, 2024, Mr. Miller responded to Mr. Melone's letter dated March 22, 2024. Mr. Miller stated that he would be required to share the names of the purported buyers and financing sources if he were appointed to the Board or ordered to do so by the Court pursuant to discovery, both of which the Company had opposed. Mr. Miller also reiterated that the Boots Group could potentially share such names with the Company if the Company were to execute a confidentiality agreement with the Boots Group.
Also on March 27, 2024, Mr. Miller responded to Mr. Bartolo's email dated March 24, 2024 indicating that, based on recent developments, he did not find it useful to meet at such time, but was open to resuming discussions in the future.
On March 28, 2024, the Boots Group filed its preliminary Proxy Statement with the SEC, along with an accompanying press release.
Also on March 28, 2024, representatives of the Boots Group sent representatives of the Company a further revised confidentiality agreement in respect of the Boots Group's demand pursuant to Section 220 of the DGCL.
On April 1, 2024, representatives of the Company sent representatives of the Boots Group a further revised confidentiality agreement in respect of the Boots Group's demand pursuant to Section 220 of the DGCL. Later that day, the Company and the Boots Group agreed to the terms of such confidentiality agreement.
On April 2, 2024, representatives of the Company sent representatives of the Boots Group a fully executed confidentiality agreement in respect of the Boots Group's demand pursuant to Section 220 of the DGCL.
On April 3, 2024, counsel to the Boots Plaintiffs sent a letter to the Company’s counsel seeking payment by the Company of approximately $3.45 million in fees and expenses incurred by the Boots Plaintiffs in "obtaining a

CROWN CASTLE INC.	2024 PROXY STATEMENT

substantial corporate benefit for the Company by causing the Company and [Elliott] to eliminate multiple illegal provisions in the Cooperation Agreement."
Also on April 3, 2024, the Company received from the Boots Group a supplement to the Notice of Nomination.
On April 4, 2024, Mr. Miller called representatives of Morgan Stanley to discuss the Boots Group's engagement with the Company. During the call, Mr. Miller also informed representatives of Morgan Stanley that he had contacted Elliott, which had declined to engage at such time.
Also on April 4, 2024, the Company filed its revised preliminary Proxy Statement with the SEC.

CROWN CASTLE INC.	2024 PROXY STATEMENT

III. REASONS FOR THE BOARD'S RECOMMENDATION TO VOTE FOR THE COMPANY NOMINEES
Consistent with their long-standing practice of periodically reviewing the makeup and qualifications of the Board, during the period beginning December 2023 and continuing to the Board's recommendation of director nominees on March 21, 2024 (as described under "II. Background to the Solicitation"), the NESG Committee and the Board each engaged in a number of discussions with its outside legal and financial advisors to coordinate a thorough review of the background, experience and qualifications of all of the director nominees brought before the Board as potential members of the Board. This review (as described under "II. Background to the Solicitation") included interviews with each of the Boots Group Nominees, review of various supplemental materials provided on behalf of the Boots Group Nominees, review of the directors' and officers' questionnaires for each of the Company's current directors and the Boots Group Nominees and review of certain publicly-available information regarding each of the Company's current directors and the Boots Group Nominees, and was conducted in accordance with the process described under "III. Election of Directors—Board Leadership Structure—Consideration of Director Nominees."
Following this extensive process and deliberation, the Board unanimously determined to nominate the twelve (12) director candidates currently serving on the Board and unanimously recommends that you vote FOR only such nominees. The Board further determined that the election of any of the Boots Group Nominees in place of the Company Nominees for director is not in the best interests of our Company and our stockholders. For the following reasons, the Board unanimously opposes the election of any of the Boots Group Nominees and recommends that you do NOT vote using any gold proxy card sent to you by the Boots Group and that you use only the WHITE proxy card to vote FOR only the twelve (12) Company Nominees proposed by the Board.
For the reasons given below, the Board believes that the Company Nominees are highly qualified. The Company Nominees were selected through processes designed by the NESG Committee and the Board to foster good corporate governance and representation of our stockholders. In determining to recommend the Company Nominees, the Board considered:
•the broad, diverse and recent executive and public company board experience represented among the Company Nominees across relevant industry backgrounds, including telecommunications, towers, fiber and real estate (including real estate investment trusts ("REIT")), and across relevant functions such as strategic planning, finance, M&A and technology;
•the fact that the Company Nominees include four new independent directors appointed in the last year, and that seven out of the 12 Company Nominees have been appointed to the Board since 2020, each bringing new perspectives and experience to Board deliberations;
•the fact that the Company Nominees possess the following knowledge, skills, experience and diversity:
◦11 of the 12 Company Nominees have public U.S. company board experience;
◦10 of the 12 Company Nominees have experience in or deep knowledge of the wireless, telecom and/or real estate (including REIT) industries;
◦10 of the 12 Company Nominees have experience serving as a current or former CEO or senior executive of a significant business subsegment or unit;
◦9 of the 12 Company Nominees have experience assessing and managing significant corporate transactions; and
◦7 of the 12 Company Nominees are demographically diverse and/or women;
◦4 of the 12 Company Nominees have relevant experience in the cell towers industry, including a former CFO of a leading U.S. tower company as well as a Mobile Network Operator executive who managed over 20,000 cell towers:
▪Ms. Christy, through her more than 25-year career in the telecommunications and high-technology sector, where she held senior executive roles leading and developing major infrastructure portfolios―including tower, fiber and small cell―and her board role with CTIA, a wireless communications industry trade association;

CROWN CASTLE INC.	2024 PROXY STATEMENT

▪Mr. Melone a former senior executive of Verizon Communications Inc. ("Verizon"), through his more than 35 years in the telecommunications industry, including responsibility for managing infrastructure assets and more than 20,000 cell towers and over 50,000 wireless cell sites;
▪Mr. Patel, through his experience as EVP, Merger and Integration at T-Mobile during its merger with Sprint Corporation ("Sprint"), including addressing the synergy opportunity to evaluate the combined T-Mobile and Sprint tower lease portfolio; and
▪Mr. Singer, through his experience as Senior EVP and CFO of American Tower Corporation ("AMT"), the largest owner of wireless towers in the world and with a domestic tower portfolio comparable to the Company;
◦4 of the 12 Company Nominees have relevant experience in the fiber industry:
▪Ms. Christy, through her more than 25-year career in the telecommunications and high-technology sector, where she held senior executive roles leading and developing major infrastructure portfolios―including tower, fiber and small cell―and her board role with CTIA, a wireless communications industry trade association;
▪Mr. Melone, through his experience as EVP and Chief Technology Officer ("CTO") of Verizon and as Senior Vice President ("SVP") and CTO of its subsidiary, Verizon Wireless;
▪Mr. Patel, through his experience as CFO of Level 3 Communications, Inc. during its merger with CenturyLink, Inc., creating a leading global network services company with a larger global footprint, enhanced product and IT services portfolio and larger fiber network; and
▪Mr. Stephens, through his extensive experience in the fiber and telecommunications industry, having served as EVP and President, Business Services Division of Altice USA, Inc. and in other senior leadership positions in the sector; and
◦3 of the 12 Company Nominees bring the perspective of a stockholder, by virtue of their experience of having held senior investment roles at large institutional investment managers or hedge fund managers, including one Company Nominee who is affiliated with Elliott, a significant Company stockholder (for information about Elliott's beneficial ownership of our Common Stock, see "VIII. Other Matters–Beneficial Ownership of Common Stock");
•the fact that the Board believes its current makeup results in a high-functioning and attentive Board that is greater than the sum of its individual members, as highly qualified as each may be;
•the fact that each Company Nominee, except for Mr. Melone, the Company's Interim President and CEO, is independent as defined under New York Stock Exchange ("NYSE") listing standards;
•the fact that none of the Company Nominees, except Mr. Melone, is a current or former executive officer of the Company;
•the fact that none of the Company Nominees are related to each other or to any executive officer of the Company; and
•the fact that each of the Company Nominees is below the Company's director retirement age of 72.
The Board believes that the election of any of the Boots Group Nominees in place of any of the Company Nominees would not be in the best interests of the Company's stockholders. In reaching this conclusion, the Board considered, among other things:
•the Board's belief, based on its interviews and extensive review of the background, biographies, and recent and relevant experience of the Boots Group Nominees, that none of the Boots Group Nominees

CROWN CASTLE INC.	2024 PROXY STATEMENT

possess additive experience or skill sets not already covered by the current directors to successfully oversee the further development and implementation of the Company's strategy;
•the Board's belief, based on its interviews and extensive review of the background, biographies, and recent and relevant experience of the Boots Group Nominees, that the Boots Group Nominees would not bring skills or expertise to the Board that are not already represented among the Company Nominees;
•the fact that, although Mr. Miller last served as the Company's former Chairman of the Board and CEO more than 22 years ago, he has not, since his departure from the Company in 2002, been directly involved in managing and operating a cell tower business. As such, the Board believes that he does not have the requisite and recent experience in today's dynamic operating environment with respect to the businesses in which we operate or plan to operate to successfully chair the Board today, particularly in light of changes to industry dynamics over the past two decades, the Company's geographic focus and the broader customer landscape;
•the Board's belief that Mr. Miller's tenure as Chairman of the Board concluded unsuccessfully, as the Company's stock price was approximately $1.00 per share on the date of the announcement of his departure from the Board;
•the fact that three of the four Boots Nominees have not served on a U.S. public company board:
◦Mr. Green's sole public company board experience consisted of serving on the board of Vantage Towers AG (listed on the Frankfurt Stock Exchange) for two years, and
◦Messrs. Rice and Wheeler have never served on the board of directors of a public company;
•the fact that the Boots Group Nominees have limited fiber operational experience;
•the fact that none of the Boots Group Nominees contribute to the gender, racial or ethnic diversity of the Board;
•the fact that Mr. Miller and Mr. Green are older than the Company's director retirement age and that Mr. Wheeler is within one year of the Company's director retirement age;
•the fact that the Boots Group Nominees are all closely affiliated with Mr. Miller, specifically through the following:
◦Mr. Rice is Mr. Miller's son-in-law who works at or is otherwise associated with a number of Mr. Miller's ventures, including Boots Capital Management, LLC ("Boots Capital"), Boots GP and 4M Management Partners;
◦Mr. Green has equity interests in Mr. Miller's Boots Parallel 1, LP and Boots Capital; and
◦Mr. Wheeler works as an advisor to Mr. Miller's 4M Management Partners, LLC;
•the fact that business ventures associated with the Boots Group Nominees have sought to do business with the Company within the past year, and the Board's belief that such business ventures may continue to seek to solicit business with the Company, which could give rise to independence concerns and/or impact the ability of such Boots Group Nominees to serve on certain Board committees that are essential to the functioning of the Company as a publicly traded entity; and
•the fact that, under ISS voting policies, Mr. Miller, as the Company's former CEO, would be deemed a non-independent director by ISS.
The Board strongly believes that the Company has the right plan in place to deliver long-term value to stockholders. The Board and management team are confident in the actions the Company is taking to remain well positioned for long term success and stockholder value creation, and believes that the Company Nominees are best qualified to continue making significant strides toward creating a stronger and more valuable Company. For the reasons detailed above and discussed under "II. Background to the Solicitation," the Board does not believe that any of the Boots Group Nominees offer any benefits on these matters, particularly as compared to the Company Nominees. In particular:

CROWN CASTLE INC.	2024 PROXY STATEMENT

•The Board has formed the previously disclosed Fiber Review Committee, which is actively engaged in a comprehensive strategic and operating review of the fiber business. The Fiber Review Committee has retained independent advisers, including Morgan Stanley, BofA Securities, Paul, Weiss and leading industry consultants, actively engaged with members of the Fiber Review Committee as this review continues. As part of this review, the Company is considering strategic alternatives for separating all or part of the Company's Fiber segment, which includes small cells and fiber solutions, including the potential sale, spin-off/split-off, joint venture or merger of all or part of the Fiber segment. This analysis involves:
◦developing views of the valuation of the fiber solutions subsegment, the small cells subsegment and the Fiber segment as a whole, as well as the trading prospects for any independent portion of the Fiber segment following separation;
◦evaluating and contacting potential counterparties to a potential merger or joint venture transaction involving one or more of these business subsegments; and
◦assessing the pro forma financial impact of any such alternatives on the Company.
•The Board appointed Mr. Melone as Interim President and CEO following the retirement of Jay Brown as President and CEO, and has formed the previously announced CEO Search Committee. The CEO Search Committee is actively engaged in reviewing potential candidates, is developing recommendations for the Board regarding succession planning and has retained, and is working closely with, a leading executive search firm to help identify the next CEO of the Company.
The Board believes that the Boots Group's proposal for the Company does not present a more compelling opportunity for the Company than the Company's current and publicly disclosed strategy. The Boots Group has presented plans for the Company that include a proposal to sell the Company's entire fiber and small cell portfolio and assets, and the Boots Group has asserted that the Company could complete a transaction faster if stockholders elect the Boots Group Nominees. The Board does not believe that the Boots Group is correct on either of these points, and the Board does not believe that the Boots Group's proposal presents a more compelling nor a more timely opportunity for the Company than the Company's existing plan, including conducting the fiber review process. In reaching this conclusion, the Board considered:
•the fact that the Board is already evaluating potential transactions involving the Company's Fiber segment as part of fiber review process, and the Board's belief that the election of any of the Boots Group Nominees to the Board would not enable the fiber review process to be completed more expeditiously than the current process that is underway;
•the fact that the Boots Group has provided no actionable proposal for a transaction, but rather only an outline of a theoretical transaction;
•the fact that the Boots Group declined to submit a transaction proposal with respect to the Fiber segment after being invited to do so by the Board;
•the fact that representatives of the Boots Group have asserted that they have talked to 25 prospective buyers and financing sources for the Fiber segment, but have not revealed any of their names to the Board, nor indicated their role in a potential transaction;
•the Company's view that, based on the details provided by the Boots Group at the Company's request, the Boots Group's proposals would be insufficient to realize the purported $1 billion in tax efficiencies that the Boots Group has indicated that it believes could be achieved by completing a transaction involving the Fiber segment in 2024;
•the fact that the Boots Group is seeking to onboard the Boots Group's advisors for the Company's fiber review process and have the Company assume the costs of the Boots Group's work product relating to its proposals for the Company (which the Boots Group estimated to be $5 million in their press release dated February 20, 2024); and

CROWN CASTLE INC.	2024 PROXY STATEMENT

•the fact that Mr. Miller and Boots Capital sought a court order to stop the work of the Fiber Review Committee, which the Board believes would have, had Mr. Miller and Boots Capital succeeded, impeded all progress on a potential transaction for months.
The Boots Group seeks to have outsized influence on the Board relative to the Boots Group's ownership position of approximately 0.18% of the Company's outstanding Common Stock (with the majority of such ownership in the form of call options with less than one year of duration). The Boots Group seeks to fill a disproportionate number of director seats on the Board with the Boots Group Nominees relative to its shareholding. If the Boots Group Nominees are elected to the Board, the Boots Group, which has stated that it owns only approximately 0.18% of the Company's outstanding Common Stock, will represent four out of 12 directors, or over 30% of our 12-member Board.

CROWN CASTLE INC.	2024 PROXY STATEMENT

IV.  ELECTION OF DIRECTORS
Proposal
The authorized number of directors is currently fixed at twelve (12). Pursuant to our Restated Certificate of Incorporation ("Charter"), all directors of the Board hold office for a term expiring at the first succeeding annual meeting of stockholders after their election, with each such director holding office until his or her successor shall have been duly elected and qualified ("Annual Term"). Stockholders cannot vote FOR more than twelve (12) directors at the Annual Meeting.
As described under "IV. Election of Directors—Board Leadership Structure—Consideration of Director Nominees" below, in considering candidates for election to the Board, the NESG Committee and the Board will generally consider, among other factors, whether prospective nominees are able to read and understand basic financial statements, have relevant business experience, have industry or other specialized expertise and have high moral character. In addition, the NESG Committee considers issues of diversity, including with respect to experience, expertise, viewpoints, skills, race, ethnicity and gender, in connection with the director selection process.
As described under "II. Background to the Solicitation" above, based upon the Company's criteria for nominations of directors to the Board and the unanimous recommendation of the NESG Committee, the Board unanimously determined to nominate the Company Nominees (P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III). Each Company Nominee is currently a member of the Board. If elected at the Annual Meeting, each Company Nominee shall hold office as a director for an Annual Term. See the sections of this Proxy Statement titled "III. Reasons for the Board's Recommendation to Vote FOR the Company Nominees" and "IV. Election of Directors—Company Nominees for Director—For a Term Expiring in 2025" for more information about the skills, qualifications, attributes and experiences that led the Board to determine that its Company Nominees should serve as directors.
As described previously, the Boots Group has notified the Company of their intent to nominate the Boots Group Nominees for election as directors at the Annual Meeting in opposition to the Company Nominees recommended by the Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by the Boots Group, the election of directors will be considered a contested election and, as provided under Section 2.08 of the Company's A&R By-Laws, directors will be elected on a plurality basis. This means that the twelve (12) director nominees receiving the greatest number of votes cast FOR their election will be elected. WITHHOLD votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast. WITHHOLD votes and any broker non-votes will have no direct effect on the outcome of the election of directors at the Annual Meeting.
The Board does not endorse the Boots Group Nominees and unanimously recommends that you use the WHITE proxy card to vote FOR the election of the twelve (12) Company Nominees proposed by the Board (P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III). The Board strongly urges you to discard and NOT to vote using any gold proxy card that may be sent to you by the Boots Group. If you have already voted using a gold proxy card sent to you by the Boots Group, you have every right to change your vote prior to the Annual Meeting and we strongly urge you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the twelve (12) Company Nominees recommended by the Board — by Internet or telephone, or by marking, signing, dating and returning your WHITE proxy card by mail in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted. Any proxy may be revoked at any time prior to the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 717-3904 (toll-free from the United States and Canada) or +1 (412) 232-3651 from other countries.
In the event that the Boots Group withdraws its nominees, abandons its solicitation or fails to comply with the requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") (including the universal proxy rules thereunder) after a stockholder has already granted proxy authority on the gold proxy card, stockholders can still sign and date a later submitted WHITE proxy card and any votes cast in favor of any Boots Group Nominee

CROWN CASTLE INC.	2024 PROXY STATEMENT

will be disregarded and not be counted, whether such vote is provided on the Company's WHITE proxy card or the Boots Group's gold proxy card.
Although the Company is required to include all nominees for election on its proxy card, for additional information regarding the Boots Group Nominees and any other related information, please refer to the Boots Group's proxy statement. You may receive solicitation materials from the Boots Group, including proxy statements and gold proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to the Boots Group, its nominees or the By-Laws Proposal (defined under "VII. Boots Group By-Laws Proposal") contained in solicitation materials filed or disseminated by or on behalf of the Boots Group or any other statements the Boots Group may make. Stockholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).
If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board's recommendation with respect to the proposal, i.e., FOR the twelve (12) Company Nominees proposed by the Board and named in this Proxy Statement. You are permitted to vote for fewer than twelve (12) nominees. If you vote for fewer than twelve (12) nominees, your shares will only be voted FOR with respect to those nominees you have so marked. However, if you are a registered holder and submit a validly executed WHITE proxy card but vote FOR more than twelve (12) nominees, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you do not vote FOR more than twelve (12) nominees so that your vote with respect to this item is counted.
If you are a beneficial holder and properly mark, sign, date and return your WHITE voting instruction form or use your WHITE voting instruction form or Proxy Materials Notice via Internet, your shares will be voted as you direct your bank or broker. However, if you sign, date and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, they will be voted in line with the Board's recommendation with respect to the proposal, i.e., FOR the twelve (12) Company Nominees proposed by the Board and named in this Proxy Statement. You are permitted to vote for fewer than twelve (12) nominees. If you vote for fewer than twelve (12) nominees, your shares will only be voted FOR with respect to those nominees you have so marked. If you are a beneficial holder and you vote FOR more than twelve (12) nominees on your WHITE voting instruction form, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.
Each Company Nominee has consented to be nominated and has expressed his or her intention to serve if elected. The Board expects that each of the Company Nominees for director will be able and willing to serve as a director. If any Company Nominee is not available, the proxies may be voted for another person nominated by the current Board, or the size of the Board may be reduced.

✓	The Board unanimously recommends a vote FOR ONLY the following twelve (12) Company Nominees:
	•P. Robert Bartolo •Cindy Christy •Ari Q. Fitzgerald •Jason Genrich •Andrea J. Goldsmith •Tammy K. Jones	•Kevin T. Kabat •Anthony J. Melone •Sunit S. Patel •Bradley E. Singer •Kevin A. Stephens •Matthew Thornton, III
and WITHHOLD on each of the Boots Group Nominees.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Company Nominees for Director—For a Term Expiring in 2025

P. Robert Bartolo	Age: 52	Director Since: 2014

Board Chair (since 2022)

Committees:
•Audit
•Compensation
•Strategy
•Fiber Review, Chair
•CEO Search

Other Public Company Directorships:
•Cable One, Inc. (NYSE: CABO) (since 2023)

Education:
•B.S., University of Southern California
•M.B.A., Wharton School at the University of Pennsylvania

Experience:
•T. Rowe Price Group, Inc. (NASDAQ: TROW) ("T. Rowe Price"), global investment management company
◦EVP, U.S. Growth Stock Fund and Chairman, U.S. Growth Stock Fund Investment Advisory Committee (2007 – 2014)
◦Vice President and Portfolio Manager, U.S. Equity Division (2005 – 2014)
◦Co-Portfolio Manager, Media and Telecom Fund (2005 – 2007)
◦Analyst, Telecom, Tower & Cable (2002 – 2007)
•MGM Resorts International (NYSE: MGM) ("MGM Resorts"), global hospitality and entertainment company
◦Director of Finance (1997 – 2000)
•Deloitte & Touche LLP, multinational professional services network
◦Senior Auditor (1994 – 1997)
Skills and Qualifications:
•Financial and Accounting – Acquired financial expertise through his prior role as an auditor with one of the Big Four international accounting firms, his CFA designation and his service as Director of Finance at MGM Resorts, where he was responsible for regulatory filings and corporate development analysis, including the $6.4 billion acquisition of Mirage Resorts. His experience was further enhanced through a decades long career in the global investment management sector as a portfolio manager at T. Rowe Price.
•Wireless/Telecom Industry – Gained deep understanding of our business and the telecommunications industry, including business strategies around the deployment of towers, through his experience assessing companies in telecommunications and related industries while serving at T. Rowe Price as a Telecom, Tower & Cable analyst, being named Institutional Investor magazine's best buy-side telecommunications analyst in 2003 and 2005.
•Risk Management – Developed in-depth business analysis acumen, including identification and mitigation of risk, in his roles at T. Rowe Price, where he managed what was at the time the firm's largest mutual fund, the Growth Stock Fund, growing it from $32 billion to $60 billion, attracting $8 billion of new investments and achieving performance in the top 10% of comparable funds over the last 1, 3 and 5 years prior to his retirement.
•Mr. Bartolo also brings to our Board Mergers and Acquisitions ("M&A"), strategic planning/oversight, executive and public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Cindy Christy	Age: 58	Director Since: 2007

Committees:
•Compensation
•NESG
•Strategy

Other Public Company Directorships:
•The Dun & Bradstreet Corporation (formerly a public company and predecessor to Dun & Bradstreet Holdings, Inc. (NYSE: DNB)) (2015 – 2019)

Other Memberships:
•Director and Treasurer, CTIA, a trade association representing the U.S. wireless communications industry

Education:
•B.S.B.A., American University, Washington, D.C.

Experience:
•Asurion, LLC ("Asurion"), information technology company
◦President (since 2019)
◦President and COO (2014 – 2018)
◦President, Americas (2012 – 2014)
◦President, Sales, Marketing and Product Management (2008 – 2012)
•Alcatel-Lucent S.A. (acquired by Nokia in 2015), multinational telecommunications equipment company
◦President, Americas Region (2008)
◦President, North America Region (2006 – 2007)
•Lucent Technologies Inc. (NYSE: LU) ("Lucent") (later merged with Alcatel S.A.), telecommunications equipment company
◦Various leadership positions, including President of Network Solutions Group, President of Mobility Solutions Group and COO of Mobility Solutions Group (2000 – 2005)
Skills and Qualifications:
•Telecom Industry – Developed a deep understanding of our industry over her more than 25-year career in the telecommunications and high-technology sector, where she held senior executive roles leading and developing major infrastructure portfolios – including tower, fiber, and small cell – to deliver network solutions and customer care operations, with a strong track record of successfully navigating large companies through industry-wide transformations driven by new technologies. She maintains leading-edge industry expertise through her board role with CTIA, a wireless communications industry trade association, which advocates for legislative and regulatory policies to address sector-wide challenges.
•Technology – Acquired expertise in technologies and applications through product development roles throughout her career, including functional experience with product management and development at Lucent and Alcatel-Lucent S.A. Under her leadership, Asurion added and developed support capabilities in a wide range of consumer-focused, machine learning-based customer support apps, growing the organization into the world's leading consumer technology care company.
•Operations – Obtained operational oversight experience through her executive leadership responsibilities, including developing and implementing operating plans and managing supply chain for Asurion during her four years as COO, overseeing operations for Lucent's Network Solutions Group, one of the company's three core divisions that provided networking equipment to major telephone service providers, as well as overseeing operations for the entire North America region for the company's successor, Alcatel-Lucent S.A.
•Ms. Christy also brings to our Board her knowledge of other public company board, executive leadership, M&A, risk management, strategic planning/oversight, as well as financial, corporate governance/ethics, ESG and Human Resources ("HR")/compensation experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Ari Q. Fitzgerald	Age: 61	Director Since: 2002

Committees:
•Compensation
•NESG
•Strategy

Other Memberships:
•Secretary, Multicultural Media and Telecommunications Council
•Advisory board member for several private technology companies and policy advocacy organizations

Education:
•B.A., Harvard College
•J.D., Yale Law School

Experience:
•Hogan Lovells US LLP ("Hogan Lovells"), global law firm
◦Partner (since 2001) and Leader, Communications, Internet & Media Practice
•Federal Communications Commission ("FCC")
◦Deputy Chief, International Bureau (2000 – 2001)
◦Legal Adviser to FCC Chairman William Kennard (1997 – 2000)
•U.S. Department of Justice, Office of Legal Counsel
◦Attorney (1994 – 1997)
Skills and Qualifications:
•Wireless Industry – Extensive expertise in the wireless industry as demonstrated by his leadership of Hogan Lovells' Communications, Internet and Media practice, providing legal advice on a wide range of communications, spectrum policy, and transactional issues to some of the world's largest and most dynamic communications network operators and industry trade associations and investors. Mr. Fitzgerald is one of only three attorneys to have been inducted into the Wireless History Foundation's Wireless Hall of Fame, which recognizes transformational contributions to the wireless industry.
•Legal/Regulatory – Acquired legal expertise and extensive regulatory experience as a senior advisor and attorney in the federal government, serving as legal adviser to former FCC Chairman Bill Kennard and Deputy Chief of the FCC's International Bureau and legal counsel to former U.S. Senator Bill Bradley. He also served as an attorney-advisor in the U.S. Department of Justice's Office of Legal Counsel, providing guidance to the White House, executive branch agencies and the U.S. attorney general on constitutional and federal statutory interpretation matters.
•M&A – Gained extensive experience in M&A matters as outside counsel to a wide range of communications providers and investors that have sought and secured FCC, antitrust, Committee on Foreign Investment in the United States and Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (Team Telecom) regulatory approvals of major transactions, including T-Mobile in its acquisition of Sprint, Vodafone in its sale of a 45% equity interest in Verizon Wireless to Verizon, various successful participants in FCC spectrum auctions or secondary market transactions in spectrum, and various parties in other transactions involving communications companies or their assets.
•Mr. Fitzgerald also brings to our Board knowledge of technology, strategic planning/oversight, ESG and corporate governance/ethics, as well as public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Jason Genrich	Age: 37	Director Since: 2024

Committees:
•Fiber Review
•CEO Search

Other Public Company Directorships:
•Switch, Inc. (NYSE: SWCH) (acquired by DigitalBridge and IFM Investors in 2022) (2021 – 2022)

Other Memberships:
•Director, Cloud Software Group (since 2022)
•Director, GoTo Group, Inc. (since 2020)
•Director, Travelport Worldwide Ltd. (since 2019)

Education:
•B.B.A., Stephen M. Ross School of Business at the University of Michigan

Experience:
•Elliott Investment Management L.P., investment management company
◦Senior Portfolio Manager (since 2022) and Equity Partner (since 2024)
◦Portfolio Manager (2018 – 2022)
◦Analyst and Associate Portfolio Manager (2014 – 2018)
•GTCR, LLC, private equity firm
◦Associate, Technology, Media and Telecommunications ("TMT") Private Equity Investment Team (2011 – 2014)
•Evercore Partners, investment banking firm
◦Analyst, Technology M&A Group (2009 – 2011)
Skills and Qualifications:
•Wireless/Telecom Industry – Developed extensive knowledge of the wireless and telecommunications industry through his career at Evercore, GTCR and Elliott where he focused on transactions and investments across the TMT industries, including digital infrastructure (such as wireless towers, fiber infrastructure, cable multiple-system operators and other broadband infrastructure) and telecommunications equipment vendors that provide core technologies to wireless and wireline service providers.
•Technology and M&A – Acquired deep insights into technology products and investments through his 15-year career analyzing value creation opportunities across the TMT industry, which included roles with investment banking and investment management firms, including the Technology M&A group at Evercore Partners, TMT investing team at GTCR and the TMT investing team at Elliott. These experiences are further enhanced through his current and previous service on the boards of several technology and digital infrastructure companies. Over the course of his career, Mr. Genrich has worked on numerous large-scale transactions, including the $16.5 billion take-private of Citrix Systems, Inc. (and its combination with TIBCO Software), a convertible preferred equity investment in Western Digital along with Apollo Global Management and other take-private and private equity transactions.
•Financial – Gained in-depth financial and capital markets expertise throughout his career in investment banking, private equity and hedge fund investing, including responsibility for fundamental analysis, financial modeling, industry and market research, and complex transactional analysis in support of investment decisions.
•Mr. Genrich also brings to our Board knowledge of strategic planning/oversight, ESG, risk management and corporate governance/ethics, as well as public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Andrea J. Goldsmith	Age: 59	Director Since: 2018

Committees:
•NESG
•Strategy, Chair

Other Public Company Directorships:
•Intel Corporation (NASDAQ: INTC) (since 2021)
•Medtronic plc (NYSE: MDT) (since 2019)

Other Memberships:
•Member, President's Council of Advisors on Science and Technology (PCAST) (since 2021)

Education:
•B.S., University of California, Berkeley
•M.S., University of California, Berkeley
•Ph.D., University of California, Berkeley

Experience:
•Princeton University
◦Dean of Engineering and Applied Science and Arthur LeGrand Doty Professor of Electrical and Computer Engineering (since 2020)
•Stanford University
◦Stephen Harris Professor of Engineering (2012 – 2020)
◦Professor of Engineering (2007 – 2012)
◦Associate/Assistant Professor (1999 – 2007)
•Plume WiFi (formerly Accelera, Inc.), Wi-Fi service provider for communications service companies
◦Co-founder and CTO (2010 – 2014)
•Quantenna Communications, Inc. (NASDAQ: QTNA) (acquired by ON Semiconductor in 2019), Wi-Fi chip and software company
◦Co-founder and CTO (2005 – 2009)
Skills and Qualifications:
•Technology – Developed an understanding of telecommunications technologies through her extensive academic background in electrical and computer engineering and her career as an accomplished engineer and inventor with acclaimed, foundational work in wireless communications focused on the fundamental performance limits of wireless systems, including 5G wireless, mobile Internet of Things and smart grid design.
•Strategic Planning/Oversight and Cyber/Information Security – Her experiences on the Stanford Budget Group and Stanford Committee on Research as well as her board service at Intel Corporation and Medtronic plc include oversight of the assessment and adoption of cybersecurity and data privacy protocols to ensure the protection of enterprise platforms. Dr. Goldsmith contributes additional significant experience overseeing M&A transactions obtained through her board service at Intel Corporation and Medtronic plc.
•Academia/Education – Gained over more than two decades teaching electrical engineering and applied science at some of the most prestigious research institutions in the United States, becoming Dean of Princeton's School of Engineering and Applied Science, authoring or co-authoring three books on wireless communications and holding 38 patents.
•Dr. Goldsmith also brings to our Board wireless/telecommunications industry, public company board and executive experience, as well as knowledge of corporate governance/ethics.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Tammy K. Jones	Age: 58	Director Since: 2020

Committees:
•Audit
•NESG, Chair
•Strategy
•CEO Search, Chair

Other Public Company Directorships:
•Veris Residential, Inc. (NYSE: VRE) ("Veris")
•Monogram Residential Trust, Inc., (NYSE: MORE) (acquired by Greystar Growth and Income Fund, LP in 2017) (2016 – 2017)

Other Memberships:
•Chair, Real Estate Executive Council
•Member, Executive Leadership Council

Education:
•B.A., Cornell University
•M.B.A., J. Mack Robinson College of Business at Georgia State University

Experience:
•Basis Investment Group, LLC, multi-strategy commercial real estate private equity investment platform
◦Founder and CEO (since 2009)
•CWCapital LLC, U.S. debt investment platform previously owned by Caisse de dépôt et placement du Québec
◦Senior Managing Director, Head of Capital Markets Lending Division (2004 – 2009)
•Commercial Capital Initiatives, Inc. (a subsidiary of GMAC Commercial Mortgage Corporation), a commercial real estate company
◦SVP (1997 – 2004)
•Equitable Real Estate Investment Management, pension fund advisor and investment manager
◦Director (1990-1997)
Skills and Qualifications:
•REIT Industry and ESG – Demonstrated track record of delivering strong returns for individual and institutional stakeholders through extensive investment experience in commercial real estate transactions and leadership roles on public REIT boards. As a member of the Strategic Review Committee of the board of Monogram Residential Trust, Inc., Ms. Jones oversaw the take-private sale of the company, which resulted in a 22% premium to the share price. As Chair of the board of Veris and formerly Lead Independent Director, she led the board in the company's successful transformation from a capital-intensive office owner to a pure play multifamily REIT, as well as its CEO transition, the sale of $2.5 billion of non-strategic assets and the pay down of $1 billion in debt, improving the operating platform and outperforming peers. In addition, Ms. Jones has been a driving force and leader in the implementation of successful ESG strategies at both Veris and Crown Castle.
•Financial and M&A – Gained extensive experience with strategic financial transactions and capital allocation throughout her career closing over $25 billion in commercial real estate transactions across the U.S., including with joint venture negotiation, capital markets, leasing, structuring, and investment. Successfully deployed capital in real estate on behalf of some of the country's largest public pension plans and institutional investors while consistently achieving top quartile returns.
•Strategic Planning/Oversight – Developed throughout her career, over three decades of making strategic investment decisions, and most recently as founder and CEO of one of the few woman-owned diversified commercial real estate investment platforms overseeing the development and execution of the firm's investment strategy, operations, finance, and technology as well as closing nearly $7 billion in transactions and managing a portfolio, which includes more than 15,000 multifamily units.
•Ms. Jones also brings to our Board public company board and executive experience, as well as corporate governance/ethics, risk management, operations, accounting, academia/education and HR/compensation expertise.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Kevin T. Kabat	Age: 67	Director Since: 2023

Committees:
•Compensation
•NESG
•CEO Search
O
Other Public Company Directorships:
•NiSource Inc., (NYSE: NI) (since 2015)
•Unum Group, (NYSE: UNM) (since 2008)
•AlTi Global Inc., (NASDAQ: ALTI) (January 2023 – August 2023)
•E*TRADE Financial Corporation (NASDAQ: ETFC) ("E*TRADE") (2016 – 2020)

Education:
•B.S., John Hopkins University
•M.S., Purdue University

Experience:
•Fifth Third Bancorp (NASDAQ: FITB), diversified financial services company
◦CEO and Vice Chairman of the Board (2012-2016)
◦CEO (2007 – 2012)
◦CEO and Chairman (2008 – 2010)
◦EVP (2003 – 2006)
◦President and CEO, Fifth Third Bank Michigan (2001 – 2003)
•Old Kent Financial Corporation, bank holding company acquired by Fifth Third Bank in 2021
◦Held a number of management and executive positions including as Vice Chairman and President (1982 – 2001)
Skills and Qualifications:
•Financial and M&A – Obtained financial acumen through his more than a three-decade career in the financial services sector, leading one of the largest U.S. diversified financial services companies, which contributed to his deep understanding of financial markets. During his tenure at Fifth Third Bancorp, Mr. Kabat oversaw a successful spin-off of the company's processing division, which was pivotal to the successful execution of its recapitalization strategy. He also served as Lead Independent Director of E*TRADE, overseeing the acquisition of the company by Morgan Stanley in an all-stock transaction valued at approximately $13 billion.
•Risk Management – Developed valuable risk management skills through his operational and executive leadership roles with an increasing amount of complexity in the financial services industry, as demonstrated by his CEO tenure at Fifth Third Bancorp, which he successfully navigated through a volatile market environment during the 2008 financial crisis and subsequent economic recovery. His extensive experience serving on public company boards contributes to the Board's risk oversight.
•Strategic Planning/Oversight and Operations – Gained a deep understanding of operating in a highly regulated operational environment and balancing the interests of many stakeholders while serving as CEO of Fifth Third Bancorp, where he was responsible for overseeing the strategic direction of the company, leading a shift toward a customer-centric culture and introduction of robust digital service offerings in response to customer demand for efficient digital payment options.
•Mr. Kabat also brings to our Board knowledge of accounting, HR/compensation and corporate governance/ethics, as well as executive and public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Anthony J. Melone	Age: 63	Director Since: 2015

Committees: •Strategy •Fiber Review Other Public Company Directorships: •ADTRAN, Inc. (NASDAQ: ADTN) (2016 – 2020) Education: •B.S., Villanova University •M.S.E., University of Pennsylvania
Experience:
•Crown Castle Inc.
◦Interim President and CEO (since January 2024)
•Verizon Communications Inc. (NYSE, NASDAQ: VZ), leading communications technology company and network provider
◦EVP and CTO (2010 – 2015)
◦Served in a variety of positions with Verizon Wireless, a subsidiary of Verizon (2000 – 2010), including as SVP and CTO (2007 – 2010)
Skills and Qualifications:
•Wireless/Telecom Industry – Gained understanding of our business and the communications infrastructure industry, along with extensive knowledge of our customers and their evolving expectations over his more than 35 years in the telecommunications industry, including responsibility for managing infrastructure assets and over 20,000 communications towers and over 50,000 wireless cell sites.
•Technology – Acquired an advanced understanding of telecommunications technologies, regulatory compliance requirements and related emerging technological trends while serving in leadership positions at Verizon, including his role as CTO for Verizon, and its subsidiary Verizon Wireless, where he successfully oversaw the transition of the wireless network from 3G to 4G standard and the launch of the nation's first wireless broadband wide-area network. He played a pivotal role in overseeing multiple platform integrations in support of Verizon's M&A strategy, facilitating interoperability to support reliable network service.
•Strategic Planning/Oversight – Developed through his direct responsibility as CTO at Verizon, where he oversaw a large-scale capital investment program designed to enhance and expand the company's nationwide wireless network, including his leadership role in planning and implementing network quality and coverage performance initiatives.
•Mr. Melone also brings to our Board experience and knowledge of finance, operations, risk management, HR/compensation, corporate governance/ethics and public company board and executive experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Sunit S. Patel	Age: 62	Director Since: 2024

Committees: •Audit •Fiber Review Other Memberships: •Director, Cirion Technologies, a private digital infrastructure and technology provider Education: •B.S., Rice University
Experience:
•Ibotta Inc., a technology company that allows consumer packaged goods brands to deliver digital promotions to millions of consumers
◦CFO (since 2020)
•T-Mobile USA Inc. (NASDAQ: TMUS), leading communications company and network provider
◦EVP, Merger and Integration (2018 – 2020)
•CenturyLink, Inc. (now, Lumen Technologies, Inc. (NYSE: LUMN) ("Lumen")), telecommunications company
◦EVP and CFO (2017 – 2018)
•Level 3 Communications, Inc. (NYSE: LVT) (acquired by CenturyLink, Inc. (now Lumen) in 2016), telecommunications internet service provider
◦EVP and CFO (2008 – 2017)
◦Group Vice President and CFO (2003 – 2008)
•Looking Glass Networks Inc. (acquired by Level 3 Communications, Inc. in 2006), telecommunications transport services provider
◦Co-Founder and CFO (2000 – 2003)
Skills and Qualifications:
•Telecom Industry – Gained valuable strategic insights over his more than a two-decade career in the telecommunications industry, including extensive knowledge of our customers, further enhanced by his senior executive leadership roles in the telecommunications industry, including co-founding Looking Glass Networks Inc.
•Financial and Accounting – Obtained significant experience and financial acumen in financial reporting, internal controls and capital markets during his career serving in senior financial roles at multiple public and private telecommunications companies.
•Strategic Planning/Oversight and M&A – Acquired extensive expertise during his career, including through the successful execution of M&A and financing transactions valued at over $100 billion in the aggregate. Led T-Mobile's strategic planning efforts to integrate Sprint. Also served as CFO at Level 3 Communications, Inc. during its merger with CenturyLink, Inc., creating a leading global network services company with a larger global footprint, enhanced product and IT services portfolio and larger fiber network.
•Mr. Patel also brings to our Board knowledge of operations, risk management, technology, as well as executive and HR/compensation experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Bradley E. Singer	Age: 57	Director Since: 2024

Committees:
•Audit

Other Public Company Directorships:
•Redfin Corporation (NASDAQ: RDFN) (since 2022)
•Sweetgreen, Inc. (NYSE: SG) (since 2021)
•Rolls-Royce Holdings plc (LSE: RR) (2016 – 2019)
•Motorola Solutions, Inc. (NYSE: MSI) (2012 – 2016)
•Citizens Communications Corp. (NYSE: CZN) (now part of Frontier Communications Parent, Inc.) (2005 – 2008)
•Martha Stewart Living Omnimedia (NYSE: MSO) (acquired by Sequential Brands Group in 2015) (2003 – 2008)

Education:
•B.S., University of Virginia
•M.B.A., Harvard Business School

Experience:
•ValueAct Capital ("ValueAct"), investment company
◦Investment Partner and COO (2012 – 2021)
•Discovery Communications, Inc. (NASDAQ: DISCA) ("Discovery") (merged with WarnerMedia in 2022), mass media company
◦Senior EVP and CFO and Treasurer (2008 – 2012)
•American Tower Corporation (NYSE: AMT), global provider of wireless infrastructure
◦CFO and Treasurer (2001 – 2008)
◦EVP, Strategy (2000 – 2001)
•Goldman, Sachs & Co (NYSE: GS), investment management company
◦Investment Banker (1997 – 2000)
Skills and Qualifications:
•Telecom Industry – Gained industry experience and understanding of the communications infrastructure ecosystem and extensive knowledge of our customers and their priorities while serving in key executive roles at AMT, at the time the largest global provider of wireless communication towers with 10,000 tower sites in operation. Mr. Singer contributed to the design and execution of AMT's strategy that created a portfolio of high-quality wireless infrastructure, grew the core tower business and unlocked operational efficiencies with strong margin expansion, resulting in significant share price appreciation outperforming the S&P 500 and NASDAQ indices over the same timeframe.
•Financial – Obtained significant capital markets experience, financial and transactional acumen, investment and capital allocation experience while serving as one of three partners comprising the management committee of ValueAct to create sustaining shareholder value across the equity investment fund, in addition to his public company CFO experience.
•Strategic Planning/Oversight, Accounting and Operations –Acquired extensive expertise during his CFO tenures at AMT and Discovery, where he partnered with CEOs to implement greater operational and financial discipline resulting in increased profitability, and oversaw financial reporting, internal controls and investor relations functions.
•Mr. Singer also brings to our Board knowledge of risk management, technology, M&A, and HR/compensation, as well as executive, public company board and academia/education experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Kevin A. Stephens	Age: 62	Director Since: 2020

Committees:
•Audit, Chair
•Compensation
•Strategy
•Fiber Review

Other Public Company Directorships:
•Keysight Technologies, Inc. (NYSE: KEYS) (since 2022)

Other Memberships:
•Director, Consumer Cellular Inc., a private company
•Member, The Executive Leadership Council

Education:
•B.B.A., University of Michigan
•M.B.A, University of Southern California

Experience:
•Altice USA, Inc. (NYSE: ATUS) ("Altice"), provider of broadband communications and video services
◦EVP and President, Business Services Division (2015 – 2019)
•Suddenlink Communications, Inc. ("Suddenlink") (acquired by Altice in 2015), internet and cable provider
◦Served in multiple senior leadership positions, including as President, Commercial and Advertising Operations (2006 – 2015)
•Served in various senior leadership positions at Cox Communications, Inc., Choice One Communications and Xerox Corporation
Skills and Qualifications:
•Telecom Industry – Gained extensive experience in the fiber and telecommunications industry while serving in leadership positions at a number of companies in the sector, developing deep knowledge of customer preferences, distribution channels and industry segments, including in his most recent position at Altice, where he held responsibility for full profit and loss ("P&L") and operations, as well as oversight of all functional areas.
•M&A – Acquired significant expertise by playing a key role throughout his career in all phases of the M&A process, including executing 10 corporate acquisitions across three companies. Following the $20 billion acquisition of Cablevision by Altice, Mr. Stephens led the integration of three business-to-business organizations into one business, creating operational efficiencies by redefining the strategy for the combined company and reinvigorating the product pipeline, which delivered accelerated revenue growth. Mr. Stephens also served as advisor in 2020 to Morgan Stanley Infrastructure Partners in connection with a $3.2 billion acquisition of a fiber infrastructure company.
•Strategic Planning/Oversight – Developed a strong track record of designing and executing profitable enterprise expansion strategies in both start-up and Fortune 500 companies, including creating a new wholesale line of business at Suddenlink, which developed into a significant revenue contributor for the company.
•Mr. Stephens brings to our Board operations, financial and ESG expertise and executive and public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Matthew Thornton, III	Age: 65	Director Since: 2020

Committees:
•Compensation, Chair
•Strategy

Other Public Company Directorships:
•Sherwin Williams Company (NYSE: SHW) (since 2014)
•Trustee of registered investment companies in the Nuveen funds complex (since 2020)

Other Memberships:
•Member, The Executive Leadership Council

Education:
•B.A, University of Memphis
•M.B.A., University of Tennessee, Knoxville

Experience:
•FedEx Corporation (NYSE: FDX) ("FedEx"), leading transportation, ecommerce and services company (1978 – 2019)
◦EVP and COO, FedEx Freight Corporation (2018 – 2019)
◦SVP, U.S. Operations, Federal Express Corporation ("FedEx Express"), a subsidiary (2006 – 2018)
◦SVP, Air, Ground and Freight Services, FedEx Express (2004 – 2006)
◦Vice President, Regional Operations (Central Region), FedEx Express (1998 – 2004)
Skills and Qualifications:
•Operations – Gained significant strategic operations and logistics management experience through his broad range of positions over a more than four-decade career at FedEx, where he was responsible for domestic and international P&L and improved the operational performance of multiple business segments. In his most recent role as COO of FedEx Freight, he managed nearly 380 service centers, which included international efforts, transportation, field operations and customer service among other crucial business areas, with an annual revenue of nearly $8 billion.
•Strategic Planning/Oversight – Obtained extensive strategic planning experience leading transformational growth initiatives at FedEx, including the development and implementation of an E-commerce platform to facilitate growth, improve service reliability and operational efficiency. This experience was further expanded through his service on the board of Sherwin Williams Company, where he oversaw multiple strategic acquisitions and divestitures to drive value creation opportunities.
•HR/Compensation – Acquired over his career, including in his most recent positions, where he oversaw more than 45,000 employees and initiated company-wide efforts to improve network health, on time performance and operational improvements. He was able to achieve record level employee engagement ratings and productivity under his tenure, while maintaining industry-leading practices in driver and workplace safety.
•Mr. Thornton also brings to our Board knowledge of risk management, ESG, corporate governance/ethics, as well as financial, executive and public company board experience.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Board Matrix
The following matrix provides information regarding the members of the Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which the Board believes are relevant to our business, industry or REIT structure. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean that the director in question lacks such knowledge, skill or expertise or is unable to contribute to the decision-making process in that area and indicates instead that such director does not satisfy the definition (as shown in the matrix below) associated with such designated skill or expertise. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.
Knowledge, Skills and Experience

| Knowledge, Skills and Experience | Bartolo | Christy | Fitzgerald | Genrich | Goldsmith | Jones | Kabat | Melone | Patel | Singer | Stephens | Thornton |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Public Company Board Experience**<br>Current or prior service as a director of a U.S. public company | • | • | • | • | • | • | • | • | | • | • | • |
| **Financial**<br>Experience with capital markets, financial operations or service on financing or similar committee | • | • | | • | | • | • | • | • | • | • | • |
| **Risk Management**<br>Experience in overseeing, identifying and mitigating enterprise risk | • | • | | • | | • | • | • | • | • | | • |
| **Accounting**<br>Background and experience in accounting, financial reporting and internal controls | • | | | | | • | • | | • | • | | |
| **Corporate Governance / Ethics**<br>Current or prior service on a governance, ethics or similar Board committee or experience working in internal or external audit | • | • | • | • | • | • | • | • | | | | • |
| **Legal / Regulatory**<br>Licensed attorney or other professional experience in law or with a regulatory agency | | | • | | | | | | | | | |
| **HR / Compensation**<br>Experience with executive compensation and management of human capital and succession planning | | • | | | | • | • | • | • | • | • | • |
| **Executive Experience**<br>Experience serving as a current or former CEO or senior executive of a significant business segment or unit | • | • | | | • | • | • | • | • | • | • | • |
| **Operations**<br>Executive-level experience managing operations, with responsibility for developing and implementing operating plans | | • | | | | • | • | • | • | • | • | • |
| **Strategic Planning / Oversight**<br>Experience developing, executing or overseeing corporate strategic plans or overseeing an investment portfolio | • | • | • | • | • | • | • | • | • | • | • | • |
| **Technology**<br>Knowledge of existing and emerging technologies and experience or expertise in identifying, developing or using new and emerging technologies | | • | • | • | • | | | • | • | • | • | |
| **Mergers and Acquisitions**<br>Significant experience assessing and managing major transactions | • | • | • | • | | • | • | | • | • | • | |
| **Wireless / Telecom / REIT Industry**<br>Experience in or deep knowledge of our industry, including relevant technology or corporate structure, or other experience with a REIT | • | • | • | • | • | • | | • | • | • | • | |
| **Academia / Education**<br>Experience working in academia or serving on a board of trustees of an academic institution | | | | | • | • | | | | • | | |
| **Cyber / Information Security**<br>Experience managing or overseeing corporate cybersecurity threat landscape, information security and data privacy | | | | | • | | | | | | | |
| **ESG**<br>Experience in managing or overseeing sustainability practices and initiatives, including service on a relevant committee | | • | • | • | | • | | | | | • | • |

CROWN CASTLE INC.	2024 PROXY STATEMENT

Board Diversity and Tenure

CROWN CASTLE INC.	2024 PROXY STATEMENT

Board Leadership Structure
For over 20 years, the roles of our Board Chair and CEO have been filled by two different persons. Notwithstanding the foregoing, our Corporate Governance Guidelines provide that the Board does not maintain a firm policy with respect to the separation of the offices of Board Chair and CEO. The Board believes that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Board Chair or CEO based on the relevant facts and circumstances applicable at such time.
Meetings
During 2023, the Board held 17 meetings (four regularly scheduled and 13 special). In 2023, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Board committees ("Committees") on which he or she served during the period in which he or she was a director.
Our Corporate Governance Guidelines provide that, while the Board understands that scheduling conflicts may arise resulting in absences, the Board strongly encourages each director to attend our annual meeting of stockholders. Each of the directors serving on the Board at the time of our 2023 Annual Meeting attended the 2023 Annual Meeting.
The non-management directors generally meet in executive session at each regularly scheduled meeting of the Board (typically four times per year). In addition, the Board meets at least once a year in executive session with only independent directors present. The independent Board Chair, P. Robert Bartolo, presides at the executive sessions of non-management directors and of independent directors.
Risk Oversight
Management is primarily responsible for assessing and managing our various exposures to risk on a day-to-day basis. Our Internal Audit department serves as the primary monitoring and testing function for company-wide policies and procedures, including policies and procedures regarding our risk management strategy. Such strategy includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Board is responsible for overseeing and assessing our risk management strategy. In addition, at least annually, the Board, through its Committees, and management engage in an interactive review and evaluation of the key risks that are essential and mission critical to our business and operations ("Mission Critical Risks"). The Board exercises these responsibilities periodically as part of its meetings and also through its Committees, each of which examines various components of risk in connection with its responsibilities.
Our Vice President—Audit and Security reports to the Audit Committee of the Board ("Audit Committee") and provides periodic updates (generally quarterly) to the Audit Committee with respect to the Internal Audit department's activities, including with respect to risk management matters and the audit agenda. In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight is consistent with the Board's current leadership structure, with the CEO and other members of senior management having responsibility for assessing, managing and mitigating, when appropriate, risk exposure, and the Board and its Committees providing oversight and review in connection with those efforts.
Oversight of Cybersecurity Risk
Our EVP and Chief Information Officer ("CIO") (and previously, our Vice President—Audit and Security) reports on a periodic basis (generally quarterly, or more frequently, as needed) to the Audit Committee regarding cybersecurity risk exposure and cybersecurity risk management strategy. The Board also may review and assess cybersecurity risks in connection with its review of the Company's Mission Critical Risks. For more information regarding cybersecurity matters, please refer to "Item 1C. Cybersecurity" in our 2023 Form 10-K.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Board Committees
The Board has four standing Committees: Audit Committee, Compensation Committee, NESG Committee and Strategy Committee. In December 2023, we entered into a letter agreement, as amended on March 3, 2024 (the "Cooperation Agreement"), with Elliott, pursuant to which (among other things) we agreed to establish a Fiber Review Committee and a CEO Search Committee, which were formed in January 2024. The table below shows the current chairs and members of each of the current Committees and the independence status of each Board member.
Copies of the Committee charters of each of the Audit Committee, Compensation Committee, NESG Committee, Strategy Committee, Fiber Review Committee and CEO Search Committee can be found on our website at https://investor.crowncastle.com, and such information is also available in print to any stockholder who requests it through our Corporate Secretary. The information on our website, including such Committee charters, is not, and shall not be deemed to be, incorporated by reference into this Proxy Statement or any other filings with the SEC unless expressly noted in any such other filings. A summary of each standing Committee's functions is set forth below.
Standing Committees
•    Audit Committee
Number of Meetings in 2023: 11
Functions and Authority: The functions and authority of the Audit Committee include:
•    provide oversight of:
•    our financial statements and accounting practices;
•    the quality and integrity of the financial statements and other financial information we provide to any governmental body or the public;
•    our compliance with legal and regulatory requirements;
•    the qualifications and independence of our independent registered public accountants ("Auditors");
•    the performance of our internal audit function and the Auditors; and
•    our systems of internal controls regarding finance, accounting, cybersecurity, legal compliance and ethics;

CROWN CASTLE INC.	2024 PROXY STATEMENT

•    assist the Board in overseeing and assessing our risk management strategy by examining risks within the Audit Committee's purview;
•    review with management the Company's significant cybersecurity and other information technology risks, controls and procedures, including internal policies, plans and processes to monitor, mitigate and remediate such risks;
•    select and appoint the Auditors; and
•    review and approve audit and non-audit services to be performed by the Auditors.
Audit Committee Financial Expert: The Board has determined that (1) each of Messrs. Bartolo, Patel and Singer and Ms. Jones meets the requirements of an audit committee financial expert pursuant to applicable SEC rules, (2) each of the current members of the Audit Committee also meets the requirements of an independent director pursuant to the NYSE listing standards, and (3) each of the current members of the Audit Committee is financially literate. For information regarding each Audit Committee member's business experience, see "IV. Election of Directors—Company Nominees for Director—For a Term Expiring in 2025."
For additional information regarding the Audit Committee, see "V. Ratification of Appointment of Independent Registered Public Accountants—Audit Committee Matters."
•    Compensation Committee
Number of Meetings in 2023: 7
Functions and Authority: The functions and authority of the Compensation Committee include:
•    assist the Board with its responsibilities relating to compensation of our executives;
•    develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•    design, recommend, administer and evaluate our executive compensation plans, policies and programs;
•    administer our incentive compensation and equity-based compensation plans;
•    review, determine and recommend to the Board (or the independent directors, as applicable) the compensation of the CEO and certain other executive officers;
•    review whether our compensation plans, policies and programs are competitive and consistent with our long-term strategy, corporate values and accepted legal practices;
•    review and approve the implementation or revision of any policy allowing the Company to recoup compensation paid to executive officers or other employees;
•    retain, terminate and approve the fees of any compensation consultants to assist the Compensation Committee with its duties; and
•    assist the Board in overseeing and assessing our risk management strategy by examining risks within the Compensation Committee's purview.
In carrying out the above functions, the Compensation Committee has the authority to form and delegate any of its authorities and responsibilities to subcommittees comprised of one or more of its members as it deems appropriate and to delegate responsibility for the day-to-day management of executive compensation to the senior officers of the Company.
Executive Compensation Process and Procedures: Over the course of several meetings throughout the year, the Compensation Committee annually reviews executive compensation, including base salary, STI compensation, LTI compensation and other benefits. In performing its duties, the Compensation Committee obtains advice, as it deems necessary, from an independent compensation consultant engaged directly by the Compensation Committee ("Compensation Consultant"). While the Compensation Consultant is engaged by the Compensation Committee, it works with management, including members of our HR department and our CEO, in developing compensation studies as directed by the Compensation Committee. For 2023, and since November 2016, Meridian Compensation Partners served as the Compensation Consultant. In second half of 2023, the Compensation Committee performed an evaluation of the Compensation Consultant function and, following such

CROWN CASTLE INC.	2024 PROXY STATEMENT

evaluation and after reviewing the independence information provided by FW Cook and conducting an independence assessment, determined that FW Cook is independent and selected FW Cook to act as the Compensation Consultant commencing August 2023. In addition, in the case of compensation decisions relating to executives other than the CEO, the Compensation Committee seeks and obtains input from the CEO. The Compensation Committee regularly holds executive sessions at its meetings during which management, including the CEO, is not in attendance. Additional information regarding the Compensation Committee's processes and procedures for consideration and determination of executive compensation is provided below at "VI. Executive Compensation—Compensation Discussion and Analysis."
Compensation Committee Interlocks and Insider Participation: None of the members of the Compensation Committee during 2023, or as of the date of this Proxy Statement, is or has been one of our officers or employees. In addition, during 2023, none of our executive officers served on the compensation committee (or board, in the absence of a compensation committee) of any company that employed any member of our Compensation Committee or Board.
•    Nominating, Environmental, Social and Governance Committee
Number of Meetings in 2023: 4
Functions and Authority: The functions and authority of the NESG Committee include:
•    assist the Board by identifying individuals qualified to become Board members and recommend director nominees for election by the stockholders or for appointment to fill vacancies;
•    recommend to the Board director nominees for each Committee of the Board;
•    advise to the Board about the compensation of the non-employee directors of the Board, including the philosophy related thereto, and make recommendations with respect thereto;
•    assist the Board in overseeing the Company's ESG strategy, goals and initiatives;
•    advise the Board about appropriate composition of the Board and its Committees;
•    advise the Board about and recommend to the Board appropriate corporate governance practices and assist the Board in implementing those practices;
•    lead the annual evaluation of the Board and its Committees; and
•    assist the Board in overseeing and assessing our risk management strategy by examining risks within the NESG Committee's purview.
Common Stock Ownership and Retention Guidelines: The Board has adopted stock ownership and retention guidelines generally providing that each of our non-employee directors should seek to establish and maintain by the fifth anniversary of the date such director is appointed to the Board beneficial ownership of a number of shares of Common Stock, having a value sufficient to satisfy a stock ownership level of three times the Annual Equity Grant (defined below) (exclusive of the additional equity award amount for a non-employee Board Chair) for non-employee directors (currently $230,000). A non-employee director generally has until the fifth anniversary after the date of an increase in the Annual Equity Grant to meet the incremental increase to the stock ownership level as a result of such Annual Equity Grant increase.
Common Stock retention guidelines for non-employee directors are substantially similar to those applicable to our executives as described in "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Governance, Policy and Practice—Stock Ownership and Retention Guidelines" below.
Consideration of Director Nominees: The NESG Committee has the authority to recommend nominees for election as directors to the Board. In considering candidates for the Board, the NESG Committee takes into account the entirety of each candidate's credentials and, subject to the discussion below, currently does not maintain any specific minimum qualifications that must be met by an NESG Committee recommended nominee.
While the NESG Committee does not maintain a formal list of minimum qualifications in making its evaluation and recommendation of candidates, the NESG Committee will generally consider, among other factors, whether prospective nominees are able to read and understand basic financial statements, have relevant business experience, have industry or other specialized expertise and have high moral character. In addition, the NESG

CROWN CASTLE INC.	2024 PROXY STATEMENT

Committee considers issues of diversity, including with respect to experience, expertise, viewpoints, skills, race, ethnicity and gender, in connection with the director selection process. The NESG Committee may attribute greater or lesser significance to different factors at particular times depending upon the needs of the Board, its composition or the NESG Committee's perception about future issues and needs.
The NESG Committee may consider candidates for the Board from any reasonable source, including from a third party search firm engaged by the NESG Committee or through stockholder recommendations (provided the procedures set forth below in "VIII. Other Matters—Stockholder Recommendation of Director Candidates" are followed). The NESG Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder. However, in evaluating a candidate's relevant experience, the NESG Committee may consider previous experience as a member of the Board.
The NESG Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years as circumstances warrant, while retaining the institutional memory of longer-tenured directors. The NESG Committee believes that longer-tenured directors, balanced with less-tenured directors, enhance the Board's oversight capabilities and its collective business acumen. The Company maintains a mandatory Board retirement policy, pursuant to which the Board will not nominate any non-employee director for election or re-election who has reached 72 years of age.
For information regarding the Board's recommendation to vote in favor of the Company Nominees, see "III. Reasons for the Board's Recommendation to Vote for the Company Nominees."
•    Strategy Committee
Number of Meetings in 2023: 4
Functions and Authority: The functions and authority of the Strategy Committee include:
•    assist the Board in overseeing the development and execution of the Company's strategy, including its strategic plans and initiatives;
•    review and assess with management the Company's strategy development and execution;
•    advise the Board and management on strategy-related issues and direction; and
•    assist the Board in overseeing and assessing our risk management strategy by examining risks within the Strategy Committee's purview.
Additional Committees
•    Fiber Review Committee
Number of Meetings in 2023: N/A (formed in January 2024)
Functions and Authority: The functions and authority of the Fiber Review Committee include:
•assist the Board by overseeing and directing the Board and management's review of the strategic and operational alternatives that may be available to the Company with respect to the Company's fiber and small cell business, including but not limited to potential sale, merger, spin-off, joint-venture and financing transactions as well as a range of operational opportunities for improved value creation ("Alternatives"); and
•provide to the Board recommendations based on the conclusions of its review of the Alternatives.
•    CEO Search Committee
Number of Meetings in 2023: N/A (formed in January 2024)
Functions and Authority: The functions and authority of the CEO Search Committee include:
•conduct a search to identify candidates for the Company's next President and CEO and recommend such candidates to the Board for consideration by the Board for appointment to the position of President and CEO of the Company.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Board Independence
The Board has affirmatively determined that each member of the Board standing for election at the Annual Meeting and each other director nominee, except Mr. Melone (currently, our Interim President and CEO), has no material relationship with us and is an independent director, as defined under NYSE listing standards.
To assist in its determination of director independence, the Board has adopted certain categorical standards, as set forth on Appendix A hereto. The Board determined the independence of the Company's directors and director nominees taking into account such standards.
Board Compensation
The Board maintains a compensation arrangement for the Board's non-employee directors, subject to the NESG Committee's periodic review (a director who is also an employee of ours receives no additional compensation for services as a director). In the fourth quarter of 2022, the NESG Committee, with the assistance of the Compensation Consultant, reviewed the Board's non-employee director compensation arrangement. The NESG Committee reviewed a competitive market analysis prepared by such Compensation Consultant, comparing the Board's compensation arrangement to those of the companies comprising our Peer Group (as defined in "VI. Executive Compensation—Compensation Discussion and Analysis" below). Based on the results of the competitive market analysis review, the NESG Committee determined, and the Board ratified, that no changes be made to the compensation program for non-employee directors at such time.
For 2023, the Board compensation arrangement was comprised of the following types and levels of compensation:
•    Initial Equity Grant.  Each newly appointed non-employee director typically receives a grant, pursuant to our LTI plan, of a number of unrestricted shares of Common Stock having a valuation equal to approximately $90,000, priced at the per share closing price of the Common Stock as of the effective date of the director's appointment or election ("Initial Equity Grant"); provided, that if a director is appointed or elected on or about the date of an Annual Equity Grant (defined below), the director generally receives the Annual Equity Grant in lieu of an Initial Equity Grant.
•    Annual Equity Grant.  Each year, following the Board's first regularly scheduled meeting, each non-employee director typically receives a grant of unrestricted shares of Common Stock ("Annual Equity Grant"), which is pro-rated for any director not expected to serve past that year's annual meeting of stockholders. For 2023, the valuation of the Common Stock grant was equal to approximately $230,000 ($330,000 in the case of the Board Chair), based upon the per share closing price of the Common Stock as of the date of such Board meeting.
•    Retainers.  Each non-employee director typically receives an annual cash retainer, paid quarterly, for serving on the Board ("Board Retainer"), which for 2023 was $85,000. In addition, non-employee directors are eligible to receive annual cash retainers for service on the Committees ("Committee Retainers") for 2023 as detailed below.
2023 Committee Retainers(a)

Board Committee	Committee Chair	Committee Member(b)
Audit Committee	$30,000	$15,000
Compensation Committee	$25,000	$12,500
NESG Committee	$20,000	$10,000
Strategy Committee	$20,000	$10,000

(a)    Excludes Committee Retainers for the Fiber Review and CEO Search Committees, which were formed in January 2024.
(b)    Represents Committee Retainers paid to members (other than chair) of the respective Committees.
For non-employee directors who serve on the Board or its Committees for less than the full fiscal year, the Board Retainer and any applicable Committee Retainer are typically paid only with respect to the quarters in which they served.
•    Other Compensation.  Each non-employee director is eligible to participate, at such director's election, in our medical (including vision) and dental plans.

CROWN CASTLE INC.	2024 PROXY STATEMENT

•    Expense Reimbursement and Continuing Education.  In addition to the foregoing, non-employee directors are reimbursed for reasonable expenses (1) incidental to service on the Board and (2) related to continuing education activities regarding corporate governance, director roles and responsibilities and other matters relating to director duties.

Director Compensation Table for 2023
The following table sets forth the compensation earned by our non-employee directors in 2023:

	Fees Earned or Paid in Cash
	Board Retainer ($)(a)	Committee Chair Retainer ($)(b)	Audit Committee Member Retainer ($)(c)	Compensation Committee Member Retainer ($)(d)	NESG Committee Member Retainer ($)(e)	Strategy Committee Member Retainer ($)(f)	Total Cash ($)(g)	Stock Awards ($)(h)	All Other Comp ($)(i)	Total Director Comp ($)(j)
P. Robert Bartolo	85,000	—	15,000	12,500	—	10,000	122,500	329,913	23,914	476,327
Cindy Christy	85,000	—	—	12,500	10,000	10,000	117,500	229,919	—	347,419
Ari Q. Fitzgerald	85,000	—	—	12,500	10,000	10,000	117,500	229,919	—	347,419
Andrea J. Goldsmith	85,000	20,000	—	—	10,000	—	115,000	229,919	—	344,919
Tammy K. Jones	85,000	20,000	15,000	—	—	10,000	130,000	229,919	—	359,919
Anthony J. Melone	85,000	30,000	—	—	10,000	10,000	135,000	229,919	15,214	380,133
Kevin T. Kabat	42,500	—	—	6,250	5,000	—	53,750	89,956	—	143,706
W. Benjamin Moreland(k)	85,000	—	—	—	—	10,000	95,000	229,919	14,764	339,683
Maria M. Pope(k)	42,500	—	7,500	—	—	—	50,000	89,993	—	139,993
Kevin A. Stephens	85,000	—	15,000	12,500	—	10,000	122,500	229,919	15,214	367,633
Matthew Thornton, III	85,000	25,000	—	—	—	10,000	120,000	229,919	—	349,919

(a)    Represents the 2023 Board Retainer earned by the non-employee directors, with each of Mr. Kabat and Ms. Pope receiving a Board Retainer for two quarters served in 2023.
(b)    Represents the committee chair retainer earned by each Committee chair in 2023.
(c)    Represents the 2023 Audit Committee member retainer earned by members of the Audit Committee (other than the chair of the Audit Committee), with Ms. Pope receiving a quarterly Audit Committee member retainer for two quarters served in 2023.
(d)    Represents the 2023 Compensation Committee member retainer earned by members of the Compensation Committee (other than the chair of the Compensation Committee), with Mr. Kabat receiving a quarterly Compensation Committee member retainer for two quarters served in 2023.
(e)    Represents the 2023 NESG Committee member retainer earned by members of the NESG Committee (other than the chair of the NESG Committee), with Mr. Kabat receiving a quarterly NESG Committee member retainer for two quarters served in 2023.
(f)    Represents the 2023 Strategy Committee member retainer earned by members of the Strategy Committee (other than the chair of the Strategy Committee).
(g)    Equal to the sum of the Board Retainer and Committee Retainers earned by the non-employee directors in 2023.
(h)    Represents shares of unrestricted Common Stock granted to the non-employee directors in 2023. The amounts shown are approximately equal to the number of shares granted as the 2023 Annual Equity Grant (2,458 shares for Mr. Bartolo and 1,713 shares for each other non-employee director, except for Mr. Kabat and Ms. Pope) multiplied by $134.22, which was the closing price per share of Common Stock on February 22, 2023, the date such grants were approved by the Board. In addition, the amount shown for (1) Mr. Kabat is equal to the number of shares granted as an Initial Equity Grant (831 shares) multiplied by $108.25, which was the closing price per share of Common Stock on August 1, 2023 (the date such grant was approved by the Board) and (2) Ms. Pope is equal to the number of shares granted as an Initial Equity Grant (902 shares) multiplied by $99.77, which was the closing price of the Common Stock on September 1, 2023 (the date such grant was approved by the Board).
(i)    Represents the portion of the medical, dental, and vision premiums paid by us for the non-employee directors in 2023. The director also pays a portion of the medical, dental, and vision premiums.
(j)    Equal to the sum of Total Cash, Stock Awards and All Other Compensation for the non-employee directors in 2023.
(k)    Represents compensation earned by each of Mr. Moreland and Ms. Pope for services rendered in 2023 prior to their retirement from the Board effective December 20, 2023.
Certain Relationships and Related Transactions
Review of Transactions with Related Persons.  From time to time we may engage in transactions with companies whose officers, directors or principals are executive officers or directors of ours or are family members of directors

CROWN CASTLE INC.	2024 PROXY STATEMENT

or executive officers of ours. The NESG Committee is primarily responsible for reviewing such transactions. In the course of its review and approval or ratification of such a transaction, the NESG Committee considers various aspects of the transaction it deems appropriate, which may include:
•the nature of the related person's interest in the transaction;
•the material terms of the transaction;
•whether such transaction might affect the independent status of a director under NYSE independence standards;
•the importance of the transaction to the related person and to us; and
•whether the transaction could impair the judgment of a director or executive officer to act in the best interest of our Company.
Any member of the Board who is a related person with respect to a transaction under review does not participate in the vote relating to approval or ratification of the transaction.
We have various processes for identifying and reporting conflicts of interests, including related person transactions. Our Proper Business Practices and Ethics Policy ("Ethics Policy") provides that each director, executive officer, and other employee is expected to avoid engaging in business or conduct, or entering into agreements or arrangements, which would give rise to actual or perceived conflicts of interest. The Ethics Policy also provides procedures for reporting any actual or perceived conflict of interest. Further, under our Related Party Transactions Policy, each executive officer, director or director nominee is expected to notify the General Counsel or Corporate Secretary prior to the entry into a related person transaction. If a related person transaction is identified, such transaction is brought to the attention of the NESG Committee for its approval, ratification or disapproval in consideration of all of the material facts and circumstances that it deems appropriate. In addition, we annually distribute and review a questionnaire to each of our executive officers and directors requesting certain information regarding, among other things, certain transactions with us in which he, she or any family member has an interest.

CROWN CASTLE INC.	2024 PROXY STATEMENT

V. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Proposal
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") to continue to serve as our independent registered public accountants for fiscal year 2024. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the resolution will in no way limit the Audit Committee's authority to terminate or otherwise change the engagement of PwC for fiscal year 2024.
We were billed for professional services provided with respect to fiscal years 2023 and 2022 by PwC in the amounts set forth in the following table:

Services Provided	2023	2022
Audit Fees (a)	$3,000,000	$2,925,000
Audit-Related Fees (b)	954	954
Tax Fees (c)	—	—
All Other Fees (d)	35,000	35,000
Total	$3,035,954	$2,960,954

(a)    Represents the aggregate fees billed for professional services rendered by PwC for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, services related to the audit of internal control over financial reporting, and other services normally provided by our independent auditor in connection with statutory and regulatory filings or engagements.
(b)    Represents the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of our financial statements not reported as "Audit Fees."
(c)    Represents the aggregate fees billed for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(d)    Represents the aggregate fees billed for products and service provided by PwC other than those reported as audit, audit-related or tax fees above, including fees related to limited assurance services pertaining to sustainability metrics with respect to our senior unsecured credit facility.
We expect a representative of PwC to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

✓	The Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accountants for fiscal year 2024.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Audit Committee Matters
The Board has established an Audit Committee comprised entirely of independent directors, as defined in the rules and regulations of the NYSE and SEC. Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board has adopted an Audit Committee charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members and the responsibilities of the Audit Committee. The Audit Committee charter can be found under the Investors section of our website at https://investor.crowncastle.com.
The Audit Committee has adopted procedures regarding the pre-approval of certain services which may be rendered by our Auditors. Such procedures provide that the Audit Committee should pre-approve audit and permitted non-audit services to be rendered by our Auditors. Such approval of services may be made with respect to audit, audit-related, tax and other services permitted under SEC rules that the Audit Committee believes would not otherwise impair the independence of the Auditors. Whenever practicable, estimated or budgeted fees should be pre-approved at the time the services are pre-approved. Such procedures also provide that between the regularly scheduled meetings of the Audit Committee, each member of the Audit Committee (with preference given to the Chair of the Audit Committee, if available) is authorized to pre-approve fees or engagements presented by an officer relating to audit and permitted non-audit related services of our independent registered public accountants; provided, however, the Audit Committee members in the aggregate may not approve fees and engagements exceeding $200,000 of fees, excluding any fees or engagements (1) approved by the Audit Committee or (2) regarding services relating to securities offerings of the Company and its subsidiaries ("Delegation Procedures"). At the regularly scheduled meetings of the Audit Committee, the Audit Committee is generally provided a schedule detailing any services which have been approved or utilized during the fiscal year and since the last regularly scheduled Audit Committee meeting, including any fees and engagements approved pursuant to the Delegation Procedures.
No services were provided by the Auditors in 2023 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the audit committee after such services have been performed).
In addition, in accordance with regulations promulgated by the SEC, the Audit Committee has issued the following report.
Audit Committee 2023 Report

To our Stockholders:
Management of the Company has the primary responsibility for preparing the Company's financial statements and implementing the Company's reporting process, including the Company's system of internal controls. The Company's Auditors are responsible for expressing an opinion on (1) the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States and (2) the effectiveness of internal control over financial reporting. On behalf of the Board, the Audit Committee, among other functions, performs an oversight role relating to the Company's financial statements and accounting practices, systems of internal control, the independence and the performance of the Auditors, and the performance of the internal audit function.
In this context, the Audit Committee hereby reports as follows:
•The Audit Committee has reviewed and discussed with the Company's management the audited financial statements as of and for the year ended December 31, 2023.
•The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.
•The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

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•Based on its review of the Company's audited financial statements and the discussions with management and PwC referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2023 Form 10-K.
Respectfully submitted by the Audit Committee of the Board.

AUDIT COMMITTEE

Kevin A. Stephens (Chair)
P. Robert Bartolo
Tammy K. Jones
Sunit S. Patel
Bradley E. Singer

CROWN CASTLE INC.	2024 PROXY STATEMENT

VI. EXECUTIVE COMPENSATION
Proposal
In accordance with the requirements of Section 14A of the Exchange Act and the related rules, our stockholders have the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules.
Accordingly, we are asking our stockholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Crown Castle Inc. ("Company") approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Company's Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.
As described in "VI. Executive Compensation—Compensation Discussion and Analysis" of this Proxy Statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are generally designed to reward our NEOs for performance against pre-established financial goals and the TSR experienced by our stockholders, with a focus on variable, "at risk" incentive-based compensation that supports our "pay-for-performance" compensation philosophy. We believe that our executive compensation program is designed to attract, retain and motivate high-performing executives to lead our Company.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote on this proposal is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. Nevertheless, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider any stockholder concerns evidenced by this vote and evaluate whether any actions are necessary to address those concerns.
In connection with the non-binding, advisory vote regarding the frequency of voting on the compensation of our NEOs held at our 2021 Annual Meeting of Stockholders, our stockholders expressed a preference for an annual frequency of advisory votes on NEO compensation; as such, unless the Board modifies its policy on the frequency of future advisory votes on NEO compensation, the next advisory vote on NEO compensation will be held at our 2025 Annual Meeting of Stockholders ("2025 Annual Meeting").

✓	The Board unanimously recommends a vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Executive Officers
Set forth below is certain information relating to our current executive officers. Biographical information for Mr. Melone is set forth above under "IV. Election of Directors—Company Nominees for Director—For a Term Expiring in 2025."

Name	Biographical Information

Daniel K. Schlanger, 50 Executive Vice President and Chief Financial Officer since June 2016
Daniel K. Schlanger was appointed our SVP and CFO, effective June 1, 2016. Mr. Schlanger’s title changed to EVP and CFO, effective April 1, 2020. Mr. Schlanger joined the Company as SVP—Finance effective April 1, 2016. In addition, Mr. Schlanger served as our Treasurer from October 23, 2017 to December 11, 2018. Prior to joining the Company, Mr. Schlanger served in various senior leadership capacities, including as CFO, at Exterran GP LLC and its affiliates, and worked as an investment banker with Merrill Lynch & Co., where he focused on M&A and capital markets transactions in the energy industry.

Michael J. Kavanagh, 55 Executive Vice President and Chief Operating Officer—Towers since January 2024
Michael J. Kavanagh was appointed our EVP and COO–Towers effective January 23, 2024. Prior to that time, and since January 2017, Mr. Kavanagh served as our SVP and Chief Commercial Officer ("CCO"). Mr. Kavanagh’s title changed to EVP and CCO, effective April 1, 2020. From September 2010 to January 2017, Mr. Kavanagh served as our President—Small Cell Sales. Mr. Kavanagh was a co-founder of NewPath Networks ("NewPath") and served as CEO of NewPath from 2004 until its acquisition by the Company in 2010. Prior to founding NewPath, Mr. Kavanagh was on the Executive Team at OpenCell Corporation, where he oversaw the deployment of its digital neutral host hardware platform. In 1995, he co-founded Metawave Communications ("Metawave"), a cellular infrastructure company focused on improving capacity and performance through the use of smart antennas. At Metawave, Mr. Kavanagh served in various executive roles in both sales and product management.

Christopher D. Levendos, 56 Executive Vice President and Chief Operating Officer—Fiber since January 2024
Christopher D. Levendos was appointed our EVP and COO—Fiber effective January 23, 2024. Prior to that time, Mr. Levendos served as our EVP and COO, overseeing both operating segments. Mr. Levendos also served as our EVP and COO–Fiber from December 2020 to November 2023 and acted as the Interim EVP and COO–Towers from October 2023 to November 2023. Previously, Mr. Levendos served as our Vice President of Fiber Operations from June 2018 to December 2020. Prior to joining the Company, Mr. Levendos served as an EVP of Field Operations at Frontier Communications Corporation ("Frontier") where he was responsible for the efficiency and effectiveness of operational field service delivery, upgrades, maintenance and repair from June 2017 to June 2018. Prior to joining Frontier, Mr. Levendos served as an executive at Google Fiber Inc. from April 2015 to May 2017, heading Google Fiber Inc.'s Network Deployment and Operations organization. Prior to that, Mr. Levendos spent 26 years at Verizon serving in a number of operating and management roles, last serving as Region President for its New York City wireline operations.

Edward B. Adams, Jr., 55 Executive Vice President and General Counsel since February 2023
Edward B. Adams, Jr. was appointed our EVP and General Counsel, effective February 21, 2023. Prior to his appointment as EVP and General Counsel, Mr. Adams served with us in several roles. Most recently, from January 2023 to February 2023, Mr. Adams was our SVP and Interim General Counsel. Mr. Adams served as our SVP—Legal from August 2021 to December 2022, and from November 2019 to August 2021, he was Vice President—Legal. Prior to joining us in October 2016 as Vice President—Litigation, Mr. Adams was a partner at Norton Rose Fulbright US LLP, where he represented clients in a variety of litigation matters.

Philip M. Kelley, 51 Executive Vice President— Corporate Development and Strategy since September 2008
Philip M. Kelley was appointed our SVP—Corporate Development and Strategy effective September 2008. Mr. Kelley's title changed to EVP—Corporate Development and Strategy effective April 1, 2020. Prior to that time and since April 2004, Mr. Kelley served as Managing Director of Crown Castle Australia Pty Ltd ("CCAL"), our previously 77.6% owned subsidiary that operated our Australia tower portfolio (we sold our interest in CCAL in May 2015). Prior to that time and since joining us in April 1997, Mr. Kelley served in a number of positions in corporate development and corporate finance, including Vice President—International from 2001 until his appointment as Managing Director of CCAL.

Edmond Chan, 53 Executive Vice President and Chief Information Officer since January 2024
Edmond Chan was appointed our EVP and CIO effective January 16, 2024. Prior to joining the Company, Mr. Chan served as SVP and CTO at Verizon, where he was responsible for the technology strategy, product development, network planning, capital planning, and systems and maintenance of the Verizon products and networks, from March 2022 to December 2023. Prior to that, he served as Chief Network Engineering Officer at Verizon from December 2018 to February 2022 and in various roles of increasing responsibly across technology architecture, infrastructure planning, network implementation and operations.

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Compensation Discussion and Analysis
The following Compensation Discussion and Analysis ("CD&A") provides an overview of the Company's executive compensation programs and policies, material compensation decisions, and the key factors we considered in making those decisions. It includes specific information about the compensation paid, earned or awarded to the following persons who constitute our NEOs for 2023. Where this CD&A contains language indicating that the Compensation Committee (for purposes of this CD&A, "Committee") has approved or taken action with respect to a matter, such language is also intended to indicate that the Board (or the independent directors, as applicable) has approved or taken any action required with respect to such matter.
Executive Summary
The Company is the nation's largest provider of shared communications infrastructure. We work in every major U.S. market to build, operate and maintain the communications infrastructure we believe is essential to connecting people, communities and business.
Business and Market Environment
In the past two years, our business, and consequently our stock price, was negatively impacted primarily by a confluence of industry-specific and macroeconomic discrete headwinds. The decrease in tower activity due to reduced network spending by the major telecommunications providers and the T-Mobile and Sprint network consolidation have had a negative impact across the towers industry. In addition, rising interest rates continued to create challenges for most REIT companies. For more information, see "Item 1A. Risk Factors" in our 2023 Form 10-K.
As demonstrated below, while treasury rates have risen meaningfully, the stock prices of REITs have declined by over 20%.
Incentive Plan Payouts Demonstrate Alignment Between Pay and Performance
Our executive compensation program aims to reward our CEO and all other NEOs based on achievement of the Company's strategic objectives, in an effort to align their interests with those of our stockholders. Accordingly, the executive compensation program is heavily weighted to "at risk" compensation consisting of performance-based STIs and LTIs.

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As a result of our emphasis on "at-risk" compensation, the compensation outcomes for our NEOs in 2023 were meaningfully impacted by the headwinds facing our industry and REITs, and resulted in a below-target payout under the 2023 Executive Management Team Annual Incentive Plan ("AIP") and complete forfeiture of the 2021 performance-based LTI awards for the 2021 through 2023 performance period.
Relationship Between Target and Realizable Pay
As shown below, Mr. Brown's average realizable compensation, inclusive of outstanding unvested equity awards, over the three most recently completed fiscal years is well below target and is reflective of the decline in the Company's TSR over the past three years. In the past three fiscal years, our CEO's realizable compensation was, on average, 52% less than target. Over this same period, the Company's cumulative TSR was -18% and annualized TSR was -6.5%.
Three-Year Average Target vs. Realizable Compensation(a)
($ in thousands)

(a)Reflects the three-year average of compensation comprised of: base salary as reported in the Summary Compensation Table; actual annual incentive payout; the compensation earned at the time of vesting on Performance RSUs (as defined below) and Time RSUs (as defined below); the value of unvested Time RSUs (as defined in "—Executive Compensation Elements—Long-Term Incentives") based on the closing price on the last trading day of our 2023 fiscal year ($115.19), and the value of unvested Performance RSUs (as defined in "—Executive Compensation Elements—Long-Term Incentives") based on actual payout for 2021 (0% of target) and projected payouts for 2022 and 2023 (0% of target), respectively.
During 2023 and in the beginning of 2024, in response to recent events, the Committee undertook a comprehensive review of its compensation program. To facilitate its review, the Committee appointed FW Cook as

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its new Compensation Consultant. Upon the recommendation of the Compensation Consultant, the Committee approved the following changes:
•Changes to Peer Group: In the second half of 2023, the Committee approved a change to the composition of the peer group used to conduct a competitive market analysis of executive compensation. As discussed further below, the new peer group will be used to guide the 2024 executive compensation decisions. The change to the peer group is intended to position the Company closer to the peer group median for market capitalization and revenue and address the uneven impact of macro-conditions and the current business environment on financial results for the Company and its peers.
•Change to Performance Metrics: To enhance the focus on capital allocation and discipline, the Committee replaced Absolute TSR (as defined in "—Executive Compensation Elements—Long-Term Incentives") with return on invested capital ("ROIC") as a performance metric for its 2024 performance-based RSUs.
Also, in connection with the announcement of the retirement of Mr. Brown, the Board took the following actions:
•appointed Mr. Melone, a member of the Board, as Interim President and CEO. The Board approved the following compensation package for Mr. Melone as Interim President and CEO:
◦a monthly base salary of $265,000 while Mr. Melone serves as Interim President and CEO, which was equivalent to the sum of Mr. Brown's 2023 base salary and target annual incentive, divided by 12 months; and
◦a grant of RSUs with an approximate value of $4,330,000 that is eligible to vest on the first anniversary of his appointment as Interim President and CEO (subject to immediate vesting if, prior to such date, the Company terminates Mr. Melone's employment without cause, including in connection with the appointment of a successor President and CEO). This award is equivalent to approximately a third of Mr. Brown's 2023 target LTI grant with a three-year vesting period.
Mr. Melone is not eligible to participate in the Company's 2024 Executive Management Team Annual Incentive Plan or, during his service as Interim President and CEO, receive compensation for his continued service on the Board.
•in January 2024, determined to retain and continue the appointment of Mr. Schlanger as the Company's EVP and CFO beyond the previously announced termination date of March 31, 2024. In connection with the retention decision, the Board entered into an agreement with Mr. Schlanger ("Schlanger Agreement") that provides for:
◦continuation of his prior compensation package consisting of base salary, annual incentive, and annual grant of LTIs; and
◦time-based RSUs relating to 21,085 shares of the Company's Common Stock, with 11,486 of such RSUs to vest on September 30, 2024, and 9,599 scheduled to vest on December 31, 2024, subject to Mr. Schlanger's continued employment with the Company on such date. This retention grant was based on the Board’s evaluation of market benchmarking compensation for a CFO, potential incentives Mr. Schlanger could have received if he were to accept an external offer, and the costs associated with attracting a highly qualified new CFO.
Compensation Program Overview
Our executive compensation program reflects our commitment to best practices in compensation governance. Among other attributes, our program is designed to:
•align executive pay with Company performance against pre-established goals,
•provide a fair and competitive mix of compensation opportunities to attract, retain, and motivate our executives to achieve important business objectives,
•reward our executive team for delivering superior financial and operating results and creating long-term stockholder value, and
•foster a culture of stewardship that aligns our executives' long-term interests, in the form of equity ownership, with those of our stockholders.

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We believe that our executive compensation program includes features that align the interests of our executive management with those of our stockholders and excludes features that may result in misalignment.
Other notable highlights of our executive compensation program include:
Further, at the 2023 Annual Meeting, we submitted our executive compensation program to an advisory stockholder vote, and our stockholders overwhelmingly approved our program, with approximately 96% of votes cast in favor of the proposal. The Committee has interpreted this vote to mean that our stockholders were supportive of our overall executive compensation philosophy and program.
Robust Stockholder Engagement
Our stockholder-centric model is rooted in the Board's and management's commitment to ongoing, robust dialogue to discuss and solicit stockholder feedback on key strategic, operational, financial, governance and executive compensation topics, and to address other topics of importance to stockholders. We frequently engage with our stockholders to get their input on the issues important to them. Since our 2023 Annual Meeting, we have engaged with stockholders representing more than 50% of our outstanding Common Stock (based on December 31, 2023 data). In these engagements, members of our management and/or the Board met with investor portfolio managements and analysts, as well as governance and stewardship team members. Our leadership has also met with the sell-side analyst community, participated in investor conferences, and held informal direct stockholder discussions throughout the year. Our stockholders expressed a desire for our compensation program to include a return-based performance metric, which would reinforce the importance of capital discipline. We listened to this feedback and incorporated a ROIC metric into our LTI compensation program, which became effective with the 2024 compensation cycle.
Compensation Philosophy, Strategy and Design
Our executive compensation program includes a range of features that are designed to align the interests of our executive management with those of our stockholders and to exclude features that may result in misalignment.
Pay for Performance Alignment
We seek to accomplish our goal of aligning pay with performance by providing our executives with a competitive compensation package that rewards performance against specific, strategic, financial and operational goals that the Committee believes are critical to the Company's long-term success and the achievement of sustainable long-term stockholder returns. We believe attracting, retaining and motivating talented management is essential to creating stockholder value throughout the business cycles of our industry.
The Committee aims to target total direct compensation ("TDC") (i.e., the sum of base salary, target STIs and LTIs) for our executives at approximately the 50th percentile of market, while continuing to provide our executives with the opportunity to earn actual TDC above the 50th percentile should our performance exceed predetermined criteria and below the 50th percentile should our performance fall short of such criteria. The Committee believes

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that targeting these levels of compensation aligns with our overall total rewards strategy, which in turn helps us achieve our executive compensation objectives and supports our long-term success.
In administering our executive compensation program, we are guided by the following principal objectives:
•Aligning annual incentive compensation with financial, operational and strategic objectives; and
•Rewarding share price appreciation and relative performance through LTI awards.
The following chart shows the approximate allocation of base salary, annual incentives and RSUs for 2023 (as shown in "VI. Executive Compensation—Summary Compensation Table") among fixed, short-term variable and long-term variable compensation for our NEOs:
2023 NEO Total Direct Compensation Allocation
Executive Compensation Setting
We regularly review our executive compensation program to ensure that we provide the opportunity for each of our NEOs to receive competitive compensation without providing an incentive for excessive risk-taking. With support of the Compensation Consultant, the Committee annually reviews each individual component of compensation as well as the aggregate compensation that may be paid or awarded to each of our NEOs and compares them:
•Externally against compensation awarded and paid to executive officers holding comparable positions at companies with which we compete for executive talent; and
•Internally against other members of the executive team to ensure internal equity, taking into account individual performance, skills, and experience.
We assess our compensation programs to ensure that elements of compensation are positioned at approximately the median as compared with the compensation of executives in our industry sector and among companies in other industries of comparable size, scope and organizational complexity. We also seek to provide a direct link between pay and the enhancement of stockholder value.
The Committee has established a number of processes to assist it in ensuring that our executive compensation program is achieving these objectives as detailed below.
Competitive Market Analysis
The Committee determines the levels for each element of total target compensation (i.e., base salary, STIs and LTIs) by annually engaging in a competitive market analysis with respect to each of these compensation elements for each executive position ("Competitive Market Analysis"). The Committee usually begins this Competitive Market Analysis several months before the compensation decisions are made. Compensation decisions are typically made at the first regularly scheduled Committee meeting of each year (usually held in February) ("First

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Regular Committee Meeting"). Market data used in the Committee's Competitive Market Analysis includes peer group data and published and custom survey data.
Peer Group Data
Each year the Committee reviews publicly disclosed compensation data from companies comprising our "Peer Group," as discussed further below, when establishing executive pay levels and program design.
In the second half of each year, the Committee reviews the Peer Group composition in advance of the Competitive Market Analysis. This Peer Group review is conducted in collaboration with the Compensation Consultant and also considers management's perspective on current or prospective peer companies. While the Committee conducts this Peer Group review annually, it has strived to keep the Peer Group composition fairly constant year-to-year to provide consistency in market data results and allow the Committee to spot trends in pay levels and program design over time. As such, only minor adjustments to the Peer Group have been made in the past few years, mostly addressing mergers and acquisitions activity.
2023 Compensation Peer Group. In connection with its Peer Group review conducted in the second half of 2022, the Committee observed that the Company was positioned in the top quartile in key measures of company size (i.e., revenue and market capitalization) and that the number of peer companies had diminished to 14 companies due to M&A activity. As such, the Committee elected to make more meaningful changes to the Peer Group (see table below) to accomplish the following objectives: (1) better position the Company closer to median in revenue and market capitalization; (2) supplement the Peer Group with more telecommunications- and technology-oriented companies to reflect the business strategy and market for executive talent (recognizing that the Company has a very limited number of direct peers); and (3) increase the number of peers to ensure a robust data set for benchmarking compensation.
Based on the review, the Committee approved certain changes to the Peer Group, which was first utilized by the Committee with respect to 2023 executive compensation analysis and decisions.
These changes resulted in the following "2023 Peer Group":
2024 Compensation Peer Group. In the second half of 2023, the Committee conducted its annual review of the Peer Group with the assistance of its new Compensation Consultant, FW Cook. The uneven impact of macro-conditions and the current business environment on financial results for the Company and its peers resulted in a Peer Group consisting of companies with a wide range of sizes and with the Company positioned between the 25th percentile and median for market capitalization.

As a result, the Committee approved changes to the Peer Group that were intended to maintain a similar mix between REITs and technology-focused companies, but also include companies that were more comparable to the Company in size based on market capitalization and revenue. Based on its review, the Committee elected to:
•Remove four companies: Adobe Inc., Broadcom Inc., Qualcomm Incorporated, and T-Mobile
•Add five companies: Applied Materials, Inc., Arista Networks, Inc., Charter Communications, Inc., KLA Corporation, and Lam Research Corporation

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These changes resulted in the following "2024 Peer Group":
The 2024 Peer Group was used at the beginning of 2024 as a benchmarking tool to establish pay levels and program design for the 2024 fiscal year. The Committee believes that such 2024 Peer Group better reflects the Company's size, industry, complexity and market for executive talent.
Published and Custom Survey Data
For certain executive positions, the Committee analyzes market data reported in proprietary compensation surveys published by third parties. This analysis provides information regarding levels of executive compensation for positions for which publicly disclosed data are not widely available. Survey participants include companies in the Standard and Poor's 500 index ("S&P 500 Index"), as well as companies in industries similar to ours. The Committee reviews and may utilize this data since we do not recruit executives exclusively from the communications infrastructure, telecommunications and REIT industries.
In addition to the foregoing data, the Compensation Consultant may analyze and provide additional market data regarding best practices and compensation plan design from the Peer Group and other sources as requested by the Committee. The market data described above is used by the Committee in the Competitive Market Analysis to make decisions regarding executive compensation. No single group, survey or set of market data is used by the Committee as the sole gauge for determining executive compensation; rather, the information is used collectively, and no formulaic quantitative methodology is used by the Committee when using such data to determine executive compensation.
Assessment of Individual and Company Performance
In addition to market data, the Committee considers other factors in connection with its evaluation and determination of the components of compensation. These other factors may include our financial and operating performance, the applicable executive's individual performance, the executive's level of experience, the size of year-over-year changes in compensation and the duties and level of responsibility of a particular executive position. These factors are discussed in more detail below.
Total Compensation Review
Through the Competitive Market Analysis and in its deliberations regarding executive compensation decisions, the Committee reviews and compares the individual components of compensation and the total compensation for each NEO against the market data. In addition, the Committee reviews year-over-year changes in compensation for each NEO against the market data. These analyses are an important aspect of the Committee's regular executive compensation decision-making process.
Executive Compensation Elements
Our executive compensation program is designed to meet the objectives of our "pay for performance" philosophy by linking a significant portion of each executive's compensation to Company performance.

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The following table summarizes the purpose and key characteristics of each of the primary components of our executive compensation program.

COMPENSATION ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Provide a base level of income, targeting the market median for executive talent.	Fixed compensation. Reviewed annually and adjusted as appropriate.

SHORT-TERM INCENTIVES (Annual Incentives)	Motivate executives to achieve our short-term financial and operational objectives.	Variable, cash-based compensation. Award potential ranges from 0% to 175% of target based on corporate performance measured against pre-established performance goals.

I.LONG-TERM INCENTIVES (relative performance)
Align the interests of our executives with those of our stockholders by creating a direct correlation between realizable pay and stockholder return performance on a relative basis, over a three-year performance period.

Variable, stock-based compensation. The number of earned units can range from 0% to 150% based on TSR relative to the companies included in the S&P 500 Index. "Cliff" vesting following the end of the three-year performance period.

II.LONG-TERM INCENTIVES (absolute performance)
Align the interests of our executives with those of our stockholders by creating a direct correlation between realizable pay and absolute stockholder return performance over a three-year performance period.

Variable, stock-based compensation. The number of earned units can range from 0% to 150% based on our absolute TSR over a three-year performance period. "Cliff" vesting following the end of the three-year performance period.

III.LONG-TERM INCENTIVES (time-based)	Motivate executives to contribute to long-term increases in stockholder value, build executive ownership and retain executives through ratable, multi-year vesting.	Variable, stock-based compensation. Long-term award with ratable vesting over three years that provides a direct correlation of realizable pay to stockholder value.
The Committee takes several objectives into consideration when assessing the reasonableness of the TDC of the NEOs, particularly the compensation of our CEO. These objectives include ensuring alignment with our vision and business strategy, creating sustainable long-term stockholder value through the amount and mix of compensation provided, and advancing the core principles of our compensation philosophy and objectives while remaining within our risk tolerance.
Target Compensation Adjustments
In 2023, the Committee approved the following target compensation adjustments for the NEOs, which were intended to position the NEOs closer to the 50th percentile of the 2023 Peer Group and reflect individual performance considerations:
•Base salaries were held flat for all NEOs (other than the salary change for Mr. Adams in connection with his promotion to EVP and General Counsel);
•CEO's annual incentive target opportunity was increased from 175% of base salary to 200% of base salary and his target LTI grant was increased by 13% from $11,500,000 to $13,000,000; and
•All other NEOs received increases in their LTI target opportunities ranging from 12% to 20%.

Name	Title	Base Salary ($)	Target STI ($)	Target LTI ($)	Target TDC ($)	Increase in TDC
Jay A. Brown	Former President and CEO	1,060,000	2,120,000	13,000,000	16,180,000	12%
Daniel K. Schlanger	EVP & CFO	620,000	620,000	4,125,000	5,365,000	16%
Christopher D. Levendos	EVP & COO—Fiber	525,000	525,000	4,500,000	5,550,000	16%
Michael J. Kavanagh	EVP & COO—Towers	650,000	650,000	3,800,000	5,100,000	9%
Edward B. Adams, Jr.(a)	EVP & General Counsel	500,000	500,000	2,900,000	3,900,000	—
Catherine Piche	Former EVP & COO—Towers	525,000	525,000	4,500,000	5,550,000	16%

(a)Reflects Mr. Adams' compensation effective February 21, 2023, which was the effective date of his promotion to the position of EVP and General Counsel. Mr. Adams first qualified as an NEO for 2023, and, therefore, compensation information provided for him is with respect to 2023 only.

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For purposes of determining the number of Performance RSUs (as defined below) underlying the target LTI grant, the Committee has historically used the Monte Carlo valuation as of the beginning of the performance period (i.e., January 1). According to the SEC rules, the reported value of the awards in the Summary Compensation Table is based on the Monte Carlo valuation as of the date of grant (i.e., mid-February). As a result of the stock price fluctuations we have experienced over the past three years, for each reported year, the value of the target LTI grant differs from the value of the LTI grant reflected in the Summary Compensation Table. Accordingly, the year over year increase from the 2022 levels, as reflected in the Summary Compensation Table (e.g., approximately 38% for the CEO), differs from the increase in target LTI utilized by the Compensation Committee (e.g., 13% for the CEO) when setting 2023 pay levels, as illustrated below.

CEO 2022 LTI Award		CEO 2023 LTI Award		Year-over-Year Increase
Target	Grant Date Fair Value	Target	Grant Date Fair Value	Target	Grant Date Fair Value
$11,500,000	$8,739,976	$13,000,000	$12,020,551	13%	38%
For 2024, the Committee approved modest changes to the target TDC levels (i.e., base salary, STIs and LTIs) for the NEOs, which ranged from no adjustment to +4%. Details regarding the 2024 target compensation levels for each NEO will be disclosed in the 2025 Proxy Statement.
Base Salary
Base salary is one of the main components of cash compensation for our executives. This element of pay provides a foundation for attracting and retaining executives and establishing a minimum level of compensation upon which our executives may rely.
The Committee bases its decisions regarding base salary on multiple factors, including the level of responsibility and performance of the executive, considering such executive's contribution, accountability and experience, as well as the executive's base salary as compared to the Competitive Market Analysis. The Committee reviews recommendations made by the CEO with regard to base salary for executives other than himself and then either approves or revises such recommendations. The Committee independently reviews the performance of the CEO when determining and approving the base salary for the CEO. Other than the salary change for Mr. Adams in connection with his promotion to EVP and General Counsel, there were no adjustments made to the 2023 base salary of any NEO.
Short-Term Incentives
The STI component of compensation represents a significant portion of the overall cash compensation opportunity for our executives. STIs are a variable element of compensation that are linked to the achievement of specific short-term financial objectives each year.
Our NEO's STIs are earned based upon meeting certain performance goals and may be earned at above-target or below-target levels based on the degree of achievement of those goals. In order to accomplish its overall executive compensation objectives, the Committee has identified the following principles for developing the overall framework of the STI program. The program should:
•be performance-based and market competitive;
•link the financial measures with stockholder expectations; and
•motivate executives to achieve short-term financial objectives, while avoiding excessive risk.
Annual Incentives
To achieve the program objectives, our STIs for executives are generally comprised of performance-based annual incentives paid in accordance with an annually approved AIP. The AIP is a cash-based, STI program that provides executives with the opportunity to earn an annual cash incentive based on the achievement of annual performance goals. Such performance goals are pre-established based on the annual expectations for our business and are meant to be challenging, yet achievable. The Compensation Consultant has reviewed the

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performance goals and has noted that the performance goals represent meaningful targets that are challenging and indicative of value creation. The performance period covered by the AIP is from January 1 to December 31 of the applicable calendar year.
For 2023, each NEO was eligible to earn between 0% and 175% of such executive's target opportunity under the AIP. To mitigate excessive risk, annual incentives are capped at the maximum payout opportunity even if actual performance exceeds the maximum performance goal.
The following table illustrates the 2023 annual incentive target opportunity and the potential range of payouts as a percentage of target for each NEO:

Name	Title	Target Opportunity (as % of Base Salary)	Potential Payout Range (as % of Target Opportunity)
Jay A. Brown	Former President and CEO	200%	0% - 175%
Daniel K. Schlanger	EVP & CFO	100%	0% - 175%
Christopher D. Levendos	EVP & COO—Fiber	100%	0% - 175%
Michael J. Kavanagh	EVP & COO—Towers	100%	0% - 175%
Edward B. Adams, Jr.	EVP & General Counsel	100%	0% - 175%
Catherine Piche(a)	Former EVP & COO—Towers	100%	0% - 175%

(a)Ms. Piche separated from the Company and ceased serving as EVP & COO—Towers effective September 30, 2023. As a result, Ms. Piche was not eligible to receive her 2023 annual incentive.
2023 Annual Incentive Performance Structure and Achievement.
The annual incentive structure is designed to recognize and motivate strong financial performance.
The performance measures, relative weightings and threshold-target-maximum payout ranges were designed based on our 2023 financial budget, as approved by the Board in November 2022. The components of the total annual incentive payout under the AIP for 2023 were as follows:

Performance Measure	2023 Weighting	2023 Weighted Achievement
Adjusted EBITDA(a)	50%	36.0%
AFFO per Share(a)	50%	36.5%
2023 Annual Incentive Achievement		72.5%

(a)    See Appendix B for definition and reconciliation of this non-GAAP financial measure.
For 2023, the level at which corporate financial performance goals were established was based on the Board-approved financial budget and the guidance provided to investors for the applicable calendar year, with "target" goals representing the Board-approved budget amounts. The target levels established below were rigorous and required year-over-year improvement compared to the prior year's actual results.
The following table presents the 2023 corporate financial performance goals and actual results considered by the Committee in determining the NEOs' 2023 annual incentives. For each NEO, the annual incentive is financially driven, based on an objective formula that equally weighs the performance measures of Adjusted EBITDA and

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AFFO per share. Based on actual performance and weighting of these metrics, each NEO received a payout of 72.5% of target.

Annual Incentive Performance Metrics, Payout Range and Achievement

Performance Level	Adjusted EBITDA(a) ($ in millions)	Percent Payout	Performance Level	AFFO per Share(a)	Percent Payout
Maximum	$4,671.5	175%	Maximum	$7.93	175%
Target	$4,471.5	100%	Target	$7.63	100%
Threshold	$4,371.5	50%	Threshold	$7.48	50%
Below Threshold	<$4,371.5	0%	Below Threshold	<$7.48	0%
Actual	$4,415.0	73%	Actual	$7.55	73%

(a)    See Appendix B for definition and reconciliation of this non-GAAP financial measure.
There are also two performance requirements for an annual incentive:
•A minimum financial performance level of 95% of budgeted Adjusted EBITDA must be achieved for any executive to be eligible for an annual incentive; and
•The business units or departments for which the executives are responsible must receive an acceptable assessment of applicable internal control over financial reporting for the previously completed fiscal year, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("404 Assessment"). Receipt of a 404 Assessment with a material weakness may result in a reduction or elimination of the potential annual incentives for the responsible executives and potentially all of the executives.
Details regarding annual incentives paid to the NEOs are provided below in the tables and related footnotes at "VI. Executive Compensation—Summary Compensation Table" and "VI. Executive Compensation—Grants of Plan-Based Awards in 2023."
Long-Term Incentives
The LTI component represents the largest portion of the overall value of the total compensation program for our executives. In its assessment of LTIs, the Committee, with the assistance of the Compensation Consultant, considers market data, our business needs, and the economic climate. In doing so, the Committee has determined that a mix of performance-based and time-based equity continue to appropriately achieve our executive LTI program objectives.
The objectives of our LTI program are to:
•align a significant portion of our executives' compensation with the return experienced by our stockholders;
•provide a means for our executives to accumulate shares of Common Stock to foster a culture of stewardship; and
•serve as a retention vehicle for our executives.
2023 LTI Design Overview.
To provide an appropriate balance of incentives tied to performance, two types of LTIs were used in 2023: RSUs which may vest based on our TSR relative to pre-established benchmarks ("Performance RSUs"), weighted at 65%, and RSUs which may vest based on the passage of time over a three-year period ("Time RSUs"), weighted at 35%.
•Time RSUs weighted at 35% of the total award value; and
•Performance RSUs weighted at 65% of the total award value and measured against:
◦Relative TSR, weighted at 35%, that may vest based on the Company's TSR performance ranking ("TSR Rank") relative to companies in the S&P 500 Index over a three-year performance period ("Relative TSR Performance RSUs"); and

CROWN CASTLE INC.	2024 PROXY STATEMENT

◦Absolute TSR, weighted at 30%, that may vest based on the absolute annualized total return of our Common Stock ("Annualized TSR") compared to pre-established hurdles over a three-year performance period ("Absolute TSR Performance RSUs").
The table below illustrates the framework of the 2023 LTI design.
2023 LTI Awards.
The Performance RSUs granted in 2023 were issued pursuant to our 2022 Long-Term Incentive Plan ("2022 LTIP") and represent a contingent right to receive Common Stock equal to 0% to 150% of the target number of Performance RSUs.1 Vesting of the Performance RSUs is subject to (1) the level of achievement against the relevant performance criteria over a three-year performance period (beginning January 1, 2023 and ending December 31, 2025), and (2) the executive remaining an employee or director of ours (including our affiliates) until February 19, 2026.
•With respect to the Relative TSR Performance RSUs granted in 2023, the number of units that may vest is based upon the TSR Rank relative to the companies included in the S&P 500 Index, with the target number of units being earned if the TSR Rank equals the 55th percentile of the S&P 500 Index.
•With respect to the Absolute TSR Performance RSUs granted in 2023, the number of units that may vest is based upon the Company's Annualized TSR compared to pre-established hurdles, with the target number of units being earned if Annualized TSR equals 11.5%.
The table below illustrates the payout range for the Performance RSUs granted in 2023.

Relative TSR Performance RSUs(a)			Absolute TSR Performance RSUs(b)
Performance Level	TSR Rank	Vesting	Performance Level	Annualized TSR	Vesting

Maximum	90th percentile	150%	Maximum	16.5%	150%
Target	55th percentile	100%	Target	11.5%	100%
Threshold	30th percentile	50%	Threshold	6.5%	50%
Below Threshold	<30th percentile	0%	Below Threshold	<6.5%	0%

(a)    For TSR Rank outcomes (a) between the 30th and 55th percentiles of the S&P 500 companies or (b) between the 55th and 90th percentiles of the S&P 500 companies, the percentage of target units earned will be calculated via linear interpolation.
(b)    For Annualized TSR outcomes (a) between 6.5% and 11.5% or (b) between 11.5% and 16.5%, the percentage of target units earned will be calculated via linear interpolation.
1 The Committee has the authority to interpret and determine the application and calculation of matters relating to the determination of TSR, TSR Rank and Annualized TSR and to make adjustments it deems appropriate to reflect changes in the Common Stock, including as a result of any stock split or consolidation, stock dividend, recapitalization, merger, reorganization, or other relevant distribution or change in capitalization.

CROWN CASTLE INC.	2024 PROXY STATEMENT

The levels at which the TSR Rank and Annualized TSR vesting targets are established are generally reviewed and approved at the First Regular Committee Meeting of the grant year. Additional information regarding the Performance RSUs described above is provided below in the tables and related footnotes at "VI. Executive Compensation—Summary Compensation Table" and "VI. Executive Compensation—Grants of Plan-Based Awards in 2023."
2024 LTI Design Changes. Following the 2023 LTI award cycle, the Committee, together with the Compensation Consultant evaluated its LTI design and its effectiveness. Based on this evaluation, in August 2023, the Committee approved the following changes to its design of LTI compensation:
•LTI Pay Mix:
◦moved to a mix of 60% Performance RSUs and 40% Time RSUs to better align our vehicle mix with market practice and enhance the retentive value of the program and modified payout opportunity to 0% to 200% of target.
•LTI Performance Measures:
◦introduce a return-based performance measure in ROIC to reinforce the importance of capital discipline; and
◦remove Absolute TSR and retain Relative TSR versus the S&P 500 Index to reduce the impact of the fluctuations of the stock market on Performance RSUs payouts while continuing to reinforce the importance of competing for investors across the broader market.
These changes to the design of the LTIs became effective with the 2024 compensation cycle.
Other Elements of Executive Compensation
In addition to base salary, STIs and LTIs, we provide other benefits as outlined below. We believe these other elements of our executive compensation program support our overall talent attraction and retention objectives.
Severance Agreements
The Committee believes establishing competitive severance arrangements with our executives is a key part of a total rewards package to effectively recruit and retain high-performing executives. We have entered into severance agreements containing severance benefits and non-compete and non-solicitation provisions with each of our NEOs and certain other executive officers (as amended, "Severance Agreements"). We do not currently have employment-related agreements with any of our NEOs other than the Severance Agreements, the Schlanger Agreement, and the Piche Separation Agreement (as defined in and further discussed in "VI. Executive Compensation—Potential Payments Upon Termination of Employment").
Pursuant to each Severance Agreement, we are generally required to provide severance benefits to the officer if such officer is terminated without cause (as defined in the Severance Agreement) or such officer terminates employment with Good Reason (as defined in the Severance Agreement) (collectively a "qualifying termination"). The Severance Agreements provide for enhanced severance benefits if the officer incurs a qualifying termination within two years following a Change in Control (as defined in the Severance Agreements).
The Committee has adopted a policy not to enter into any agreement providing for an excise tax "gross up" payment relating to an "excess parachute payment" (pursuant to Section 280G of the Internal Revenue Code of 1986, as amended ("Code")) ("Excise Tax Payment"), and no existing Severance Agreements contain Excise Tax Payment provisions.
We periodically review the level of executive severance benefits by analyzing our severance benefits as compared to competitive market practices as provided in surveys and information from third parties. Subsequent Severance Agreements may be different as a result of such reviews.
Extended Service Separation Program
The Board has approved a program designed to make available certain retirement-type benefits to all employees, including the NEOs, that meet certain age and service requirements. Generally, to be eligible, (1) the sum of an employee's age and years of service as an employee must be equal to or greater than 70, (2) the employee must

CROWN CASTLE INC.	2024 PROXY STATEMENT

be credited with at least 10 years' service, (3) the employee must be at least 50 years old and (4) the employee must provide at least six months' prior notice (or, for certain non-executive positions, three months' prior notice) of his or her intention to terminate employment. Assuming these conditions are satisfied, RSUs held by such employees that were granted at least six months prior to termination will continue to have the opportunity to vest pursuant to their terms (other than the employment requirement), subject to certain additional conditions, including the execution of a full release and an agreement to be available for post-termination consultation with us. As to an employee not holding RSUs, the program generally provides that, in connection with employment termination, an employee who meets the above eligibility requirements will receive a fully-vested, discretionary, profit-sharing contribution pursuant to the Crown Castle Inc. 401(k) Plan ("401(k) Plan") equal to 25% of the employee's base salary. The program is subject to interpretation, modification or termination by the Committee or Board in the sole discretion of each at any time.
In connection with his announced retirement from the Company and planned separation in June 2024, Mr. Brown is expected to qualify for the benefits under the Extended Service Separation Program. Accordingly, all of Mr. Brown's unvested RSUs will continue to have the opportunity to vest pursuant to their terms (other than the employment requirement), subject to the additional conditions noted above.
Retirement Benefits
In 2023, our executives were eligible to participate in our 401(k) Plan under the same parameters applicable to all other employees, including (1) a matching contribution ("Base Match"), dollar for dollar on up to 5% of the executive's cash compensation contributed and (2) an additional profit sharing contribution ("Profit Sharing Contribution") equal to 5% of the executive's cash compensation. In each case, these contributions are treated as subject to Internal Revenue Service limitations. The value of 2023 contributions for each NEO is provided below in the table at "VI. Executive Compensation—Summary Compensation Table" and "VI. Executive Compensation—All Other Compensation Table."
Health and Welfare Benefits
Our executives are eligible to participate in the same health and welfare benefits that are available to our other eligible employees, such as medical, dental, vision and life insurance. The value of the health and welfare benefits paid by us for each NEO in applicable years is provided below in the tables at "VI. Executive Compensation—Summary Compensation Table" and "VI. Executive Compensation—All Other Compensation Table."
Relocation Benefits
In general, we do not offer our executives significant perquisites, other than relocation assistance. We generally offer relocation assistance to all of our employees (including our executives) who we ask to relocate in connection with their employment with us, with the level of benefits generally corresponding to the level of the employee's position. We have found that relocation assistance can play an important role in attracting qualified candidates or transferring existing employees to our various office locations. The primary benefits provided under our relocation assistance program to our NEOs and other senior management are generally: reasonable moving and related expenses, closing costs related to selling and buying a house and temporary living expenses, if needed, for up to 60 days. In 2022 and 2023, we provided relocation assistance benefits to Catherine Piche, our former EVP and COO—Towers. The value of the relocation assistance provided to Ms. Piche is set forth in "VI. Executive Compensation—All Other Compensation Table."
Executive Compensation Governance, Policy and Practice
The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from independent members of the Board, the CEO, other members of management and the independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the participants in the executive compensation decision-making process.
Compensation Committee
The Committee is composed solely of members of the Board who (1) are not employees of the Company and (2) meet the independence requirements of the NYSE listing standards.

CROWN CASTLE INC.	2024 PROXY STATEMENT

The Committee is responsible for overseeing our executive compensation and LTI programs. Specifically, the Committee is responsible for:
•designing, recommending, administering and evaluating the executive compensation plans, policies and programs of the Company; and
•overseeing the administration of the Company's equity-based compensation plans.
For additional information regarding the Committee, see "IV. Election of Directors—Board Committees—Compensation Committee."
Independent Compensation Consultant
In performing its duties, the Committee obtains advice from the Compensation Consultant, FW Cook (and prior to August 2023, Meridian Compensation Partners), which is engaged directly by the Committee (while the Compensation Consultant is engaged by the Committee, it works with management, including members of our HR department and our CEO, as directed by the Committee). In addition, in the case of compensation decisions relating to executives other than the CEO, the Committee seeks and obtains input from the CEO. The Committee regularly holds executive sessions at its meetings during which management, including the CEO, is not in attendance. Management, including members of our HR department and our CEO, assists with the coordination, preparation and review of Committee meeting materials.
Management
The CEO annually reviews the competitive pay position and the performance of each member of senior management other than himself. The CEO's conclusions and recommendations, including base salary adjustments and award amounts for the current year and target annual award amounts for the next year under the AIP (other than for himself) are presented to the Committee. The Committee makes all compensation decisions and approves all share-based awards for the NEOs and other executive officers. The Committee may exercise its discretion in modifying any compensation element to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.
Stock Ownership and Retention Guidelines
To further align the interests of our executive management with those of our stockholders, we have adopted certain stock ownership and retention guidelines designed to support a culture of stewardship among the NEOs and certain other executive officers. The Committee believes the maintenance of stock ownership and retention guidelines motivates executives to perform in accordance with the interests of our stockholders. The guideline ownership levels are designed to ensure that executives have a meaningful economic stake in our Common Stock, while satisfying the executives' need for portfolio diversification.
Our stock ownership guidelines provide that each of the NEOs should maintain beneficial ownership of a number of Common Stock having a value sufficient to satisfy the applicable stock ownership level specified below:

Position	Stock Ownership Multiple(a)
Chief Executive Officer	6X Base Salary
Other Executive Officers	3X Base Salary

(a)Represents the dollar value of Common Stock to be held, as determined pursuant to NYSE quotations.
The NEOs have until the fifth anniversary of the date such NEO was appointed to meet the applicable Common Stock ownership level. In addition, an NEO has until the fifth anniversary after the date of an increase in base salary to meet the incremental increase to the applicable Common Stock ownership level as a result of such base salary increase.
Our retention guidelines provide that if an NEO's Common Stock ownership is below (or subsequently falls below) the applicable stock ownership level, such NEO should hold and retain all shares of Common Stock received by the NEO resulting from equity awards granted to the NEO by the Company as a component of compensation until the NEO's applicable stock ownership level is met. The retention guidelines apply with respect to "after-tax

CROWN CASTLE INC.	2024 PROXY STATEMENT

shares" (e.g., the sale of shares to cover taxes relating to Company granted equity awards is not subject to the stock ownership guidelines).
As of the Record Date, each of the NEOs serving as an executive officer on such date was in compliance with the stock ownership guidelines.
Compensation Recovery and Recoupment (Clawback) Policies
Recovery Policy.
In October 2023, the Board adopted the Incentive Compensation Recovery Policy ("Recovery Policy") to comply with the requirements of Exchange Act Rule 10D-1 and the NYSE listing standards thereunder to provide for the mandatory recoupment of excess incentive compensation (as that term is defined in the Recovery Policy) that was received by certain current and former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws.
Recoupment Policy.
In addition, we maintain a separate legacy recoupment policy ("Recoupment Policy"), which provides that in the event of a restatement of the Company's financial statement or a determination by the Board that misconduct by an NEO or certain other employees caused financial or reputational harm to the Company, the Committee will review the circumstances and make recommendations to the Board as to whether recoupment should be pursued. Under the Recoupment Policy, "misconduct" includes any intentional or reckless violation of our guidelines and policies or any grossly negligent act or failure to act causing the above described result. In such circumstances, the Committee will review all compensation that has been awarded to a responsible party and determine how such compensation may have been affected by the financial restatements or misconduct.
Should the Board determine that recoupment is appropriate, we may recoup from an NEO or other responsible employee any cash incentives and equity awarded in reliance on the financial statements that were restated, or for the year in which the financial or reputational harm occurred, to the extent the Committee determines that the cash incentives and equity awarded were based on such restated financial statements or resulted from such misconduct. The NEO and other responsible employees may also be subject to other disciplinary actions, up to and including termination of employment.
Anti-Hedging Policy
Our Insider Trading Policy prohibits our directors and employees, including our executive officers, from, among other things, short sales and trading in options, puts, calls or other derivative instruments relating to our securities, including for hedging purposes.
Accounting and Tax Impacts upon Executive Compensation
For a discussion of the accounting impacts on various elements of LTI compensation, see notes 2 and 11 to our consolidated financial statements in our 2023 Form 10-K.
In determining executive compensation, the Committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to factors that are beyond our control. In addition, the Committee believes that it is important to retain flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, has historically not limited compensation to those levels or types of compensation that will be deductible by us.
Generally, Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m)). Our Section 162(m) covered employees include our principal executive officer ("PEO"), our principal financial officer, our three next highest-paid officers, and any employee who has been classified previously as a covered employee for purposes of Section 162(m). Because we intend to continue to qualify as a REIT under the Code, we generally distribute a sufficient level of net taxable income to our stockholders on an annual basis and as a result, do not

CROWN CASTLE INC.	2024 PROXY STATEMENT

incur U.S. federal income tax. Based on our REIT status, we do not expect the tax deduction limitations under Section 162(m) of the Code to have a material impact on us.
Compensation Committee 2023 Report
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading "Compensation Discussion and Analysis" with management and, based on such review and discussions, it has recommended to the Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board.

COMPENSATION COMMITTEE

Matthew Thornton, III (Chair)
P. Robert Bartolo
Cindy Christy
Ari Q. Fitzgerald
Kevin T. Kabat
Kevin A. Stephens

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Summary Compensation Table
The following Summary Compensation Table sets forth the compensation of the NEOs for 2023, 2022 and 2021 (where applicable). Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)		Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)(d)	Total ($)

Jay A. Brown(e)	2023	1,060,000	12,020,551		1,537,848	57,772	14,676,171
Former President & CEO	2022	1,054,231	8,739,976		2,599,318	57,252	12,450,777
	2021	1,030,000	10,504,164		2,966,544	52,802	14,553,510

Daniel K. Schlanger	2023	620,000	3,814,076		449,748	59,194	4,943,018
EVP & CFO	2022	618,077	2,583,864		868,775	56,963	4,127,679
	2021	610,000	3,256,134		1,033,462	52,115	4,951,711

Christopher D. Levendos	2023	525,000	4,160,858		380,835	59,194	5,125,887
EVP & COO—Fiber	2022	519,231	2,849,862		735,656	58,554	4,163,303
	2021	486,516	2,625,947		838,629	52,115	4,003,207

Michael J. Kavanagh(f)	2023	650,000	3,513,629		471,510	60,023	4,695,162
EVP & COO—Towers	2022	631,731	2,583,864		910,812	58,554	4,184,961
	2021	541,538	2,940,958		940,281	52,115	4,474,892

Edward B. Adams, Jr.(g)	2023	462,272	3,588,861		362,700	33,858	4,447,691
EVP & General Counsel

Catherine Piche(h)	2023	403,846	4,160,858	(i)	—	183,370	4,748,074
Former EVP & COO—Towers	2022	510,577	2,849,862		735,656	64,051	4,160,146

(a)Represents the dollar value of base salary earned by the NEO during the applicable fiscal year, inclusive of annual increases approved in the first quarter of 2023.
(b)Represents the aggregate grant date fair value of stock awards granted to each NEO in the applicable fiscal year, calculated in accordance with ASC 718. For Ms. Piche, such amount also reflects a one-time accounting modification charge to allow for continued vesting, post-separation, of certain of her RSUs. The grant date fair values have been determined based on the assumptions and methodologies set forth in notes 2 and 11 to the consolidated financial statements in our 2023 Form 10-K. The grant date fair value of the Performance RSUs is reported based on the Company's determination of the probable outcome of the achievement of the applicable performance conditions at the target level on the grant date. The value of the 2023 Performance RSUs, assuming achievement of the maximum performance level of 150%, is: Mr. Brown, $11,205,941; Mr. Schlanger, $3,555,609; Mr. Levendos, $3,878,881; Mr. Kavanagh, $3,275,465; Mr. Adams, $2,413,470; and Ms. Piche, $3,878,881.
(c)Represents the value of the Annual Incentives earned by the NEOs for the applicable fiscal year under the applicable AIP. These Annual Incentives are paid in cash. Additional details regarding the range of the NEOs' 2023 Annual Incentive award opportunities are disclosed above at "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements—Short-Term Incentives" and below in the table and related footnotes at "VI. Executive Compensation—Grants of Plan-Based Awards in 2023."
(d)Represents the aggregate value of all other compensation for the applicable fiscal year not otherwise reported in any other column of the Summary Compensation Table. This amount includes matching contributions and profit sharing contributions made by us to the executives under the 401(k) Plan and the dollar value of the portion of the health and welfare benefits, insurance premiums and tax reimbursements, where applicable, paid by us for the NEO in the applicable fiscal year. Additional details regarding the amounts reported in this column are provided in the table below at "VI. Executive Compensation—All Other Compensation Table" and the footnotes thereto.
(e)Mr. Brown retired from the position of CEO and President on January 16, 2024. To assist the Company with various matters, including the transition of his successor, Mr. Brown will remain with the Company as an executive advisor through June 6, 2024.
(f)Mr. Kavanagh served as EVP & Chief Commercial Officer for each of the years reported, and was appointed EVP & COO—Towers on January 24, 2024.
(g)Mr. Adams was appointed EVP & General Counsel effective February 21, 2023. Mr. Adams first qualified as an NEO for 2023, and, therefore, compensation information is provided for him with respect to 2023 only.
(h)Ms. Piche first qualified as an NEO for 2022, and, therefore, compensation information is provided for her with respect to 2023 and 2022 only. Ms. Piche separated from the Company and ceased serving as EVP & COO—Towers effective September 30, 2023.

CROWN CASTLE INC.	2024 PROXY STATEMENT

(i)In connection with Ms. Piche's separation from the Company, certain of Ms. Piche's outstanding RSUs were modified to provide for continued vesting through September 30, 2024. This amount includes the incremental fair value of $806,596, calculated in accordance with SEC disclosure rules, related to such modification. Additional details on Ms. Piche's separation from the Company can be found below at "VI. Executive Compensation—Potential Payments Upon Termination of Employment—Piche Separation and Release Agreement."

CROWN CASTLE INC.	2024 PROXY STATEMENT

All Other Compensation Table
The following table and the footnotes thereto describe the components of the "All Other Compensation" column in the Summary Compensation Table above.

Name	Year	Registrant Contributions to Defined Contribution Plans($)(a)	Insurance Premiums($)(b)	Other ($)(c)		All Other Compensation ($)(d)

Jay A. Brown	2023	33,000	24,772	—		57,772
	2022	33,550	23,702	—		57,252
	2021	29,000	23,802	—		52,802

Daniel K. Schlanger	2023	33,000	26,194	—		59,194
	2022	33,550	23,413	—		56,963
	2021	29,000	23,115	—		52,115

Christopher D. Levendos	2023	33,000	26,194	—		59,194
	2022	33,550	25,004	—		58,554
	2021	29,000	23,115	—		52,115

Michael J. Kavanagh	2023	33,000	27,023	—		60,023
	2022	33,550	25,004	—		58,554
	2021	29,000	23,115	—		52,115

Edward B. Adams, Jr.	2023	33,000	858	—		33,858

Catherine Piche	2023	16,500	19,253	147,617	(c)	183,370
	2022	33,550	23,702	—		64,051	(e)

(a)    For 2023, represents the Base Match and Profit Sharing Contribution made to the NEOs under the 401(k) Plan, as discussed in "VI. Executive Compensation—Compensation Discussion and Analysis—Other Elements of Executive Compensation—Retirement Benefits." For 2022 and 2021, represents our base matching contribution (equal to 100% of the first 3% of the executive's compensation contributed), a discretionary annual matching contribution (equal to 100% of the next 3% of the executive's compensation contributed) and an additional discretionary profit sharing contribution (equal to 5% of the executive's base salary for 2022 and 4% for 2021) made to the NEOs under the 401(k) Plan relating to the applicable fiscal year.
(b)    Represents the portion of the NEO's health and welfare insurance premiums paid by us for the applicable fiscal year. The health and welfare benefits for which a portion of these premiums were paid included the following:
•    Medical, dental, and vision insurance
•    Basic life insurance
•    Short-term disability insurance
•    Long-term disability insurance
(c)    As discussed and defined in "VI. Executive Compensation—Potential Payments Upon Termination of Employment," Ms. Piche entered into a Separation and Release Agreement, pursuant to which she received a payment of $131,250 equal to three months of her then current base salary. The amount shown also includes certain relocation assistance benefits in the amount of $16,367 provided in 2023.
(d)    Represents the aggregate value of all other compensation elements for the applicable fiscal year, which is included above in the "All Other Compensation" column of the table under "VI. Executive Compensation—Summary Compensation Table."
(e)    The amount shown for Ms. Piche includes a tax reimbursement in connection with relocation assistance benefits provided in 2022.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Grants of Plan-Based Awards in 2023
The following table and the footnotes thereto provide information regarding grants of plan-based equity and non-equity awards made to the NEOs during 2023:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards (#)(c)	Grant Date Fair Value of Stock Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jay A. Brown	—		1,855,000	2,120,000	3,710,000	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	33,899	4,549,924
	2/22/23	(e)	—	—	—	16,062	32,125	48,187	—	4,186,530
	2/22/23	(f)	—	—	—	18,777	37,554	56,331	—	3,284,097

Daniel K. Schlanger	—		310,000	620,000	1,085,000	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	10,756	1,443,670
	2/22/23	(e)	—	—	—	5,096	10,193	15,289	—	1,328,352
	2/22/23	(f)	—	—	—	5,958	11,916	17,874	—	1,042,054

Christopher D. Levendos	—		262,500	525,000	918,750	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	11,734	1,574,937
	2/22/23	(e)	—	—	—	5,560	11,120	16,680	—	1,449,158
	2/22/23	(f)	—	—	—	6,499	12,999	19,498	—	1,136,763

Michael J. Kavanagh	—		325,000	650,000	1,137,500	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	9,909	1,329,986
	2/22/23	(e)	—	—	—	4,695	9,390	14,085	—	1,223,705
	2/22/23	(f)	—	—	—	5,488	10,977	16,465	—	959,939

Edward B. Adams, Jr.	2/21/23	(g)	—	—	—	—	—	—	7,317	999,941
	—		250,000	500,000	875,000	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	7,301	979,940
	2/22/23	(e)	—	—	—	3,459	6,919	10,378	—	901,684
	2/22/23	(f)	—	—	—	4,044	8,088	12,132	—	707,296

Catherine Piche	—		262,500	525,000	918,750	—	—	—	—	—
	2/22/23		—	—	—	—	—	—	11,734	1,574,937
	2/22/23	(e)	—	—	—	5,560	11,120	16,680	—	1,449,158
	2/22/23	(f)	—	—	—	6,499	12,999	19,498	—	1,136,763
	10/6/23	(h)	—	—	—	—	—	—	—	806,596

(a)Represents the estimated payouts that the NEOs could earn under the AIP as described in the Compensation Discussion and Analysis above. The Annual Incentive opportunities for each NEO, calculated as a percentage of the NEO's base salary, are provided above in "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements—Short-Term Incentives—Annual Incentives." The actual Annual Incentives paid to each NEO under the AIP are disclosed above in the "Non-Equity Incentive Plan Compensation" column of the table at "VI. Executive Compensation—Summary Compensation Table."
(b)The grant listed for each NEO represents the Performance RSU component of the 2023 annual RSUs. All such grants were made pursuant to the 2022 LTIP. Details regarding vesting parameters generally applicable to these RSUs are provided above in "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements—Long-Term Incentives."
(c)The grant listed for each NEO represents the Time RSU component of the 2023 annual RSUs. All such grants were made pursuant to the 2022 LTIP. Details regarding vesting parameters generally applicable to these RSUs are provided above in "VI. Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Elements—Long-Term Incentives."
(d)Represents the grant date fair value of the RSUs granted to the NEOs in 2023 calculated in accordance with ASC 718, the aggregate of which is included above in the "Stock Awards" column of the table at "VI. Executive Compensation—Summary Compensation Table." Generally, the grant date fair value is the amount we would expense in our financial statements over the award's vesting schedule. For information on the valuation assumptions utilized for accounting purposes, see notes 2 and 11 to the consolidated financial statements in our 2023 Form 10-K.
(e)The grant listed for each NEO represents the Relative TSR Performance RSUs.
(f)The grant listed for each NEO represents the Absolute TSR Performance RSUs.
(g)Represents promotion RSUs ("Promotion RSUs") granted to Mr. Adams in connection with his appointment as EVP and General Counsel in 2023. Such Promotion RSUs vest as to approximately one-third on February 10 of each of 2024, 2025 and 2026.
(h)On October 6, 2023, the Company entered into a separation agreement with Ms. Piche. Among other things, the agreement provided for continued vesting of certain of Ms. Piche's outstanding RSUs through September 30, 2024. Under FASB ASC 718, this agreement was treated as a

CROWN CASTLE INC.	2024 PROXY STATEMENT

modification of the terms of Ms. Piche’s outstanding equity awards. As required by SEC rules, the "Grant Date Fair Value of Stock Awards" column presents the incremental fair value of the modified awards computed as of the modification date, compared to the fair value of the awards immediately prior to the modification, computed in accordance with FASB ASC 718. Additional details on Ms. Piche’s separation from the Company can be found below at "VI. Executive Compensation—Potential Payments Upon Termination of Employment—Piche Separation and Release Agreement."

CROWN CASTLE INC.	2024 PROXY STATEMENT

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table and footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2023 for each NEO. As of December 31, 2023 and the Record Date, none of the NEOs had any outstanding stock options.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)		Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(c)		Equity Incentive Awards: Market or Payout Plan Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(b)

Jay A. Brown	2/18/2021	7,075	(d)	814,969	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	2/17/2022	16,425	(d)	1,891,996	—		—
	2/17/2022	—		—	19,559	(g)	2,253,001
	2/17/2022	—		—	28,505	(h)	3,283,491
	2/22/2023	33,899	(d)	3,904,826	—		—
	2/22/2023	—		—	32,125	(g)	3,700,479
	2/22/2023	—		—	37,554	(h)	4,325,845

Daniel K. Schlanger	2/18/2021	2,193	(d)	252,612	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	2/17/2022	4,856	(d)	559,363	—		—
	2/17/2022	—		—	5,782	(g)	666,029
	2/17/2022	—		—	8,427	(h)	970,706
	2/22/2023	10,756	(d)	1,238,984	—		—
	2/22/2023	—		—	10,193	(g)	1,174,132
	2/22/2023	—		—	11,916	(h)	1,372,604

Michael J. Kavanagh	2/18/2021	1,981	(d)	228,191	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	2/17/2022	4,856	(d)	559,363	—		—
	2/17/2022	—		—	5,782	(g)	666,029
	2/17/2022	—		—	8,427	(h)	970,706
	2/22/2023	9,909	(d)	1,141,418	—		—
	2/22/2023	—		—	9,390	(g)	1,081,634
	2/22/2023	—		—	10,977	(h)	1,264,441

Christopher D. Levendos	2/18/2021	1,769	(d)	203,771	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	2/17/2022	5,356	(d)	616,958	—		—
	2/17/2022	—		—	6,378	(g)	734,682
	2/17/2022	—		—	9,295	(h)	1,070,691
	2/22/2023	11,734	(d)	1,351,639	—		—
	2/22/2023	—		—	11,120	(g)	1,280,913
	2/22/2023	—		—	12,999	(h)	1,497,355

CROWN CASTLE INC.	2024 PROXY STATEMENT

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)		Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(c)		Equity Incentive Awards: Market or Payout Plan Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(b)

Edward B. Adams, Jr.	2/18/2021	422	(d)	48,610	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	9/16/2021	173	(i)	19,928	—		—
	2/17/2022	981	(d)	113,001	—		—
	2/17/2022	—		—	1,167	(g)	134,427
	2/17/2022	—		—	1,701	(h)	195,938
	2/21/2023	7,317	(j)	842,845	—		—
	2/22/2023	7,301	(d)	841,002	—		—
	2/22/2023	—		—	6,919	(g)	797,000
	2/22/2023	—		—	8,088	(h)	931,657

Catherine Piche(l)	2/18/2021	572	(d)	65,889	—		—
	2/18/2021	0	(e)	0	—		—
	2/18/2021	0	(f)	0	—		—
	9/1/2021	1,685	(k)	194,095	—		—
	2/17/2022	2,678	(d)	308,479	—		—
	2/22/2023	3,911	(d)	450,508	—		—

(a)Represents the outstanding and unvested portion of RSUs subject solely to service-based vesting conditions, including the number of shares underlying 2021 Performance RSUs, if any, that were earned at the end of the applicable performance period but remained outstanding as of the fiscal year ended December 31, 2023.
(b)Represents the market value of the outstanding and unvested RSUs, based on the closing market price of our Common Stock ($115.19) as of December 29, 2023 (the last trading day prior to our fiscal year end).
(c)Represents outstanding, unvested and unearned Performance RSUs, based on the target number of units granted.
(d)Represents the outstanding and unvested Time RSU portion of the annual RSUs granted to each of the NEOs. Time RSUs vest in three approximately equal annual installments on the anniversary of the applicable grant date.
(e)Represents shares underlying the Relative TSR Performance RSUs granted to each of the NEOs in 2021 that were earned at the end of the three-year performance period. Since the performance level for such units was below the threshold, all Relative TSR Performance RSUs granted in 2021 were forfeited on February 19, 2024.
(f)Represents shares underlying the Absolute TSR Performance RSUs granted to each of the NEOs in 2021 that were earned at the end of the three-year performance period. Since the performance level for such units was below the threshold, all Absolute TSR Performance RSUs granted in 2021 were forfeited on February 19, 2024.
(g)Represents the outstanding and unvested portion of the Relative TSR Performance RSUs granted to each of the NEOs in 2023 and 2022 that vest in three approximately equal annual installments beginning on February 19 following the year of grant.
(h)Represents the outstanding and unvested portion of the Absolute TSR Performance RSUs granted to each of the NEOs in 2023 and 2022 that vest in three approximately equal annual installments beginning on February 19 following the year of grant.
(i)Represents the outstanding and unvested portion of Promotion RSUs granted to Mr. Adams in 2021 in connection with his promotion to SVP—Legal. Such Promotion RSUs vest in three approximately equal annual installments beginning on September 10 of each year following the year of grant.
(j)Represents the outstanding and unvested portion of Promotion RSUs granted to Mr. Adams in 2023 in connection with his promotion to EVP and General Counsel. Such Promotion RSUs vest in three approximately equal annual installments beginning on February 10 of each year following the year of grant.
(k)Represents the outstanding and unvested portion of Promotion RSUs granted to Ms. Piche in 2021 in connection with her promotion to EVP and COO—Towers. Such Promotion RSUs vest in three approximately equal annual installments beginning on September 10 of each year following the year of grant.
(l)Ms. Piche's Absolute TSR Performance RSUs and Relative TSR Performance RSUs granted in 2022 and 2023 were forfeited in connection with her separation from the Company effective September 30, 2023.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Option Exercises and Stock Vested in 2023
The following table provides the amount realized during 2023 by each NEO upon the vesting of RSUs. No options were exercised by any of the NEOs in 2023, and as of December 31, 2023 and the Record Date, none of the NEOs held any outstanding stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Jay A. Brown	37,916	5,334,023
Daniel K. Schlanger	11,529	1,621,900
Christopher D. Levendos	10,693	1,456,253
Michael J. Kavanagh	9,054	1,273,717
Edward B. Adams, Jr.	2,350	323,470
Catherine Piche	6,958	909,108

(a)For each NEO, the amounts shown include (1) 64.8% of the target number of units covered by the 2020 Relative TSR Performance RSU grant and (2) approximately one-third of each of the 2020, 2021 and 2022 Time RSU grants. In addition, the amounts for Messrs. Levendos and Adams and Ms. Piche include approximately one-third of the Promotion RSUs previously awarded to them.
(b)The value realized on vesting is calculated using the closing market price of our Common Stock from the trading day immediately preceding the date of vesting, which was $140.68 per unit for all grants, except in the case of the Promotion RSUs for Messrs. Levendos and Adams and Ms. Piche, in which case such closing market price of our Common Stock was $116.07, $99.24 and $99.24, respectively.
Potential Payments Upon Termination of Employment
Severance Agreements
We have entered into Severance Agreements with each of our NEOs, which provide certain benefits to and impose certain obligations on our NEOs upon termination of their employment with us. Details regarding the benefits provided under the NEOs' Severance Agreements and the potential value thereof are set forth below. Pursuant to each Severance Agreement, we are required to provide severance benefits to the NEO if such NEO's employment is terminated pursuant to a Qualifying Termination (as defined in footnote (a) to the table below). The Severance Agreements provide for enhanced severance benefits if the NEO's employment is terminated in connection with a Qualifying Termination Upon Change in Control (as defined in footnote (a) to the table below).
Upon a Qualifying Termination occurring on December 31, 2023 not during a Change in Control Period (as defined in the Severance Agreements), the NEOs would have been entitled to the following benefits:
•a lump sum severance payment equal to the sum of the NEO's base salary and Annual Bonus. "Annual Bonus" is defined for purposes of each NEO's Severance Agreement as the target annual bonus for the calendar year in which the date of termination occurs;
•a prorated cash amount equal to the NEO's Annual Bonus for the year in which termination occurs when and if annual incentives for the year of termination are paid to other executive officers;
•to the extent the annual incentive for the year prior to the year in which termination occurs has not been paid, a cash amount equal to the NEO's prior year actual annual incentive when and if any annual incentives for the year prior to the date of termination are paid to our other executive officers;
•continued coverage under specified health and welfare benefit programs for one year;
•continued participation in the 401(k) Plan for the calendar year in which termination occurs, including our contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the 401(k) Plan or by applicable law); and
•the opportunity for continued vesting of all RSUs for two years after termination, with the continued vesting of Performance Awards to remain subject to the satisfaction of the applicable performance criteria.

CROWN CASTLE INC.	2024 PROXY STATEMENT

In connection with a Qualifying Termination Upon Change in Control occurring on December 31, 2023, the NEOs would have been entitled to the following benefits:
•a lump sum severance payment equal to the sum of the NEO's base salary and Annual Bonus multiplied by two;
•a prorated cash amount equal to the NEO's Annual Bonus for the year in which termination occurs when and if annual incentives for the year of termination are paid to other executive officers;
•to the extent the annual incentive for the year prior to the year in which termination occurs has not been paid, a cash amount equal to the NEO's prior year actual annual incentive when and if any annual incentives for the year prior to the date of termination are paid to our other executive officers;
•continued coverage under specified health and welfare benefit programs for two years;
•continued participation in the 401(k) Plan for the calendar year in which termination occurs, including our contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the 401(k) Plan or by applicable law); and
•immediate vesting of any outstanding RSUs, provided that such immediate vesting only applies to Performance Awards (as defined in the Severance Agreements) with respect to the target level of performance, and the NEO has the opportunity, subject to and contingent upon actual performance, to continue vesting as to any Performance Awards in excess of such target level of performance following the date of termination.
Each of the Severance Agreements also has provisions that generally prohibit the NEOs, for a period of 12 months following the termination of such officer's employment with us, from (1) engaging in certain competitive activities in designated geographic areas and (2) soliciting our employees and our affiliates.
Piche Separation and Release Agreement
In connection with Ms. Piche’s separation in 2023 and the comprehensive resolution of all claims, if any, between the Company and Ms. Piche, the parties entered into a Separation and Release Agreement ("Piche Separation Agreement"), dated October 6, 2023, which provides that Ms. Piche will receive the following payments and benefits:
•payment in the amount of base salary through the end of calendar year 2023;
•continued Company subsidization of the cost of healthcare benefits, if elected, through the end of calendar year 2023; and
•the opportunity for certain of the RSUs previously granted to Ms. Piche to continue vesting until September 30, 2024.
The following table and footnotes thereto reflect the termination benefits to which each of our NEOs would be entitled in the event of termination of the individual's employment under the scenarios shown below. Except with respect to Ms. Piche, the information provided below assumes the NEO's termination occurred on December 31,

CROWN CASTLE INC.	2024 PROXY STATEMENT

2023. For Ms. Piche, the information provided below reflects the payments and benefits provided to her under the Piche Termination Agreement in connection with her termination of employment effective September 30, 2023.

Name	Termination Type(a)	Severance Amount($)(b)	Early or Continued Vesting of RSUs($)(c)	Other($)(d)	Total Employment Termination Benefits($)

Jay A. Brown(e)	Qualifying Upon Change in Control	6,360,000	28,039,357	2,192,644	36,592,001
	Qualifying	3,180,000	4,838,385	2,167,872	10,186,257
	Non-Qualifying	—	—	—	—

Daniel K. Schlanger	Qualifying Upon Change in Control	2,480,000	8,665,818	695,488	11,841,306
	Qualifying	1,240,000	1,489,813	669,294	3,399,107
	Non-Qualifying	—	—	—	—

Christopher D. Levendos	Qualifying Upon Change in Control	2,100,000	8,844,739	600,488	11,545,227
	Qualifying	1,050,000	1,632,734	574,294	3,257,028
	Non-Qualifying	—	—	—	—

Michael J. Kavanagh	Qualifying Upon Change in Control	2,600,000	8,134,166	727,146	11,461,312
	Qualifying	1,300,000	1,421,304	700,123	3,421,427
	Non-Qualifying	—	—	—	—

Edward B. Adams, Jr.	Qualifying Upon Change in Control	2,000,000	4,542,132	524,816	7,066,948
	Qualifying	1,000,000	1,330,930	523,958	2,854,888
	Non-Qualifying	—	—	—	—

Catherine Piche(f)	Other	131,250	806,596	0	937,846

(a)    Except as provided in (f) below, represents the various employment termination scenarios as defined in the NEO's Severance Agreements. Each of such scenarios can be described as follows:
•A "Qualifying Termination" occurs upon (1) our termination of the executive's employment with us for any reason other than for Cause (as defined in the Severance Agreements) or disability or death, or (2) the executive's termination of employment with us within 60 days of the occurrence of an event that constitutes Good Reason (as defined in the Severance Agreements).
•A "Non-Qualifying Termination" occurs upon any termination of the executive's employment with us other than a Qualifying Termination.
•A "Qualifying Termination Upon Change in Control" occurs upon a Qualifying Termination of the executive within two years following a Change in Control (as defined in the Severance Agreements).
(b)    Represents the severance amounts payable (or, with respect to Ms. Piche, paid) to the NEOs in connection with termination of employment.
(c)    Except with respect to Ms. Piche, represents the value of outstanding and unvested RSUs on December 31, 2023 (calculated as the number of RSUs multiplied by $115.19, the closing price per share of our Common Stock on December 29, 2023, which was the last trading day in calendar year 2023) for which the vesting would be accelerated or continued without future service or performance conditions (also includes accrued dividend equivalents that would be paid upon vesting of such RSUs). For Ms. Piche, the amount shown represents the value of outstanding and unvested RSUs as of the date the Compensation Committee modified certain of her RSU awards to provide for continued vesting of such awards through September 2024, subject to the terms and conditions of the Piche Separation Agreement.
(d)    Except with respect to Ms. Piche, represents the following items:
•A prorated cash amount equal to the officer's Annual Bonus for the year of termination. The payment of a cash amount equal to the NEO's prior year annual incentive when and if any annual incentives for the year prior to the date of termination are paid to our other executive officers is permitted under the Severance Agreements but would not apply under this scenario because termination is assumed to occur on December 31, 2023, and any prior year actual annual incentives relating to 2022 would have already been paid.
•An estimate of the premiums paid by us for continued coverage under specified health and welfare benefit programs.
•An estimate of our 401(k) Plan profit sharing contributions for continued participation in the 401(k) Plan for 2023, the year in which termination of employment is assumed to occur under this scenario. Assuming termination of employment occurs on December 31, 2023, the Profit Sharing Contribution for 2023 that would be payable to each NEO would be $16,500.
Although Ms. Piche, was entitled to receive continued Company subsidized healthcare benefits under the terms of the Piche Separation Agreement, she did not elect to receive such benefits, therefore the amount shown is $0. Other than healthcare benefits, severance payment and continued vesting of certain equity awards, Ms. Piche was not entitled to receive any other benefits in connection with her termination.
(e)    Mr. Brown retired from the position of CEO and President on January 16, 2024 and agreed to remain with the Company as an executive advisor through June 6, 2024, at which time he is expected to qualify for the benefits under the Extended Service Separation Program. See "VI. Executive Compensation—Compensation Discussion and Analysis—Other Elements of Executive Compensation—Extended Service Separation Program" above for additional information.
(f)    Since Ms. Piche separated from the Company prior to December 31, 2023 and did not qualify for benefits under the Severance Agreement, the amounts shown represent the payments and benefits provided to Ms. Piche under the Piche Separation Agreement. See "VI. Executive Compensation—Potential Payments Upon Termination of Employment—Piche Separation and Release Agreement" above for additional information.

CROWN CASTLE INC.	2024 PROXY STATEMENT

CEO Pay Ratio
In accordance with the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated thereunder and the related SEC guidance ("Pay Ratio Rules"), we are providing the following information about the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules. Due to estimates and assumptions permitted under the Pay Ratio Rules, our pay ratio disclosure may not be comparable to the pay ratio disclosure presented by other companies.

Year	CEO Annual Total Compensation	Median Employee Annual Total Compensation	Pay Ratio
2023	$14,676,171	$123,665	119:1
CEO Pay Ratio Methodology
While we believe we did not experience a change to our employee population and compensation arrangements that would significantly impact the CEO pay ratio, for 2023, we identified a new median employee for purposes of calculating the pay ratio disclosure because the previously identified median employee is no longer employed by the Company.
For purposes of identifying our median employee in 2023, we took the following steps:
•We determined that as of December 31, 2023 ("Determination Date"), our employee population, excluding our CEO, consisted of approximately 4,700 employees, including full-time and part-time employees. No employees were excluded on the basis of geography.
•For each employee, we calculated on a consistent basis (a) the base salary in effect as of the Determination Date, (b) the annual incentive paid with respect to fiscal year 2023, (c) commissions paid during fiscal year 2023 and (d) the grant date fair value of RSUs granted during fiscal year 2023 (calculated in accordance with ASC 718). For each employee, the sum of these components of compensation was then analyzed and sorted to identify the median employee.
Once the median employee was identified, the median employee's annualized total compensation shown in the chart above was calculated using the same methodology that we used to calculate the CEO's annual total compensation as reported in the Summary Compensation Table (see "VI. Executive Compensation—Summary Compensation Table").

CROWN CASTLE INC.	2024 PROXY STATEMENT

Pay Versus Performance
The following Pay Versus Performance Table sets forth certain compensation information, including compensation actually paid ("CAP") as calculated in accordance with Item 402(v) of Regulation S-K, of our PEO and the average compensation of all other NEOs as a group for 2023, 2022, 2021 and 2020. CAP amounts do not reflect the actual amount of compensation earned by or paid to the executives covered by the disclosure during the years shown below. Additional details regarding the CAP calculation are provided in the CAP Reconciliation Tables below.
Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO (b)($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs (b)($)	Value of Initial Fixed $100 Investment Based On (c):		Net Income (in millions) ($)	AFFO Per Share (e)($)
					TSR ($)	Peer Group TSR (d)($)
2023	14,676,171	6,046,843	4,953,286	1,950,170	94.54	112.04	1,502	7.55
2022	12,450,777	(23,064,859)	4,159,022	(3,640,624)	105.39	100.62	1,675	7.38
2021	14,553,510	40,841,701	4,453,786	11,341,359	156.16	134.06	1,096	6.95
2020	17,999,135	30,135,430	5,521,035	9,232,300	115.61	94.88	1,056	6.78

(a)The PEO for all reporting years was Jay A. Brown. The non-PEO NEOs for the applicable years were as follows:
•    2023: Daniel K. Schlanger, Christopher D. Levendos, Michael J. Kavanagh, Edward B. Adams, Jr. and Catherine Piche.
•    2022: Daniel K. Schlanger, Michael J. Kavanagh, Christopher D. Levendos and Catherine Piche.
•    2021: Daniel K. Schlanger, Michael J. Kavanagh, Kenneth J. Simon, Christopher D. Levendos and Robert C. Ackerman.
•    2020: Daniel K. Schlanger, Robert C. Ackerman, Kenneth J. Simon, Christopher D. Levendos and James D. Young.
(b)See CAP Reconciliation Tables below for information on adjustments made to the applicable total compensation disclosed in the Summary Compensation Table.
(c)Assumes an initial investment of $100.00 on December 31, 2019 and dividend reinvestment.
(d)The peer group used for purposes of this disclosure in each covered year is the FTSE NAREIT All Equity REITs Index.
(e)The Company has selected "AFFO per share" as the company-selected measure for purposes of this disclosure. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding. We define AFFO as Funds from Operations ("FFO") before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to the Company's common stockholders.
CAP Reconciliation Tables
The amounts deducted and added in calculating the CAP for the PEO for 2020 through 2023 are as follows:

	2023	2022	2021	2020
Summary Compensation Table Total	14,676,171	12,450,777	14,553,510	17,999,135
Adjustments
Deduct: Reported value of equity awards(a)	(12,020,551)	(8,739,976)	(10,504,164)	(14,397,619)
Add: Year end fair value of outstanding equity awards granted in covered year	8,126,778	5,571,608	15,297,424	13,244,222
Add: Change in fair value of outstanding equity awards granted in prior years and unvested at year end	(5,212,168)	(26,050,018)	18,685,093	8,625,669
Add: Change in vesting date fair value of equity awards granted in prior years that vested in covered year	191,010	(5,966,179)	759,162	3,339,666
Subtract: Fair value at end of prior year of equity awards that failed to meet vesting conditions in covered year	—	—	—	272,230
Add: Value of dividends paid during the covered year on outstanding and unvested equity awards not otherwise reflected(b)	285,603	(331,071)	2,050,676	1,596,587
Total Adjustments(c)	(8,629,328)	(35,515,636)	26,288,191	12,136,295
Compensation Actually Paid	6,046,843	(23,064,859)	40,841,701	30,135,430

(a)Represents the grant date fair value of equity awards reflected in the "Stock Awards" columns in the Summary Compensation Table for the covered year.

CROWN CASTLE INC.	2024 PROXY STATEMENT

(b)Represents dividend equivalents accrued during the applicable year, as adjusted for the number of RSUs projected to be earned as of the end of each such year. The Company does not pay dividend equivalents prior to the vesting of RSUs, and payment of such amounts are in all cases contingent on the vesting of the underlying RSUs.
(c)No awards vested in the year in which they were granted.
The amounts deducted and added in calculating the average CAP for all other NEOs as a group for 2020 through 2023 are as follows:

	2023	2022	2021	2020
Summary Compensation Table Total	4,953,286	4,159,022	4,453,786	5,521,035
Adjustments
Deduct: Reported value of equity awards(a)	(4,008,976)	(2,716,863)	(2,919,983)	(4,110,967)
Add: Year end fair value of outstanding equity awards granted in covered year	2,162,156	1,731,958	4,252,427	3,784,062
Add: Change in fair value of outstanding equity awards granted in prior years and unvested at year end	(1,038,953)	(5,537,606)	4,791,205	2,714,164
Add: Change in vesting date fair value of equity awards granted in prior years that vested in covered year	15,856	(1,249,038)	227,065	906,334
Subtract: Fair value at end of prior year of equity awards that failed to meet vesting conditions in covered year	(218,074)	—	—	71,609
Add: Value of dividends paid during the covered year on outstanding and unvested equity awards not otherwise reflected(b)	84,875	(28,098)	536,859	489,280
Total Adjustments(c)	(3,003,116)	(7,799,647)	6,887,573	3,711,264
Compensation Actually Paid	1,950,170	(3,640,624)	11,341,359	9,232,300

(a)Represents the grant date fair value of equity awards reflected in the "Stock Awards" columns in the Summary Compensation Table for the covered year.
(b)Represents dividend equivalents accrued during the applicable year, as adjusted for the number of RSUs projected to be earned as of the end of each such year. The Company does not pay dividend equivalents prior to the vesting of RSUs, and payment of such amounts are in all cases contingent on the vesting of the underlying RSUs.
(c)No awards vested in the year in which they were granted.
Alignment Analysis
As discussed in "VI. Executive Compensation—Compensation Discussion and Analysis," equity awards represent the largest component of our total compensation program for executives. As a result, fluctuations in our stock price can have a meaningful impact on CAP. This impact is magnified by the Company's selection of TSR (both on an absolute and relative basis) as a performance criteria for a large portion of such equity awards during the periods presented. As a result, year-over-year Company stock price fluctuations can have a material impact on the projected level of vesting of our Absolute TSR Performance RSUs and Relative TSR Performance RSUs. In 2023, our stock price decreased more than the broader equity market. This generally resulted in (1) a decline in the overall value of all outstanding Time RSUs and Performance RSUs; and (2) the value of Performance RSUs held by our NEOs at the end of 2023 being significantly lower than the value of such RSUs at the beginning of 2023.
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationship between CAP and the financial metrics presented in the Pay Versus Performance Table. The graphs depicted below and related text are (1) based on historical data and are not necessarily indicative of future performance and (2) not to be incorporated by reference into the Company's filings with the SEC, whether made before or after the date hereof, except to the extent that the Company specifically incorporates such disclosure by reference.
Compensation Actually Paid vs. Company TSR. As discussed in "VI. Executive Compensation—Compensation Discussion and Analysis," the LTI component of compensation represents the largest portion of the total compensation program for our executives. The majority of LTIs for the periods presented are comprised of Performance RSUs that are tied to the Company's TSR (either absolute or relative to a comparator group). The

CROWN CASTLE INC.	2024 PROXY STATEMENT

graph below shows the general alignment between Mr. Brown's CAP and the average CAP for the Company's other NEOs as a group as compared to the returns experienced by our stockholders over the period presented.

Compensation Actually Paid vs. Net Income. As shown in the graph below, there is no observed correlation between the fluctuations in the Company's net income and the executives' CAP over the period presented. This is due in large part to the fact that the Company does not use net income as a performance metric for any component of the executives' compensation.
Compensation Actually Paid vs. AFFO per Share. As discussed in "VI. Executive Compensation—Compensation Discussion and Analysis," AFFO per share is one of two financial performance metrics the Company uses to determine annual incentives. However, as a result of the Company's relative emphasis on LTIs as compared to STIs, the impact of AFFO per share improvement on executive compensation can be diminished or completely outweighed in some years. As shown below, despite AFFO per share increases in each of the years

CROWN CASTLE INC.	2024 PROXY STATEMENT

presented, significant decreases in the value of outstanding RSUs in 2022 and 2023 caused CAP to be significantly lower than the 2022 and 2021 CAP.
Company TSR vs. Peer Group TSR. As shown in the following graph, the Company's cumulative TSR over the period presented underperformed the FTSE NAREIT All Equity REIT Index cumulative TSR. The Company selected this index as its peer group for purposes of the Pay Versus Performance Table, in accordance with the provisions of Item 402(v) of Regulation S-K. The Company does not use the FTSE NAREIT All Equity REIT Index to gauge executive compensation elements or determine the satisfaction of vesting conditions for performance-based awards. For a discussion of the peer groups used by the Company for executive compensation purposes, see "VI. Executive Compensation—Compensation Discussion and Analysis."

Company TSR vs. Peer Group TSR
$160
$150
$140
$130
$120
$110
$100
$90
Cumulative TSR
(value of initial $100 investment)
$156.16
$134.06
$115.61
$112.04
$100.00
$105.39
$100.62
$94.88
$94.54
2019
2020
2021
2022
2023
Company Cumulative TSR
FTSE NAREIT All Equity REITs Index Cumulative TSR

CROWN CASTLE INC.	2024 PROXY STATEMENT

Tabular List
The list below represents the Company's most important financial performance measures (in no particular order) used to link NEOs' CAP for the most recently completed fiscal year to the Company's performance. For more information on the Company's performance measures, see "VI. Executive Compensation—Compensation Discussion and Analysis."
•Adjusted EBITDA
•AFFO per share
•Absolute TSR
•Relative TSR

CROWN CASTLE INC.	2024 PROXY STATEMENT

VII. The Boots Group By-Laws Proposal
Proposal
The Boots Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting. The Boots Group is located at c/o Boots Capital Management, LLC, 7800 Washington Ave, Suite 700, Houston, Texas 77007. The Company will provide stockholders with information known by the Company regarding the number of voting securities held by the Boots Group promptly upon oral or written request. The Company is not responsible for the accuracy or completeness of any information provided by or relating to the Boots Group or its nominees contained in the below proposal or any supporting statement filed or disseminated by or on behalf of the Boots Group or any other statements the Boots Group may make.
Repeal of each provision of, or amendment to, the By-Laws adopted by the Board without the approval of the stockholders of the Company subsequent to December 19, 2023 and up to and including the date of the Annual Meeting ("By-Laws Proposal").
RESOLVED, that each provision of, or amendment to, the Amended and Restated By-Laws of the Corporation (the "Bylaws") (adopted by the Board without the approval of the stockholders of Crown Castle Inc. (the "Corporation")) subsequent to December 19, 2023 (the date of the most recent publicly-disclosed Bylaws) and up to and including the date of this meeting of stockholders at which this resolution is being proposed, be, and hereby is, repealed, effective as of the time this resolution is approved by the Corporation's stockholders.
The affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote thereon will be required for approval of the By-Laws Proposal, pursuant to Section 8.01 of the Company's A&R By-Laws. The By-Laws Proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the Boots Group.
Board Recommendation
The Board carefully considered the By-Laws Proposal and concluded, for the reasons noted below, that a blanket prohibition on By-Law amendments prior to the Annual Meeting would not be in the best interests of the Company and its stockholders.
Each of the members of the Board has fiduciary duties to the Company's stockholders. Specifically, the Board is responsible for managing, or directing the management of, the business and affairs of the Company. In meeting this responsibility, the Board has a fiduciary duty to act in the best interests of the Company and all of its stockholders.
Further, the Board has adopted policies and practices designed to ensure and encourage the Board's independent exercise of such duty. As a result, the A&R By-Laws expressly provide that the A&R By-Laws may be amended by the Board. It is important that the Board's ability to act in the best interests of the Company and all stockholders not be limited.
The Board believes that the By-Laws Proposal would undermine the ability of the Board to oversee the business and affairs of the Company and to protect all of the Company's stockholders, as it would limit the Board's ability to adopt changes to the A&R By-Laws (which is expressly permitted by the A&R By-Laws), even in cases where the Board determines that the changes are in the best interests of the Company and its stockholders.
While the Board has not adopted any amendments to the A&R By-Laws subsequent to December 19, 2023 and does not currently expect to adopt any amendments to the A&R By-Laws prior to the Annual Meeting, the Board may determine that an amendment is in the best interest of the Company and its stockholders. The Board believes that the automatic repeal of any duly adopted A&R By-Law amendment, irrespective of its content, could have the effect of repealing one or more properly adopted A&R By-Law amendments that the Board determined to be in the best interests of the Company and its stockholders and that was adopted in furtherance of the Board's

CROWN CASTLE INC.	2024 PROXY STATEMENT

fiduciary duties and in accordance with the A&R By-Laws, including in response to future events not yet known to the Company.

X
Accordingly, the Board unanimously recommends a vote AGAINST this proposal, and if the proposal is presented, your timely and properly submitted WHITE proxy will be voted against this proposal unless you specify otherwise.

CROWN CASTLE INC.	2024 PROXY STATEMENT

VIII.  OTHER MATTERS
Beneficial Ownership of Common Stock
The table below shows the beneficial ownership as of March 22, 2024 of our Common Stock held by (1) each of the directors, nominees for director, the NEOs and all directors and current executive officers as a group and (2) each stockholder who beneficially owns more than 5% of our outstanding shares of Common Stock. This table also gives effect to any shares of Common Stock that may be acquired pursuant to any options, warrants, rights or other derivative securities, including RSUs, within 60 days after March 22, 2024, and includes shares held through 401(k) Plan accounts.

	Common Stock Beneficially Owned
Directors and NEOs(a)	Number (#)(b)		Percent (%)(c)
Edward B. Adams, Jr.	22,520		*
P. Robert Bartolo	38,645		*
Jay A. Brown	30,377		*
Cindy Christy	34,355		*
Ari Q. Fitzgerald	35,885	(d)	*
Jason Genrich	2,919	(e)	*
Andrea J. Goldsmith	10,406		*
Tammy K. Jones	6,894		*
Kevin T. Kabat	3,966		*
Michael J. Kavanagh	87,565		*
Christopher D. Levendos	12,534		*
Anthony J. Melone	13,061		*
Sunit S. Patel	2,919		*
Catherine Piche	24,804	(f)	*
Daniel K. Schlanger	110,364		*
Bradley E. Singer	2,964		*
Kevin A. Stephens	17,551		*
Matthew Thornton, III	9,609		*
Directors and executive officers as a group (18 persons total)	574,106		*
Greater than 5% Stockholders
The Vanguard Group	55,935,926	(g)	12.90%
BlackRock, Inc.	35,335,187	(h)	8.15%

* Less than 1%
(a)Unless otherwise indicated, each of the persons listed in this table may be deemed to have (1) sole voting and investment power with respect to the shares beneficially owned by such persons or (2) shared voting and investment power with respect to shares owned by a spouse. Unless otherwise indicated, the address of each of the persons listed in this table is c/o Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024.
(b)In addition to the shares shown in the table, each of the executive officers holds RSUs which have been granted pursuant to our 2013 Long-Term Incentive Plan ("2013 LTIP") and/or 2022 LTIP as a component of executive compensation, as further described in "VI. Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentives." None of such RSUs are scheduled to vest pursuant to their terms within 60 days after March 22, 2024, with the exception of 2,260 shares of Common Stock (net of tax withholding) which vest on April 10, 2024 pursuant to New Hire RSUs (which are time-based RSUs) previously granted to Mr. Chan.
(c)Pursuant to SEC rules, Common Stock percentages are based on the number of outstanding shares of Common Stock as of March 22, 2024.
(d)Includes 32,037 shares that are held on behalf of Hogan Lovells ("Hogan Lovells Shares"). Mr. Fitzgerald has sole voting and shared investment power with respect to the Hogan Lovells Shares but has no other interest in such shares except to the extent of his pecuniary interest in Hogan Lovells. The address of Hogan Lovells is 555 Thirteenth Street, NW, Washington D.C. 20004.
(e)Under SEC rules, Elliott is an associate of Mr. Genrich. Based on a Form 13F filed with the SEC on February 14, 2024, Elliott beneficially owns 1,225,000 shares of Common Stock. In such filing, Elliott lists its address as 360 S. Rosemary Ave., 18th Floor, West Palm Beach, FL 33401.
(f)The address of Ms. Piche is c/o Phoenix Tower International, 999 Yamato Rd., Suite 100, Boca Raton, FL 33431.
(g)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power over 759,242 of such shares, sole dispositive power over 53,884,955 of such shares, and shared dispositive power over 2,050,971 of such shares of Common Stock. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

CROWN CASTLE INC.	2024 PROXY STATEMENT

(h)Based on a Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc. has sole voting power over 32,482,795 of such shares of Common Stock and sole dispositive power over 35,335,187 of such shares of Common Stock. In such filing, BlackRock, Inc. lists its address as 50 Hudson Yards, New York, NY 10001.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and our other equity securities.
Based solely on the review of such reports filed with the SEC and written representations that no other reports were required, we believe that, during the 2023 fiscal year, our executive officers, directors and greater than 10% beneficial owners timely complied with all Section 16(a) filing requirements applicable to them.
Stockholder Recommendation of Director Candidates
Stockholders may recommend potential candidates for consideration by the NESG Committee by sending a written request to our Corporate Secretary. The written request must comply with the information and other requirements under our A&R By-Laws relating to the inclusion of stockholder director nominees, which requires, among other things, that the notice includes the candidate's name, contact information, biographical information and qualifications. In addition to the foregoing, the request must also include the potential candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The stockholder or group of stockholders making the recommendation must also disclose, with the written request, the number of securities that the stockholder or group of stockholders beneficially owns and the period of time the stockholder or group of stockholders has beneficially owned the securities. Additional information may be requested from the nominee or the stockholder by the NESG Committee from time to time. As and if determined by the NESG Committee, potential candidates must also make themselves available to be interviewed by the NESG Committee, the Board and members of our executive management.
The NESG Committee reserves the right not to have any communications with the recommending stockholder or the candidate regarding the evaluation process of the candidate or the NESG Committee's conclusions regarding such evaluation.
Stockholder Nominations and Proposals for 2025 Annual Meeting
Proposals for Inclusion in our Proxy Statement
Stockholders wishing to have a proposal considered for inclusion in our 2025 proxy statement pursuant to Exchange Act Rule 14a-8 must submit the proposal so that our Corporate Secretary receives it at our principal executive offices located at Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024, Attn: Corporate Secretary no later than [__]. If the date of the 2025 Annual Meeting is changed by more than 30 days from the date of the 2024 Annual Meeting, the deadline for submitting proposals to be included in our 2025 proxy statement will be a reasonable time before we begin to print and mail our proxy materials for our 2025 Annual Meeting.
Stockholders wishing to have one or more director nominations considered for inclusion in our 2025 proxy statement pursuant to the proxy access right included in Section 2.10 of our A&R By-Laws must submit written notice of the nomination or nominations, together with other information required by Section 2.10 and otherwise comply with the requirements of our A&R By-Laws, so that our Corporate Secretary receives it at our principal executive offices no later than [__] and not earlier than [__]. If the 2025 Annual Meeting is not held, or is advanced by more than 30 days, or is delayed by more than 90 days, from [__] (the first anniversary date of the 2024 Annual Meeting), the nomination must be received by the Corporate Secretary not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting or the 10th day following the announcement of the 2025 Annual Meeting date. A copy of the applicable A&R By-Laws provision may be obtained, without charge, upon written request to our Corporate Secretary.
Other Proposals to be Presented at the 2025 Annual Meeting (not for Inclusion in our Proxy Statement)
Stockholders may make nominations for directors and introduce proposals or other business to be considered at the 2025 Annual Meeting (but not included in our 2025 proxy statement) provided such nominations and proposals are in accordance with Section 2.07 of our A&R By-Laws and involve proper matters for stockholder action. Such stockholder nominations and proposals and other business for the 2025 Annual Meeting must be

CROWN CASTLE INC.	2024 PROXY STATEMENT

delivered not less than 90 days ([__]) nor more than 120 days ([__]) before [__] (the first anniversary date of the 2024 Annual Meeting) to our Corporate Secretary at our principal executive offices located at Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024, Attn: Corporate Secretary. If the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from the first anniversary date of the 2024 Annual Meeting, notice of the nomination or proposal must be delivered not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting or the 10th day following the announcement of the 2025 Annual Meeting date. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee. A copy of the applicable A&R By-Laws provision may be obtained, without charge, upon written request to our Corporate Secretary.
In addition to satisfying the foregoing advance notice requirements under our A&R By-Laws, including the earlier notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders wishing to solicit proxies in support of director nominees other than the Company Nominees must also provide notice that sets forth the additional information required by Rule 14a-19 under the Exchange Act no later than [__] and no earlier than [__].
If the date of the 2025 Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary of the 2024 Annual Meeting, we shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in our earliest possible quarterly report on Form 10-Q or current report on Form 8-K. The notice will include the new deadline for submitting proposals to be included in our 2025 proxy statement and the new date for determining whether we have received timely notice of a nomination or proposal.
Expenses Relating to this Proxy Solicitation
We will pay all Company expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and certain regular employees may solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means without extra compensation for that activity, but they may be reimbursed by the Company for their out-of-pocket expenses incurred in connection with the solicitation. The regular employees will be administrative personnel. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to, and obtaining voting instructions from, beneficial owners of our stock.
As a result of the proxy solicitation by the Boots Group, we will incur additional costs in connection with the solicitation of proxies. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. Pursuant to the Company's agreement with Innisfree, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from the Company's stockholders on the Company's behalf in connection with the Annual Meeting. For these and related advisory services, we will pay Innisfree a fee of approximately $[_] and reimburse them for certain out-of-pocket disbursements and expenses. Innisfree expects that approximately [_] of its employees will assist in the solicitation. We have agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement. The expense incurred by the Company to date in furtherance of, or in connection with, the solicitation is approximately $[_]. We anticipate that our total expenditures will be approximately $[_]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation.
Appendix C sets forth information relating to certain of our directors, director nominees and certain executive officers and employees who are considered "participants" in our solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on the Company's behalf.
Available Information
We maintain a website at https://www.crowncastle.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee, NESG Committee, Strategy Committee, Fiber Review Committee and CEO Search Committee together with certain other corporate governance materials, including our Financial Code of Ethics, Corporate Governance Guidelines and Ethics Policy, can be found under the Investors section of our website at https://investor.crowncastle.com, and such information is also available in print to any stockholder who requests it through our Corporate Secretary at the address below.

CROWN CASTLE INC.	2024 PROXY STATEMENT

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2023 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, the 2023 Form 10-K is available, free of charge, on our website at https://www.crowncastle.com/investors/current10k.pdf. A request for a copy of the 2023 Form 10-K should be directed to Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024, Attn: Corporate Secretary. A copy of any exhibit to the 2023 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary.
Householding of Proxy Materials
In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as "householding," that permit us to deliver, in certain cases, only one Notice of Internet Availability of Proxy Materials ("Proxy Materials Notice"), 2023 Form 10-K or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Proxy Materials Notice, 2023 Form 10-K or other proxy materials sent to you, or if you would like to revoke your consent to the householding of documents in the future, please call 1-866-540-7095 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 for further instructions.
If you are eligible for householding, but you and other stockholders with whom you share an address currently receive multiple copies of the proxy materials and you wish to receive only a single copy of the proxy materials for your household, please contact Broadridge, Householding Department using one of the aforementioned methods. Proxy materials will be delivered promptly and free of charge.
Stockholder Communications
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, to any Committee, to the non-management Directors or to any Director in particular, to: Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024, Attn: Corporate Secretary. Any communications addressed to the the Board, to any Committee, to the non-management Directors or to any Director will be forwarded to the addressee without review by management.

CROWN CASTLE INC.	2024 PROXY STATEMENT

IX.  INFORMATION ABOUT THE ANNUAL MEETING
Who Is Soliciting Proxies?
The Board is soliciting proxies for use at our Annual Meeting and any adjournments or postponements of the Annual Meeting. This Proxy Statement, the form of proxy and our 2023 Form 10-K are being distributed or made available via the Internet to our stockholders on or about [__], 2024.The Board urges you to use the WHITE proxy card to vote FOR only the twelve (12) Company Nominees proposed by the Board and as the Board recommends on all other proposals.
You may receive solicitation materials from the Boots Group, including proxy statements and gold proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to the Boots Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Boots Group or any other statements the Boots Group may make.
Why Did I Receive a "Notice of Internet Availability of Proxy Materials"?
Pursuant to SEC rules regarding the electronic distribution of proxy materials, we have elected to provide access to our proxy materials to many of our stockholders on the Internet, instead of mailing the full set of printed proxy materials, which allows us to reduce costs associated with the Annual Meeting. On or about [__], 2024, we intend to send to many of our stockholders a Proxy Materials Notice containing instructions on how to access our Proxy Statement and 2023 Form 10-K and how to submit a proxy. If you receive a Proxy Materials Notice, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Proxy Materials Notice.
What are the Agenda Items for Consideration at the Annual Meeting?
The agenda for the Annual Meeting is to consider and vote upon the following matters:
•the election of twelve (12) director nominees named in this Proxy Statement for a one-year term;
•the ratification of the appointment of PwC as our independent registered public accountants for fiscal year 2024;
•a non-binding, advisory vote to approve the compensation of our NEOs;
•the Boots Group By-Laws Proposal, if properly presented at the Annual Meeting, to repeal each provision or amendment of the Company's By-Laws without the approval of the stockholders of the Company since December 19, 2023; and
•such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Have Other Candidates Been Nominated for Election at the Annual Meeting in Opposition to the Company Nominees?
Yes. The Boots Group has notified the Company of its intent to nominate four (4) candidates for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. The Board does not endorse any of the Boots Group Nominees and unanimously recommends that you vote FOR the Company Nominees proposed by the Board using the WHITE proxy card accompanying this Proxy Statement and WITHHOLD on each of the Boots Group Nominees.
The Board strongly urges you to discard and NOT vote using any gold proxy card sent to you by the Boots Group.
How Can I Attend the Annual Meeting?
The Annual Meeting will be held on [__], 2024 at [_] Central Time at our offices located at [__]. You may attend and participate at the Annual Meeting if you are (1) a stockholder of record as of the close of business on [__], 2024, (2) a legal proxy for a stockholder of record as of the Record Date or (3) a beneficial owner with evidence of ownership as of the Record Date (such as a letter from the bank, broker or other nominee through which you hold

CROWN CASTLE INC.	2024 PROXY STATEMENT

your shares confirming your ownership or a bank or brokerage firm account statement). If you are a stockholder of record who plans to attend the Annual Meeting, please mark the appropriate box on your proxy card (or note your intention to attend when prompted via Internet or telephone proxy submission). For all attendees, a valid, government-issued picture identification must be presented to attend the meeting.
If you are a beneficial owner and plan to attend the Annual Meeting, please send written notification in advance of the Annual Meeting to our Corporate Secretary at Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024, and enclose a copy of (1) evidence of your ownership as of the Record Date or (2) a legal proxy, executed in your favor, from the institution through which you hold your shares.
Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by one of the ways identified in "IX. Information About the Annual Meeting—How to Do I Vote?" below. If you are a participant in the 401(k) Plan, you must vote by the applicable deadline prior to the Annual Meeting. For further information on how to vote as a participant of the 401(k) Plan and the applicable deadline for voting, see "IX. Information About the Annual Meeting—How Do I Vote as a Participant in the Crown Castle Inc. 401(k) Plan?"
The Board strongly urges you to discard and NOT vote using any gold proxy card sent to you by the Boots Group.
Who Is Entitled to Vote at the Annual Meeting?
You can vote at the Annual Meeting if you are, on the Record Date, a holder of record of Common Stock. In addition, if you are a beneficial owner of our Common Stock, you may vote your shares at the Annual Meeting if you obtain a legal proxy, executed in your favor, from the bank, broker or other nominee through which you hold your shares and present it at the Annual Meeting. To request a legal proxy, please follow the instructions provided by your bank, broker or other nominee, or on the website listed on the Proxy Materials Notice.
Holders of Common Stock will have one vote for each share of Common Stock owned of record as of the Record Date. As of the close of business on the Record Date, there were [__] shares of Common Stock outstanding.
Is There a List of Stockholders Entitled to Vote at the Annual Meeting?
A complete list of the stockholders of record entitled to vote at the meeting will be available for examination, during ordinary business hours, by any stockholder of record at our offices located at 8020 Katy Freeway, Houston, Texas 77024 for a period of 10 days prior to the Annual Meeting.
How Do I Vote?
You may submit your proxy for your shares prior to the Annual Meeting in any of the following ways:
•Mail. Mark, sign, date and return the WHITE proxy card or voting instruction form (see instructions on the Proxy Materials Notice on how to request a printed proxy card or voting instruction form).
•Phone.
◦Stockholders of record: Call the toll-free number listed on your WHITE proxy card or voting instruction form.
◦Beneficial owners of our stock: Follow the voting instructions provided by your bank, broker or other nominee to determine whether you may vote by telephone.
•Internet. Visit the website listed on your WHITE proxy card or voting instruction form or Proxy Materials Notice and follow the instructions provided.
Alternatively, you may vote in person at the Annual Meeting. As noted above in "IX. Information About the Annual Meeting—Who is Entitled to Vote at the Annual Meeting?," if you are a beneficial owner whose shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the stockholder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.
Have your WHITE proxy card or voting instruction form or Proxy Materials Notice in front of you when submitting a proxy by telephone or the Internet. It contains important information that is required to access the system. The

CROWN CASTLE INC.	2024 PROXY STATEMENT

deadline to vote your WHITE proxy card or voting instruction form by telephone or the Internet is 11:59 p.m. Eastern Time on [_], 2024. As always, we encourage you to vote your shares prior to the Annual Meeting. Alternatively, to vote your WHITE proxy card or voting instruction form by mail, please ensure that you mail it sufficiently in advance of the Annual Meeting so that it is received before the polls open at the Annual Meeting.
The Board strongly urges you to discard and NOT vote using any gold proxy card sent to you by the Boots Group.
How Do I Vote as a Participant in the Crown Castle Inc. 401(k) Plan?
If you are a participant in the 401(k) Plan, your proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to Charles Schwab Bank, as trustee for the 401(k) Plan ("Trustee"), with respect to shares of Common Stock allocable to your 401(k) Plan account as of the Record Date.
If you provide voting instructions with respect to shares of Common Stock allocable to your 401(k) Plan account, the Trustee will vote those shares in the manner specified. If you fail to provide timely instructions, the independent fiduciary for the 401(k) Plan will instruct the Trustee to vote such shares of Common Stock in the same proportion as shares of Common Stock for which voting instructions have been timely and properly received from other 401(k) Plan participants, unless required by applicable law to exercise discretion in voting such shares.
To allow sufficient time for the Trustee to vote your shares, voting instructions from 401(k) Plan participants must be received by 11:59 p.m. Eastern Time on [_], 2024.
How Will My Shares Be Voted at the Annual Meeting?
All proxies that have been timely submitted and validly executed – whether by Internet, telephone or mail – and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you properly execute your WHITE proxy card or voting instruction form but do not give voting instructions on one or more proposals (and the proxy is not revoked), the shares represented by that proxy or voting instruction form will be voted as recommended by the Board with respect to the proposal(s) for which you have not provided voting instructions. The Board unanimously recommends the following vote using your WHITE proxy card for each of the proposals to be considered and voted upon at the Annual Meeting:
•FOR the election of each of the twelve (12) Company Nominees named in this Proxy Statement (Proposal 1) and WITHHOLD on each of the Boots Group Nominees;
•FOR the ratification of the appointment of PwC as our independent registered public accountants for fiscal year 2024 (Proposal 2);
•FOR the non-binding, advisory vote to approve the compensation of our NEOs (Proposal 3); and
•AGAINST a proposal by the Boots Group to repeal each provision of, or amendment to, the By-Laws adopted by the Board without stockholder approval subsequent to December 19, 2023 and up to and including the date of the Annual Meeting, if such proposal is properly brought before the Annual Meeting (Proposal 4).
You cannot vote FOR more than twelve (12) directors at the Annual Meeting. You are permitted to vote for fewer than twelve (12) nominees. If you vote FOR in respect of fewer than twelve (12) nominees, your shares will only be voted FOR in respect of those nominees you have marked. If you vote FOR in respect of more than twelve (12) nominees, your votes on Proposal 1 regarding nominees will be invalid and will not be counted.
If any other matters are properly presented at the Annual Meeting for consideration and if you have submitted a proxy for your shares by Internet, telephone or mail, the persons named as proxies in the WHITE proxy card will have the discretion to vote on those matters in their judgment for you. As of the date we filed this Proxy Statement with the SEC, we do not know of any other matters to be raised at the Annual Meeting.
What Is a Quorum for the Annual Meeting?
A quorum of stockholders is needed to hold a valid Annual Meeting. A quorum will exist to hold a valid Annual Meeting if the holders of at least a majority in voting power of the outstanding shares of Common Stock entitled to

CROWN CASTLE INC.	2024 PROXY STATEMENT

vote at the Annual Meeting attend the Annual Meeting in person or are represented by proxy. Abstentions are counted as present for the purpose of establishing a quorum.
What Are the Voting Requirements for Each Proposal?
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect each director nominee and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes(b)
Election of Directors	For or withhold on each nominee	Plurality of votes cast(a)	Not applicable	No effect
Ratification of the Appointment of Independent Registered Public Accountants	For, against or abstain	Majority of shares present or represented and entitled to vote thereon	Counted as vote against	Brokers have discretion to vote in certain circumstances
Advisory Vote to Approve Executive Compensation	For, against or abstain	Majority of shares present or represented and entitled to vote thereon	Counted as vote against	No effect
The Boots Group By-Laws Proposal	For, against or abstain	80% of the voting power of the then outstanding shares entitled to vote thereon	Counted as vote against	No effect

(a)The twelve (12) director nominees receiving the greatest number of votes cast FOR their election will be elected. Please see "IX. Information About Annual Meeting—How Does Plurality Voting Work?" below.
(b)Please see "IX. Information About Annual Meeting—What Is the Effect of a Broker Non-Vote?" below.
How Does Plurality Voting Work?
As described previously, the Boots Group has notified the Company of its intent to nominate the Boots Group Nominees for election as directors at the Annual Meeting in opposition to the Company Nominees recommended by the Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by the Boots Group, the election of directors will be considered a contested election and, as provided under Section 2.08 of the Company's A&R By-Laws, directors will be elected on a plurality basis.
This means that the twelve (12) director nominees receiving the greatest number of votes cast FOR their election will be elected. WITHHOLD votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast. WITHHOLD votes and any broker non-votes will have no direct effect on the outcome of the election of directors at the Annual Meeting.
What Can I Do If I Change My Mind After I Vote?
You may change your vote by revoking your proxy at any time before it is exercised. If you are a stockholder of record, you can revoke your proxy by:
•delivering a timely written notice of revocation to our Corporate Secretary, Crown Castle Inc., 8020 Katy Freeway, Houston, Texas 77024;
•properly submitting a timely, later-dated proxy by Internet, telephone or mail (see instructions on your WHITE proxy card or voting instruction form or Proxy Materials Notice); or
•attending the Annual Meeting and voting. Attendance at the Annual Meeting alone will not constitute a revocation of a proxy.
If you are a beneficial owner whose shares are held in the name of a bank, broker or other nominee, you may revoke your voting instructions by submitting new voting instructions to your bank, broker or other nominee before the applicable deadline indicated above in "IX. Information About the Annual Meeting—How Do I Vote?" Alternatively, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may change your vote by attending the Annual Meeting, submitting your legal proxy and voting in person.

CROWN CASTLE INC.	2024 PROXY STATEMENT

If you are a participant in the 401(k) Plan, you may revoke your voting instructions by submitting new voting instructions to the Trustee on or before the applicable deadline indicated above in "IX. Information About the Annual Meeting—How Do I Vote as a Participant in the Crown Castle Inc. 401(k) Plan?"
If you have already voted using a gold proxy card sent to you by the Boots Group, you have every right to change your vote prior to the Annual Meeting, and we strongly urge you to revoke that proxy by voting in favor of ONLY the twelve (12) Company Nominees (P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III) by marking, signing, dating and returning your WHITE proxy card by mail in the postage-paid envelope provided, or by following the instructions on your WHITE proxy card or voting instruction form or Proxy Materials Notice to vote via the Internet or telephone. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to the Annual Meeting.
What Should I Do If I Receive a Gold Proxy Card from the Boots Group?
Please do NOT vote using any gold proxy card from the Boots Group. The Boots Group has notified the Company that it intends to propose four (4) director nominees for election at the Annual Meeting in opposition to the director Company Nominees recommended by the Board. If the Boots Group proceeds with its proposal, you may receive solicitation materials from the Boots Group, including an opposition proxy statement and gold proxy card. The Company is not responsible for the accuracy of any information contained in any proxy materials used by the Boots Group or any other statements that the Boots Group may otherwise make. The Board has not endorsed any of the Boots Group Nominees and unanimously recommends that you disregard any gold proxy card or solicitation materials that may be sent to you by the Boots Group. Please note that instructing to vote WITHHOLD with respect to any of the Boots Group Nominees on a gold proxy card is not the same as voting FOR the Company Nominees, because any vote using the gold proxy card will revoke any WHITE proxy you previously submitted. If you have already submitted a proxy using the gold proxy card, you have every right to change your vote by marking, signing, dating and returning your WHITE proxy card by mail, or by following the instructions on your WHITE proxy card or voting instruction form or Proxy Materials Notice to vote via the Internet or telephone. Only the latest dated, validly executed proxy you submit will count.
If you have any questions or need assistance in voting, please call the Company's proxy solicitor:
INNISFREE M&A INCORPORATED
at
(877) 717-3904 (toll-free from the United States and Canada)
or
+1 (412) 232-3651 (from other locations)
What Will Happen If I Do Not Vote My Shares?
If you are a stockholder of record and you do not vote by proxy card, by telephone, via the Internet or during the Annual Meeting, your shares will not be voted at the Annual Meeting.
If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 to the extent your brokerage firm has not provided you with the Boots Group's materials. The broker's inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a "broker non-vote." Please see "IX. Information About the Annual Meeting—What Is a 'Broker Non-Vote'?" below for more information.

CROWN CASTLE INC.	2024 PROXY STATEMENT

What Is a "Broker Non-Vote"?
A "broker non-vote" occurs when a broker lacks discretionary authority to vote on a "non-routine" proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the NYSE determine whether matters presented at the Annual Meeting are "routine" or "non-routine" in nature. The election of directors (Proposal 1), the proposal to approve the Company's executive compensation (on a non-binding, advisory basis) (Proposal 3) and the By-Laws Proposal (Proposal 4) are considered "non-routine" matters. This means that beneficial owners who hold their shares in street name must provide voting instructions to their broker in order for their broker to vote their shares on these matters. In contrast, the ratification of the selection of PwC as the Company's independent registered public accounting firm for fiscal year 2024 (Proposal 2) is normally considered a "routine" matter under the rules of the NYSE and would normally be the only proposal at the Annual Meeting with respect to which your broker could vote your shares absent your instructions. However, to the extent your broker provides you with the Boots Group's proxy materials, your broker will not have discretion to vote on "routine" matters, including Proposal 2. In such circumstances, if you do not instruct your broker on how to vote your shares, then your shares may not be voted on any of Proposals 1, 2, 3 or 4. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.
What Is the Effect of a Broker Non-Vote?
Broker non-votes may be counted for purposes of calculating whether a quorum is present at the Annual Meeting because brokers may have discretionary authority to vote on Proposal 2 in certain circumstances. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to non-discretionary matters. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1, 3 and 4. In the event that your broker provides you with the Boots Group's proxy materials and you do not specify how you wish to vote with respect to Proposal 2, your broker will not have discretion to vote on Proposal 2, which will no longer be a "routine" matter. In such circumstances, this broker non-vote will (1) not be considered as a vote cast on Proposal 2, (2) have no effect on the outcome of Proposal 2 and (3) not be counted in determining whether a quorum exists at the Annual Meeting.
What Does It Mean If I Receive More than One Proxy Card or "Notice of Internet Availability of Proxy Materials"?
If you receive more than one WHITE proxy card or voting instruction form or Proxy Materials Notice, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each WHITE proxy card or voting instruction form or Proxy Materials Notice to vote over the Internet or by telephone, or mark, sign, date and return each WHITE proxy card to ensure that all of your shares are voted.
You may receive solicitation materials from the Boots Group, including an opposition proxy statement and gold proxy card. The Company is not responsible for the accuracy or completeness of any information provided by or relating to the Boots Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Boots Group or any other statements the Boots Group may make.
How Can I Find the Voting Results of the Annual Meeting?
Given that we expect the Annual Meeting to be contested, we will publicly disclose preliminary results of voting at the Annual Meeting based on the preliminary report of the independent inspector of elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting and final results as certified by the independent inspector of elections as soon as practicable thereafter.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Appendix A
Independence Categorical Standards
(February 22, 2023)

The board of directors ("Board") of Crown Castle Inc. ("Company") has established the following guidelines to assist it in determining whether a director of the Company ("Director") has a “material relationship” with the Company and is “independent”.

The following relationships are not “material relationships” that would impair a Director’s “independence” (“Safe Harbor Relationships”):

•Certain Prior Relationships. More than three years have elapsed since:
a)the Director was employed by the Company;
b)a Family Member (defined below) was employed by the Company as an executive officer;
c)the Director or a Family Member was a partner with or employed by the Company’s internal or external auditor ("Auditor") and personally worked on the Company’s audit; or
d)a present executive officer of the Company served on the compensation committee of a company which employed at the same time the Director or a Family Member as an executive officer.

•Current Employment. A Family Member is:
a)employed by the Company in a non-officer position; or
b)employed by, but is not a partner with, the Auditor and does not personally work on the Company’s audit.

•Compensation. The Director or a Family Member has received less than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•Business Relationships. The Director or a Family Member is or was a partner, greater than 10% shareholder, director, officer or employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, is less than the greater of:
a)$1 million, or
b)two percent (2%) of such other company's consolidated gross revenues.

•Indebtedness. The Director or a Family Member is a partner, greater than 10% shareholder, director, officer or employee of a company that is indebted to the Company or to which the Company is indebted, and the total amount of each company's indebtedness to the other is less than two percent (2%) of the total consolidated assets of such other company.

•Charitable Contributions. The Director or a Family Member is a trustee, fiduciary, director, officer or employee of a tax-exempt organization to which the Company contributes, and the Company's contributions in any single fiscal year to that organization are less than the greater of:
a)$500,000, or
b)one percent (1%) of that organization's total annual receipts.

•Stock Ownership. The Director owns, directly or indirectly, a significant amount of Company stock (including securities convertible into Company stock).

A "Family Member" is a Director's spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such Director's home.

If a Director has a significant relationship with the Company that does not constitute a Safe Harbor Relationship, the determination of whether such relationship constitutes a "material relationship", and therefore whether the director qualifies as independent, should be made by the Board based on the totality of circumstances. In addition, members of the Audit Committee are subject to additional standards relating to their independence.

CROWN CASTLE INC.	2024 PROXY STATEMENT
A - 1

Appendix B
Non-GAAP Financial Measures

This Proxy Statement includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, and Funds from Operations ("FFO"), including per share amounts, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).

Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:

•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other real estate investment trusts ("REITs") to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.

•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.

•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.

We define our non-GAAP financial measures as follows:

    Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization

CROWN CASTLE INC.	2024 PROXY STATEMENT

of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and stock-based compensation expense, net.

    AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.

    AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.

    FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.

FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.

Reconciliations of Non-GAAP Financial Measures:

Reconciliation of Historical Adjusted EBITDA:

	For the Twelve Months Ended
(in millions)	December 31, 2023	December 31, 2022
Net income (loss)	$1,502	$1,675
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	33	34
Acquisition and integration costs	1	2
Depreciation, amortization and accretion	1,754	1,707
Restructuring charges	85	—
Amortization of prepaid lease purchase price adjustments	16	16
Interest expense and amortization of deferred financing costs, net	850	699
(Gains) losses on retirement of long-term obligations	—	28
Interest income	(15)	(3)
Other (income) expense	6	10
(Benefit) provision for income taxes	26	16
Stock-based compensation expense, net	157	156
Adjusted EBITDA	$4,415	$4,340

CROWN CASTLE INC.	2024 PROXY STATEMENT

Reconciliation of Historical FFO and AFFO:

	For the Twelve Months Ended
(in millions, totals may not sum due to rounding)	December 31, 2023	December 31, 2022
Net income (loss)	$1,502	$1,675
Real estate related depreciation, amortization and accretion	1,692	1,653
Asset write-down charges	33	34
FFO	$3,227	$3,362
Weighted-average common shares outstanding—diluted	434	434

FFO (from above)	$3,227	$3,362
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(274)	(410)
Straight-lined expense	73	73
Stock-based compensation expense, net	157	156
Non-cash portion of tax provision	8	6
Non-real estate related depreciation, amortization and accretion	62	54
Amortization of non-cash interest expense	14	14
Other (income) expense	6	10
(Gains) losses on retirement of long-term obligations	—	28
Acquisition and integration costs	1	2
Restructuring charges	85	—
Sustaining capital expenditures	(83)	(95)
AFFO	$3,277	$3,200
Weighted-average common shares outstanding—diluted	434	434

CROWN CASTLE INC.	2024 PROXY STATEMENT

Reconciliation of Historical FFO and AFFO per share:

	For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	December 31, 2023	December 31, 2022
Net income (loss)	$3.46	$3.86
Real estate related depreciation, amortization and accretion	3.90	3.81
Asset write-down charges	0.08	0.08
FFO	$7.43	$7.75
Weighted-average common shares outstanding—diluted	434	434

FFO (from above)	$7.43	$7.75
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(0.63)	(0.94)
Straight-lined expense	0.17	0.17
Stock-based compensation expense, net	0.36	0.36
Non-cash portion of tax provision	0.02	0.01
Non-real estate related depreciation, amortization and accretion	0.14	0.12
Amortization of non-cash interest expense	0.03	0.03
Other (income) expense	0.01	0.02
(Gains) losses on retirement of long-term obligations	—	0.06
Acquisition and integration costs	—	0.01
Restructuring charges	0.20	—
Sustaining capital expenditures	(0.19)	(0.22)
AFFO	$7.55	$7.38
Weighted-average common shares outstanding—diluted	434	434

CROWN CASTLE INC.	2024 PROXY STATEMENT

Appendix C
Supplemental Information Regarding Participants in the Solicitation
The Company, its directors, its director nominees and certain of its officers and other employees are or may be deemed to be "participants" (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the Annual Meeting (collectively, "Participants"). The following tables ("Directors and Nominees" and "Officers and Employees") set forth the name and business addresses of our directors and nominees, and the names, present principal occupations and business addresses of our officers and employees who are considered to be Participants.
Directors and Nominees
The principal occupations of our directors and director nominees are described in the section captioned "IV. Election of Directors—Company Nominees for Director—For a Term Expiring in 2025." The names of our directors and nominees are below. The business address of each of our directors and director nominees is 8020 Katy Freeway, Houston, Texas 77024.

Names

P. Robert Bartolo	Kevin T. Kabat

Cindy Christy	Anthony J. Melone

Ari Q. Fitzgerald	Sunit S. Patel

Jason Genrich	Bradley E. Singer

Andrea J. Goldsmith	Kevin A. Stephens

Tammy K. Jones	Matthew Thornton, III

Officers and Employees
The principal occupations of our officers and other employees who are considered Participants are set forth below. The principal occupation refers to such person's position with the Company, and the business address for each person is 8020 Katy Freeway, Houston, Texas 77024.

Name	Title
Anthony J. Melone	Interim President and Chief Executive Officer
Daniel K. Schlanger	Executive Vice President and Chief Financial Officer
Michael J. Kavanagh	Executive Vice President and Chief Operating Officer – Towers
Christopher D. Levendos	Executive Vice President and Chief Operating Officer – Fiber
Edward B. Adams, Jr.	Executive Vice President and General Counsel
Edmond Chan	Executive Vice President and Chief Information Officer
Philip M. Kelley	Executive Vice President – Corporate Development and Strategy
Kristoffer Hinson	Vice President – Corporate Finance and Treasurer
Information Regarding Ownership of the Company's Securities by Participants
The amount of each class of securities of the Company held as of March 22, 2024, by the Participants who are directors or NEOs, is set forth in the section captioned "VIII. Other Matters—Beneficial Ownership of Common Stock" of this Proxy Statement.

CROWN CASTLE INC.	2024 PROXY STATEMENT

The following table sets forth the number of each class of securities of the Company held as of March 22, 2024 by the employees of the Company who are deemed Participants in our solicitation of proxies and not described in the immediately preceding paragraph. Except as expressly set forth in this Proxy Statement, the Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially.

Name	Amount and Nature of Beneficial Ownership(a),(b)
Edmond Chan	2,260
Philip M. Kelley	159,689
Kristoffer Hinson	10,291

(a)    The number of shares listed includes interests in shares held in Company 401(k) plans as of March 22, 2024: Mr. Kelley 1,796 shares; and Mr. Hinson 87 shares.
(b)    Includes shares of stock beneficially owned as of March 22, 2024. In addition to the shares shown in the table, each of the Messrs. Chan, Kelley and Hinson holds RSUs which have been granted pursuant to our 2013 LTIP and/or 2022 LTIP, as further described in "VI. Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentives." None of such RSUs are scheduled to vest pursuant to their terms within 60 days after March 22, 2024, with the exception of 2,260 shares of Common Stock (net of tax withholding) which vest on April 10, 2024 pursuant to New Hire RSUs (which are time-based RSUs) previously granted to Mr. Chan.
Information Regarding Transactions in the Company's Securities by Participants — Last Two Years
The following table sets forth information regarding purchases and sales of the Company's securities by each Participant from March 21, 2022 to March 22, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Christopher D. Levendos	4/25/2022	11,000		D	S
	12/10/2022	1,951		A	M
	12/10/2022	768		D	F
	12/10/2022	1,951		D	M
	2/19/2023	3,035		A	M
	2/19/2023	1,260		A	M
	2/19/2023	1,769		A	M
	2/19/2023	2,677		A	M
	2/19/2023	2,410		D	F
	2/19/2023	3,035		D	M
	2/19/2023	1,260		D	M
	2/19/2023	1,769		D	M
	2/19/2023	2,677		D	M
	2/22/2023	11,734		A	A
	2/22/2023	11,120		A	A
	2/22/2023	12,999		A	A
	4/25/2023	14,472		D	S
	12/10/2023	1,952		A	M
	12/10/2023	769		D	F
	12/10/2023	1,952		D	M
	2/19/2024	1,769		A	M
	2/19/2024	2,678		A	M
	2/19/2024	3,911		A	M

CROWN CASTLE INC.	2024 PROXY STATEMENT

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	2/19/2024	2,088		D	F
	2/19/2024	1,769		D	M
	2/19/2024	2,678		D	M
	2/19/2024	3,911		D	M
	2/21/2024	16,189		A	A
Michael J. Kavanagh	4/29/2022	3,850		D	S
	4/29/2022	1,150		D	S
	2/19/2023	3,282		A	M
	2/19/2023	1,363		A	M
	2/19/2023	1,981		A	M
	2/19/2023	2,428		A	M
	2/19/2023	2,529		D	F
	2/19/2023	3,282		D	M
	2/19/2023	1,363		D	M
	2/19/2023	1,981		D	M
	2/19/2023	2,428		D	M
	2/22/2023	9,909		A	A
	2/22/2023	9,390		A	A
	2/22/2023	10,977		A	A
	2/19/2024	1,981		A	M
	2/19/2024	2,428		A	M
	2/19/2024	3,303		A	M
	2/19/2024	1,924		D	F
	2/19/2024	1,981		D	M
	2/19/2024	2,428		D	M
	2/19/2024	3,303		D	M
	2/21/2024	14,886		A	A
P. Robert Bartolo	5/19/2022	347		A	A
	2/22/2023	2,458		A	A
	2/21/2024	3,528		A	A
Kevin A. Stephens	7/22/2022	699		A	P
	10/24/2022	2,000		A	P
	2/22/2023	1,713		A	A
	5/2/2023	1,000		A	P
	2/21/2024	2,135		A	A
Matthew Thornton, III	10/21/2022	1,215		A	P
	2/22/2023	1,713		A	A
	2/21/2024	2,135		A	A
Anthony J. Melone	2/1/2023	1,890		D	G
	2/22/2023	1,713		A	A
	1/16/2024	39,068		A	A
Philip M. Kelley	2/19/2023	3,282		A	M
	2/19/2023	1,363		A	M
	2/19/2023	1,415		A	M
	2/19/2023	1,428		A	M

CROWN CASTLE INC.	2024 PROXY STATEMENT

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	2/19/2023	1,919		D	F
	2/19/2023	3,282		D	M
	2/19/2023	1,363		D	M
	2/19/2023	1,415		D	M
	2/19/2023	1,428		D	M
	2/22/2023	5,997		A	A
	2/22/2023	5,683		A	A
	2/22/2023	6,644		A	A
	2/19/2024	1,415		A	M
	2/19/2024	1,428		A	M
	2/19/2024	1,999		A	M
	2/19/2024	1,234		D	F
	2/19/2024	1,415		D	M
	2/19/2024	1,428		D	M
	2/19/2024	1,999		D	M
	2/21/2024	8,560		A	A
Daniel K. Schlanger	2/19/2023	4,882		A	M
	2/19/2023	2,026		A	M
	2/19/2023	2,193		A	M
	2/19/2023	2,428		A	M
	2/19/2023	3,505		D	F
	2/19/2023	4,882		D	M
	2/19/2023	2,026		D	M
	2/19/2023	2,193		D	M
	2/19/2023	2,428		D	M
	2/22/2023	10,756		A	A
	2/22/2023	10,193		A	A
	2/22/2023	11,916		A	A
	1/23/2024	21,085		A	A
	2/19/2024	2,193		A	M
	2/19/2024	2,428		A	M
	2/19/2024	3,585		A	M
	2/19/2024	1,999		D	F
	2/19/2024	2,193		D	M
	2/19/2024	2,428		D	M
	2/19/2024	3,585		D	M
	2/21/2024	15,352		A	A
Edward B. Adams, Jr.	2/21/2023	7,317		A	A
	2/22/2023	7,301		A	A
	2/22/2023	6,919		A	A
	2/22/2023	8,088		A	A
	9/10/2023	172		A	M
	9/10/2023	42		D	F
	9/10/2023	172		D	M
	2/10/2024	2,438		A	M

CROWN CASTLE INC.	2024 PROXY STATEMENT

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	2/10/2024	646		D	F
	2/10/2024	2,438		D	M
	2/19/2024	422		A	M
	2/19/2024	490		A	M
	2/19/2024	2,433		A	M
	2/19/2024	818		D	F
	2/19/2024	422		D	M
	2/19/2024	490		D	M
	2/19/2024	2,433		D	M
	2/21/2024	10,793		A	A
Tammy K. Jones	2/22/2023	1,713		A	A
	2/21/2024	2,135		A	A
Ari Q. Fitzgerald	2/22/2023	1,713		A	A
	2/21/2024	2,135		A	A
Cindy Christy	2/22/2023	1,713		A	A
	2/21/2024	2,135		A	A
Andrea J. Goldsmith	2/22/2023	1,713		A	A
	2/21/2024	2,135		A	A
Kevin T. Kabat	8/1/2023	831		A	A
	2/21/2024	2,135		A	A
Jason Genrich	1/8/2024	784		A	A
	2/21/2024	2,135		A	A
Sunit S. Patel	1/8/2024	784		A	A
	2/21/2024	2,135		A	A
Edmond Chan	1/16/2024	13,534		A	A
	2/21/2024	14,886		A	A
Bradley E. Singer	1/17/2024	829		A	A
	2/21/2024	2,135		A	A
Kristoffer Hinson	6/12/2023	10,204		A	A
	12/10/2023	3,401		A	M
	12/10/2023	828		D	F
	1/30/2024	2,573		D	S
	2/21/2024	3,145		A	A

* Transaction Codes:
A: Grant, award, or other acquisition of securities from the company (such as an option)
F: Payment of exercise price or tax liability by delivering or withholding securities
G: Bona fide gift
M: Exercise or conversion of derivative security
P: Open market or private purchase of securities
S: Open market or private sale of securities
Miscellaneous Information Regarding Participants in the Solicitation
Except as described in the Proxy Statement or this Appendix C, to the Company's knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company's subsidiaries (for information on the beneficial ownership of the Participants' associates, see footnotes (d) and (e) of the beneficial ownership table included under "VIII. Other Matters–Beneficial Ownership of Common Stock"); or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set

CROWN CASTLE INC.	2024 PROXY STATEMENT

forth in this Appendix C or this Proxy Statement, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix C or this Proxy Statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; or (ii) a direct or indirect interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

CROWN CASTLE INC.	2024 PROXY STATEMENT

Crown Castle Inc. 8020 Katy Freeway Houston, TX 77024	Notice of Annual Meeting of Stockholders [__], 2024 and Proxy Statement

CROWN CASTLE INC.	2024 PROXY STATEMENT

REVISED PRELIMINARY PROXY CARD DATED APRIL 4, 2024 – SUBJECT TO COMPLETION

# PLEASE VOTE TODAY!

# SEE REVERSE SIDE

# FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, MARK AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL MEETING OF STOCKHOLDERS**
**[•], 2024**
**THIS WHITE PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS**

**WHITE PROXY**

The undersigned hereby appoint(s) Anthony J. Melone and Donald J. Reid, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Crown Castle Inc. (the "Company") that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held on [•], 2024 at [•] Central Time at the Company's Corporate Offices located at 8020 Katy Freeway, Houston, TX 77024, and any adjournment or postponement thereof.

**FOR PROPOSAL 1, VOTE "FOR" UP TO TWELVE (12) NOMINEES IN TOTAL. YOU ARE PERMITTED TO VOTE FOR FEWER THAN TWELVE (12) NOMINEES. IF YOU VOTE "FOR" FEWER THAN TWELVE (12) NOMINEES, YOUR SHARES WILL ONLY BE VOTED "FOR" THOSE NOMINEES YOU HAVE SO MARKED. IF YOU VOTE "FOR" MORE THAN TWELVE (12) NOMINEES, ALL OF YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED.**

**IF YOU ARE A STOCKHOLDER, THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE ON ONE OR MORE PROPOSALS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SET FORTH IN THIS WHITE PROXY CARD WITH RESPECT TO THE PROPOSAL(S) FOR WHICH NO DIRECTION WAS MADE, AND IN THE DISCRETION OF THE PROXIES NAMED ABOVE ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.**

**Continued and to be signed on reverse side**

## CROWN CASTLE INC.

## YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Crown Castle Inc. Common Stock for the upcoming Annual Meeting of Stockholders.

### YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

***By Internet:*** Please access www.proxyvotenow.com/[•] (please note you must type an "s" after "http"). Then, follow the instructions on the voting site. You will be required to provide the unique Control Number printed below.

***By Telephone:*** Please call toll-free in the U.S. or Canada at **[•]** on a touch-tone telephone. (If outside the U.S. or Canada, call **[•]**.) Then, follow the voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card.

***By Mail:*** If you do not have access to a touch-tone telephone or to the Internet, please mark, sign, and return this **WHITE** proxy card in the enclosed postage-paid envelope to: Crown Castle Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, MARK AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

---

X Please mark vote as in this sample

**1. Election of Directors**

Election of twelve directors for a term to end as of the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified. While you may mark instructions with respect to any or all of the nominees, you may mark "FOR" in respect of only twelve (12) nominees in total. You are permitted to vote for fewer than twelve (12) nominees. If you vote "FOR" in respect of fewer than twelve (12) nominees, your shares will only be voted "FOR" in respect of those nominees you have marked. If you vote "FOR" in respect of more than twelve (12) nominees, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. **If you sign and return your WHITE proxy card and do not specify how you want your shares to be voted, they will be voted "FOR" in respect of all of the Company nominees.**

**The Board of Directors recommends you vote "FOR" ONLY the following twelve (12) Company director nominees in Proposal 1:**

**Company Nominees:**

| Nominee | FOR | WITHHOLD | Nominee | FOR | WITHHOLD | Nominee | FOR | WITHHOLD |
|---|---|---|---|---|---|---|---|---|
| 1a. P. Robert Bartolo | ☐ | ☐ | 1e. Andrea J. Goldsmith | ☐ | ☐ | 1i. Sunit Patel | ☐ | ☐ |
| 1b. Cindy Christy | ☐ | ☐ | 1f. Tammy K. Jones | ☐ | ☐ | 1j. Bradley E. Singer | ☐ | ☐ |
| 1c. Ari Q. Fitzgerald | ☐ | ☐ | 1g. Kevin T. Kabat | ☐ | ☐ | 1k. Kevin A. Stephens | ☐ | ☐ |
| 1d. Jason Genrich | ☐ | ☐ | 1h. Anthony J. Melone | ☐ | ☐ | 1l. Matthew Thornton, III | ☐ | ☐ |

**The Boots Capital nominees OPPOSED by the Company:**

| Nominee | FOR | WITHHOLD |
|---|---|---|
| 1m. Charles C. Green III | ☐ | ☐ |
| 1n. Theodore B. Miller, Jr. | ☐ | ☐ |
| 1o. Tripp H. Rice | ☐ | ☐ |
| 1p. David P. Wheeler | ☐ | ☐ |

**The Board of Directors recommends you vote "FOR" Proposals 2 and 3:**

| Proposal | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for fiscal year 2024. | ☐ | ☐ | ☐ |
| 3. The non-binding, advisory vote to approve the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote "AGAINST" Proposal 4:**

Date: ______________________, 2024

______________________
Signature

______________________
Signature (Joint Owners)

______________________
Title(s)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.